Exhibit 10.1

EXECUTION COPY

PURCHASE AGREEMENT

between

KNIGHT INC.,

a Kansas corporation,

and

MYRIA ACQUISITION INC.,

a Delaware corporation

Dated as of December 10, 2007

4.20	Books and Records	21

4.21	No Other Representations	21

ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF BUYER	22

5.1	Organization	22

5.2	Buyer’s Authority	22

5.3	No Conflict	22

5.4	Consents and Approvals	23

5.5	Financing	23

5.6	Legal Proceedings	24

5.7	Brokerage Fees	24

5.8	Nature of Investment; Investment Experience; Restricted Securities	24

5.9	Independent Investigation	24

5.10	Buyer Status	25

ARTICLE 6	CONDUCT OF MIDCON ENTITIES PENDING CLOSING	25

6.1	Pre-Closing Restrictions	25

ARTICLE 7	ADDITIONAL AGREEMENTS	27

7.1	Access to Information and Confidentiality	27

7.2	Regulatory and Other Authorizations and Consents	27

7.3	Public Announcements	29

7.4	Supplemental Disclosure	29

7.5	Expenses	29

7.6	Company Guarantees	29

7.7	Transfer Taxes	30

7.8	Confidentiality and Standstill Agreements	30

7.9	Audited Financial Statements and Comfort Letters	30

7.10	Tax Matters	31

7.11	Certain Disclosure Matters	31

7.12	Financing	31

7.13	Transfer of Equity Interests	32

7.14	Seller’s Liens	32

7.15	Investor Letter of Credit	32

7.16	Additional Actions	33

ARTICLE 8	CONDITIONS TO OBLIGATIONS OF SELLER	33

8.1	Accuracy of Representations and Warranties	33

8.2	Performance of Covenants and Agreements	33

8.3	HSR Act and Consents	33

8.4	Legal Proceedings	34

8.5	Credit Requirements	34

8.6	Operations and Reimbursement Agreement	34

8.7	MidCon Debt and MidCon Payment	34

8.8	Five Year Tranche	34

ARTICLE 9	CONDITIONS TO OBLIGATIONS OF BUYER	35

9.1	Accuracy of Representations and Warranties	35

9.2	Performance of Covenants and Agreements	35

9.3	HSR Act and Consents	35

9.4	Legal Proceedings	36

9.5	MidCon Debt and MidCon Payment	36

9.6	Five Year Tranche	36

9.7	Operations and Reimbursement Agreement	36

9.8	FIRPTA Certificate	36

ARTICLE 10	CLOSING ARBITRATION	37

10.1	Closing Arbitration	37

ARTICLE 11	TERMINATION, AMENDMENT, WAIVER AND LIMITATION OF REMEDIES	38

11.1	Termination	38

11.2	Effect of Termination	40

11.3	Amendment	40

11.4	Waiver	40

11.5	Buyer Termination Fee	41

11.6	Exclusivity of Remedies; No Equitable Remedy Against Buyer	44

ARTICLE 12	INDEMNIFICATION	45

12.1	Indemnification	45

12.2	Defense of Claims	49

ARTICLE 13	MISCELLANEOUS	50

13.1	Notices	50

13.2	Entire Agreement	51

13.3	Binding Effect; Assignment; No Third Party Benefit	51

13.4	Severability	51

13.5	Governing Law; Consent To Jurisdiction	52

13.6	Further Assurances	52

13.7	Disclosure Schedules	52

13.8	Counterparts	52

13.9	Currency	53

EXHIBITS

Exhibit A	Form of Operations and Reimbursement Agreement
Exhibit B	Form of Assumption of Guaranty Agreement
Exhibit C	Form of LLC Agreement
Exhibit D	Form of Shareholder Agreement
Exhibit E	MidCon Debt Term Sheet
Exhibit F	Form of Tax Allocation Agreement
Exhibit G	Form of Investor Letter of Credit

ANNEXES

Annex I

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT is entered into on the 10th day of December, 2007, between Knight Inc., a Kansas corporation (“Seller”), and Myria Acquisition Inc., a Delaware corporation (“Buyer”).

Recitals:

WHEREAS, subject to the terms and conditions set forth herein, Seller desires to sell, assign and transfer to Buyer and Buyer desires to purchase and take assignment from Seller of, all of the issued and outstanding Class B Shares in MidCon LLC, a Delaware limited liability company (the “Company”).

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the Parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

1.1           Defined Terms.  As used in this Agreement, each of the following terms shall have the meaning given to it below:

“AAA Arbitration Rules” has the meaning assigned to such term in Section 10.1.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  For the purposes of this definition, “control” means, when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” means this Purchase Agreement, as the same may be amended from time to time.

“Arbitrator” has the meaning assigned to such term in Section 10.1.

“Backstop Guaranty” has the meaning assigned to such term in Section 7.6.

“Balance Sheet” has the meaning assigned to such term in Section 4.8(a).

“Balance Sheet Date” means December 31, 2006.

“Base Purchase Price” means SIX BILLION FIVE HUNDRED SEVENTY-FIVE MILLION DOLLARS ($6,575,000,000), as adjusted in accordance with Section 2.3(b), as the case may be.

“Beneficiaries” has the meaning assigned to such term in Section 7.6.

“Benefit Plan” means any employee benefit plan or arrangement, including any stock purchase, stock option, stock bonus, stock ownership, phantom stock or other stock or equity plan, pension, profit sharing, bonus, deferred compensation, incentive compensation, severance or termination pay, hospitalization or other medical or dental, life or other insurance, supplemental unemployment benefits plan or agreement or policy or other arrangement providing employment-related compensation, fringe benefits or other benefits and including “employee benefit plans,” as defined in Section 3(3) of ERISA.

“Business Day” means any day other than a Saturday, Sunday or legal holiday on which banks in New York, New York or Houston, Texas are authorized or obligated by Law to close.

“Buyer” has the meaning assigned to such term in the Introductory Paragraph.

“Buyer Affiliates” has the meaning assigned to such term in Section 11.6(b).

“Buyer Indemnitees” means, collectively, Buyer, the Investors and their respective Affiliates, officers, directors, employees, agents, and representatives, but shall not include the Company or any MidCon Entity.

“Buyer Loss” means (i) a Loss actually incurred by a Buyer Indemnitee (other than as described in clause (ii) of this definition) and (ii) Buyer’s 80% share of a Loss actually incurred by any of the MidCon Entities.

“Buyer Termination Fee” has the meaning assigned to such term in Section 11.5.

“Cash Collateral” means ONE HUNDRED FIFTY MILLION DOLLARS ($150,000,000), and any investments of such amount pursuant to Section 11.5(e).

“CFIUS” means the Committee on Foreign Investment in the United States.

“Class A Shares” has the meaning assigned to such term in the LLC Agreement.

“Class B Shares” has the meaning assigned to such term in the LLC Agreement.

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning assigned to such term in the Recitals.

“Company Guarantees” means the obligations of Seller or any Seller Affiliate (other than the MidCon Entities) set forth in the guarantees, letters of credit, bonds and other sureties and credit assurances listed on Schedule 1.1(a).

“Company Net Position” has the meaning assigned to such term in Section 4.19.

“Confidentiality Agreement” means the confidentiality agreement between Seller and Babcock & Brown LP dated June 5, 2007.

“Conversion” has the meaning assigned to such term in Section 2.1.

“Current Budget” has the meaning assigned to such term in Section 6.1.

“Debt Commitment Letter” has the meaning assigned to such term in Section 5.5.

“Deductible Amount” means an amount equal to 1% of the Purchase Price, as such Purchase Price may be adjusted pursuant to Section 2.3(b).

“Direct Claim” means any claim by an Indemnitee on account of a Loss which does not result from a Third Party Claim.

“Disclosing Party” has the meaning assigned to such term in Section 7.4.

“Disclosure Schedule” means the disclosure schedules of even date herewith of Seller or Buyer, as the case may be, and delivered separately to the other Party.

“Easements” means easements, leases, rights of way, licenses, land use permits, and other rights to use or occupy land in connection with the use and operation of the Pipeline System.

“Encumbrances” means liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition, or otherwise), easements, and other encumbrances of every type and description, whether imposed by Law, agreement, understanding, or otherwise.

“Environmental Laws” means any and all applicable Laws in effect as of the date of this Agreement pertaining to protection of the environment in effect in any and all jurisdictions in which any MidCon Entity has conducted operations, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, and the Hazardous Materials Transportation Act, as amended.

“Estimated Debt Amount” means $2.85 billion in par value of debt securities.

“Estimated Interest Rate” means 7.00% per annum.

“Excluded Liability” shall mean any liability or obligation of any MidCon Entity that meets all of the following criteria: such liability or obligation (i) arises out of, results from or relates to events occurring or circumstances existing prior to the Closing, (ii) results from such MidCon Entity’s status as an Affiliate of Seller or any of Seller Affiliates that is not a MidCon Entity, and (iii) does not relate to the business or operation of any MidCon Entity.

“Exon-Florio Amendment” means Section 5021 of the Omnibus Trade and Competitiveness Act of 1988, which amended Section 721 of the Defense Production Act of 1950 and as amended by The Foreign Investment National Security Act of 2007.

“Extended Final Date” has the meaning set forth in Section 11.1(d).

“Final Date” has the meaning set forth in Section 11.1(d).

“Financial Statements” has the meaning assigned to such term in Section 4.8(a).

“Five Year Tranche” has the meaning set forth in Section 8.8(a).

“GAAP” means United States generally accepted accounting principles with such exceptions to such United States generally accepted accounting principles as may be expressly noted or otherwise expressly referred to on any individual financial statement or schedule.

“Governmental Approvals” means all filings with, notifications to and consents and approvals of Governmental Entities necessary so that the consummation of the transactions contemplated hereby will be in compliance with applicable Laws, and includes, without limitation, any filing with and any consent or approval from the United States Department of the Treasury regarding the review of the transactions contemplated by this Agreement by CFIUS.

“Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, municipal or local government or other governmental body, agency, authority, department, commission, board, bureau, instrumentality, arbitrator or arbitral body (domestic or foreign).

“Hazardous Materials” means, whether alone or in combination, whether solid, liquid or gaseous, (i) any pollutant, contaminant, substance, chemical or material that is listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum, petroleum product, waste oil, crude oil and its fractions, asbestos and asbestos-containing material, urea formaldehyde, nuclear materials, natural or synthetic gas, lead-based paint, pesticide or polychlorinated biphenyl; and (iii) any hazardous substance, hazardous waste or terms of similar import, as defined in any Environmental Law, to the extent any of the foregoing are present in a quantity or concentration regulated pursuant to an applicable Environmental Law.

“Hedging Guidelines” has the meaning assigned to such term in Section 4.19.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” means any Tax based upon, measured by, or calculated with respect to (i) net income or profits or similar measures (including the Texas margin tax, capital gains Taxes and minimum Taxes) or (ii) multiple bases (including corporate franchise, business and occupation, business license or similar Taxes) if one or more of the bases on which such Tax is based upon, measured by or calculated with respect to is described in clause (i), in each case together with any interest, penalties, or additions to such Tax.

“Indemnifying Party” means a Party required to provide indemnification under Section 12.1.

“Indemnitee” means a Party entitled to receive indemnification under Section 12.1.

“Interest Rate” means, with respect to the MidCon Debt or the Five Year Tranche, the weighted average interest rate per annum of the MidCon Debt or the Five Year Tranche, respectively (weighted by the par value issued at each interest rate).

“Investor” has the meaning assigned to such term in the Shareholder Agreement.

“Investor Commitment Letter” has the meaning assigned to such term in Section 5.5.

“Investor Guarantee” means one of the several limited amount guarantees of each of Babcock & Brown Infrastructure Limited, BBIFNA AIV Two, LP, Babcock & Brown Myria Pty Ltd or Babcock & Brown International Pty Ltd on its behalf, Public Sector Pension Investment Board, and Stichting Pensioenfonds voor de Gezondheid, Geestelijke en Maatschappelijke Belangen (PGGM) dated the date hereof in favor of Seller that guarantees the obligation of Buyer to pay the Buyer Termination Fee hereunder in accordance with their respective Investor Percentages; provided that only the guarantees delivered by BBIFNA AIV Two, LP and Babcock & Brown International Pty Ltd provide for payment of the Buyer Termination Fee payable by reason of the termination of this Agreement pursuant to Section 11.1(h).

“Investor Letter of Credit” means (i) an irrevocable letter of credit issued by Commonwealth Bank of Australia, New York Branch, in the form attached as Exhibit G, duly executed by such bank, reflecting its letter of credit number, dated the date of its delivery to Seller, and having an expiry date at least three months after such date, and (ii) any replacement letter of credit delivered to Seller pursuant to, and meeting the requirements of, Section 11.5.

“Investor Percentage” means the percentage set forth with respect to an Investor under the caption “Equity Interest” in the Investor Commitment Letter.

“Joint Venture Entities” means Horizon Pipeline Company, L.L.C. and Canyon Creek Compression Company.

“Knowledge” means, with respect to Seller, the actual knowledge of the Persons listed on Schedule 1.1(c), and with respect to Buyer, the actual knowledge of the Persons listed on Schedule 1.1(d), in each case, without any obligation by any such Person to conduct any investigation.

“Law” means any statute, law, rule, or regulation, or any judgment, order, ordinance, writ, injunction, or decree of, any Governmental Entity to which a specified Person or property is subject.

“LC Failure” has the meaning assigned to such term in Section 11.5(a).

“Libor Swapped Equivalent Rate” has the meaning set forth in Section 8.8(a).

“LLC Agreement” means the Limited Liability Company Agreement of the Company to be dated as of the Closing Date, in the form attached hereto as Exhibit C.

“Losses” means any and all claims, damages, liabilities, losses, causes of action, fines, penalties, litigation, lawsuits, administrative proceedings, administrative investigations, costs, and expenses, including reasonable attorneys’ fees, court costs, and other costs of suit, other than any Taxes.

“Material Adverse Effect” means, with respect to any Person, any adverse change, circumstance, effect or condition in, on or relating to the properties, assets, liabilities, financial condition, results of operations, or business of such Person (i) that is material to such Person, other than any change or changes in general economic or industry conditions (including any change in the prices of oil, natural gas, natural gas liquids, or other hydrocarbon products) or changes in Law or GAAP, provided that such change or changes do not disproportionately affect such Person as compared to other participants in the industry in which such Person operates, or (ii) that impedes the ability of such Person to consummate the transactions contemplated hereby.  Any determination as to whether any matter or condition has a Material Adverse Effect on any Person shall be made only after taking into account all recoveries actually made by such Person or recoveries not being disputed in respect of claims made under effective insurance coverages and effective third-party indemnifications with respect to such matter or condition, so long as, in the aggregate, the value of such recoveries does not exceed 25% of the Purchase Price.

“Material Contract” has the meaning assigned to such term in Section 4.14(d).

“MidCon” means the Company.

“MidCon Debt” means the par value of the debt to be incurred by the Company or one of its newly-formed wholly-owned subsidiaries prior to Closing as contemplated by Sections 8.7 and 9.5, the proceeds of which shall be paid to Seller in repayment of amounts owed by the Company to Seller.

“MidCon Entities” means the Company, NGPL, Horizon Pipeline Company, L.L.C., a Delaware limited liability company, NGPL-Canyon Compression Co., a Delaware corporation, Kinder Morgan Illinois Pipeline LLC, a Delaware limited liability company, and Canyon Creek Compression Company, an Illinois partnership.

“MidCon Entity” means any of the MidCon Entities, as the case may be.

“NGPL” means Natural Gas Pipeline Company of America, a Delaware corporation.

“Notice” has the meaning assigned to such term in Section 13.1.

“O&R Agreement” has the meaning assigned to such term in Section 8.6.

“Parties” means Seller and Buyer, collectively.

“Party” means Seller or Buyer, individually, as the case may be.

“Permits” means licenses, permits, franchises, consents, approvals, variances, exemptions, and other authorizations of or from Governmental Entities.

“Permitted Encumbrances” means (i) liens for Taxes, impositions, assessments, fees, rents or other governmental charges levied or assessed or imposed not yet delinquent or being contested in good faith by appropriate proceedings, provided appropriate reserves have been established with respect to such contest, (ii) statutory liens (including materialmen’s, warehousemen’s, mechanics’, repairmen’s, landlord’s, and other similar liens) arising in the ordinary course of business securing payments not yet delinquent or being contested in good faith by appropriate proceedings, (iii) Encumbrances of public record, (iv) the rights of lessors and lessees under leases, and the rights of third parties under any agreement, executed in the ordinary course of business, (v) the rights of licensors and licensees under licenses executed in the ordinary course of business, (vi) utility easements, restrictive covenants and defects, imperfections or irregularities of title or liens, if any, that do not and will not materially and adversely affect the ability of the MidCon Entities to conduct their respective businesses as presently conducted, (vii) liens securing rental payments under capital lease arrangements disclosed to Buyer, (viii) preferential purchase rights and other similar arrangements with respect to which consents or waivers are obtained for this transaction or as to which the time for asserting such rights has expired at the Closing Date without an exercise of such rights, (ix) Encumbrances entered into in the ordinary course of business which do not secure the payment of indebtedness for borrowed money and that do not and will not materially and adversely affect the ability of the MidCon Entities to conduct their respective businesses as presently conducted, and (x) Encumbrances created by Buyer, or its successors and assigns.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, enterprise, unincorporated organization, or Governmental Entity.

“Pipeline System” means the natural gas transmission pipeline system and related facilities (including storage, compression and metering facilities) of NGPL together with its directly held subsidiaries and its jointly-owned limited liability companies and Kinder Morgan Illinois Pipeline LLC.

“Proceedings” means all proceedings, actions, claims, suits, investigations, and inquiries by or before any Governmental Entity.

“Purchase Price” has the meaning set forth in Section 2.3(a).

“Purchased Shares” means the Class B Shares.

“Reasonable Efforts” means efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

“Receiving Party” has the meaning set forth in Section 7.4.

“Related Agreements” means the LLC Agreement, the O&R Agreement and the Shareholder Agreement.

“Satisfied Conditions Decision” has the meaning assigned to such term in Section 10.1.

“Securities Act” has the meaning set forth in Section 5.8.

“Security Agreements” has the meaning set forth in Section 7.14.

“Seller” has the meaning assigned to such term in the Introductory Paragraph.

“Seller Affiliate” means any Affiliate of Seller.

“Seller Indemnitees” means, collectively, Seller, Seller Affiliates and their respective officers, directors, employees, agents, and representatives.

“Seller Loss” means (i) a Loss actually incurred by a Seller Indemnitee (other than as described in clause (ii) of this definition) and (ii) Seller’s 20% share of a Loss actually incurred by any of the MidCon Entities.

“Shareholder Agreement” means the Shareholder Agreement among Seller, Buyer and MidCon to be dated as of the Closing Date, in the form attached hereto as Exhibit D.

“Supplemental Disclosure” has the meaning assigned to such term in Section 7.4.

“Tax Allocation Agreement” means the Tax Allocation Agreement among Buyer, MidCon and NGPL, to be dated as of the Closing Date, in the form attached hereto as Exhibit F.

“Tax Return” means any return, report or statement required to be maintained, retained or filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, any amendment thereof, any information return (which includes, but is not limited to, federal and state wage reporting, employment and unemployment reports (e.g., IRS Forms 940, 941, W-2, W-3 and their state and local equivalents) as well as reports of payments made (e.g., IRS Forms 1099 and 1042) that are required under Law to be maintained, retained or supplied to any Taxing Authority), claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes any of the MidCon Entities.

“Tax Sharing Agreement” means any written agreement which provides for the sharing, indemnification or allocation of Taxes between parties filing a combined, consolidated, unitary or similar group Tax Return or unwritten past practice with respect to the sharing or allocation of Taxes between parties filing a combined, consolidated, unitary or similar group Tax Return.

“Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, parking, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, margin, single business, withholding, social security, unemployment, disability, real property, personal property, possessory interest, sales, use, transfer, registration, capital gain, production, payroll, worker’s compensation, value added, alternative or add-on minimum, amounts paid under an agreement with a Taxing Authority, estimated tax or other tax of any kind whatsoever, including any interest, fines, penalty or other like assessment or addition thereto, whether disputed or not, including such item for which a liability arises pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of foreign, state or local law), as a transferee,  successor-in-interest, by contract or otherwise.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Third Party” means any Person other than (i) Seller or any Seller Affiliates (including the MidCon Entities) or (ii) Buyer or any of its Affiliates or any Investors.

“Third Party Claim” means any claim or the commencement of any claim, action or proceeding with respect to a Loss or potential Loss made or brought by a Third Party.

“Threshold” has the meaning set forth in Section 12.1(c).

“Transfer Taxes” means any real property transfer or excise, sales, use, value added, stamp, documentary, recording, registration, conveyance, stock transfer, intangible property transfer, personal property transfer, gross receipts, registration, duty, securities transactions or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to Tax or additional amount imposed), including, without limitation, any payments made in lieu of any such Taxes or governmental charges.

“Treasury Regulations” means one or more treasury regulations promulgated under the Code by the Treasury Department of the United States.

“Unsatisfied Conditions Decision” has the meaning assigned to such term in Section 10.1.

1.2           Interpretation and Construction.  In interpreting and construing this Agreement, the following principles shall be followed:

(a)           the terms “herein,” “hereof,” “hereby,” and “hereunder,” or other similar terms, refer to this Agreement as a whole and not only to the particular Article, Section or other subdivision in which any such terms may be employed;

(b)           unless otherwise indicated herein, references to Articles, Sections, and other subdivisions refer to the Articles, Sections, and other subdivisions of this Agreement;

(c)           all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

(d)           no consideration shall be given to the captions of the articles, sections, subsections, or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;

(e)           the word “includes” and its syntactical variants mean “includes, but is not limited to” and corresponding syntactical variant expressions;

(f)            the plural shall be deemed to include the singular, and vice versa;

(g)           each exhibit, attachment, and schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any exhibit, attachment, or schedule, the provisions of the main body of this Agreement shall prevail; and

(h)           every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting party), it being understood that the parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.

ARTICLE 2
THE TRANSACTION; PURCHASE PRICE

2.1           Conversion of MidCon Corp.  Prior to the Closing Date, Seller will cause MidCon Corp. to be converted to a Delaware limited liability company taxed as a corporation for federal income tax purposes (the “Conversion”).  The form of limited liability company agreement of the Company is attached hereto as Exhibit C.  Immediately following the Conversion, the authorized equity capital of MidCon will consist of 1,000 shares representing limited liability company interests, consisting of 200 Class A Shares and 800 Class B Shares.  The shares of each class will be identical except for certain voting rights.  Immediately following the Conversion, Class A Shares and Class B Shares will be owned directly by Seller.

2.2           Sale and Purchase.  At the Closing, and subject to the terms and conditions in this Agreement, Seller shall sell, assign, transfer, deliver, and convey to Buyer, and Buyer shall purchase and accept from Seller, the Purchased Shares.

2.3           Purchase Price.

(a)           In consideration of the sale of the Purchased Shares as described herein, Buyer shall pay to Seller an amount equal to the purchase price determined in accordance with Section 2.3(b) below (the “Purchase Price”).  The payment referenced in this Section 2.3 shall be made by confirmed wire transfer of immediately available funds to a bank account or accounts to be designated in writing by Seller to Buyer prior to the Closing, provided that if Cash Collateral has been delivered to Seller and not returned to Buyer, the amount thereof (including accrued interest) shall be applied to payment of the Purchase Price and the required wire transfer shall be reduced by such amount.

(b)           The Purchase Price shall be an amount equal to 80% of the Base Purchase Price less 80% of the MidCon Debt, subject to the following adjustments and to those in Section 2.3(c):

(i)    if the par value of the MidCon Debt is:

(1)   greater than the Estimated Debt Amount, then for every $100 million increment (or fraction thereof) by which the MidCon Debt exceeds the Estimated Debt Amount, the Base Purchase Price shall be increased by $32.5 million (or a corresponding fraction thereof); or

(2)   less than the Estimated Debt Amount, then for every $100 million increment (or fraction thereof) by which the Estimated Debt Amount exceeds the MidCon Debt, the Base Purchase Price shall be reduced by $32.5 million (or a corresponding fraction thereof); and

(ii)   if the Interest Rate of the MidCon Debt is:

(1)   greater than the Estimated Interest Rate, then for every incremental 10 basis points (or fraction thereof) by which the Interest Rate exceeds the Estimated Interest Rate, the Base Purchase Price shall be reduced by $7.0 million (or a corresponding fraction thereof); or

(2)   less than the Estimated Interest Rate, then for every incremental 10 basis points (or fraction thereof) by which the Estimated Interest Rate exceeds the Interest Rate, the Base Purchase Price shall be increased by $7.0 million (or a corresponding fraction thereof)

(c)           Seller shall have the right to elect to cause a reduction in the Purchase Price as follows:  If Seller delivers Notice to Buyer that it elects to have a reduction in the Purchase Price pursuant to this Section 2.3(c), for every one basis point by which the Libor Swapped Equivalent Rate as described in Section 8.8(a) exceeds 250 basis points, the Purchase Price shall be reduced by $233,000.

ARTICLE 3
CLOSING

3.1           Closing.  Subject to fulfillment or waiver of the conditions in this Agreement, the Closing shall take place on the Closing Date.  The Closing shall take place at the offices of Bracewell & Giuliani LLP, 711 Louisiana Street, Suite 2300, Houston, Texas 77002, or such other place as the Parties may agree, at 10:00 a.m., Houston, Texas time, on the earlier to occur of (i) the fifth (5th) Business Day following satisfaction or waiver of the conditions to closing set forth in Articles 8 and 9 hereof, and (ii) if there is a dispute between the Parties with respect to whether the conditions to closing set forth in Article 8 or Article 9 have been satisfied or waived, the fifth (5th) Business Day following the date of issuance of a Satisfied Conditions Decision or, in either case, at such other time and on such other date as the Parties may agree.  Unless otherwise agreed, all Closing transactions shall be deemed to have occurred simultaneously.

3.2           Closing Deliveries by Seller.  At the Closing, Seller will deliver or cause a Seller Affiliate, as applicable, to deliver the following documents, duly executed by Seller or, if applicable, a Seller Affiliate:

(a)           unless Seller provided the initial notice under Section 10.1(a) and the Arbitrator has delivered a Satisfied Conditions Decision, a certificate executed on behalf of Seller by the president or any vice president of Seller to Buyer, dated the Closing Date, representing and certifying that the conditions set forth in Sections 9.1 and 9.2 have been fulfilled;

(b)           an assignment of limited liability company interests transferring the Purchased Shares to Buyer;

(c)           a certificate to Buyer (i) stating that Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate, (ii) providing its U.S. Employer Identification Number and (iii) providing its address, all pursuant to Section 1445 of the Code;

(d)           a copy of the LLC Agreement, duly executed by Seller, a copy of the Shareholder Agreement, duly executed by each of Seller and MidCon, and a copy of the Tax Allocation Agreement, duly executed by each of MidCon and NGPL;

(e)           a copy of the O&R Agreement duly executed by each of the parties thereto;

(f)            evidence of the Governmental Approvals required for Seller to enter into this Agreement and consummate the transactions contemplated herein;

(g)           an executed copy of the current and effective Internal Revenue Service Form 8832 that was filed by the Company for the purpose of electing to be treated as an association that is taxed as a corporation for United States federal income tax purposes and a copy of all correspondence received, if any, from the Internal Revenue Service acknowledging and accepting such election;

(h)           the Investor Letter of Credit (if delivered and unless earlier terminated);

(i)            a letter to the Buyer from the collateral agent under each Security Agreement acknowledging that any and all liens under such Security Agreements have been, or simultaneously with the Closing shall be, released; and

(j)            such other certificates, instruments of conveyance, and documents required by this Agreement or as may be reasonably requested by Buyer and agreed to by Seller prior to the Closing Date to carry out the intention and purposes of this Agreement.

3.3           Closing Deliveries by Buyer.  At the Closing, in addition to the payment of the Purchase Price pursuant to Section 2.3, Buyer will deliver or cause its Affiliates, as applicable, to deliver the following documents to Seller, duly executed by Buyer or, if applicable, its Affiliate:

(a)           unless the Arbitrator has delivered a Satisfied Conditions Decision, a certificate executed by the president or any vice president of Buyer, dated the Closing Date, representing and certifying that the conditions set forth in Sections 8.1 and 8.2 have been fulfilled;

(b)           evidence of the Governmental Approvals required for Buyer to enter into this Agreement and perform its obligations hereunder;

(c)           a copy of the LLC Agreement, the Shareholder Agreement and the Tax Allocation Agreement, each duly executed by Buyer; and

(d)           such other certificates, instruments, and documents required by this Agreement or as may be reasonably requested by Seller and agreed to by Buyer prior to the Closing Date to carry out the intent and purposes of this Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the disclosures made by Seller in Seller’s Disclosure Schedule, Seller represents and warrants to Buyer as follows:

4.1           Organization of Seller.  Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Kansas.

4.2           MidCon Entities.

(a)           Organization of MidCon Entities.  Schedule 4.2(a) lists each MidCon Entity, the jurisdiction of incorporation or formation of each MidCon Entity, and the authorized (in the case of capital stock) and outstanding capital stock or other equity interests of each MidCon Entity.  Each corporate MidCon Entity is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation, and each other MidCon Entity is duly formed and validly existing under the Laws of the jurisdiction of its formation.  Each MidCon Entity has all requisite corporate, limited liability company or partnership power and authority, as applicable, to own, lease, and operate its properties and to carry on its business as now being conducted.  Except for its ownership of one or more other MidCon Entities as set forth in Schedule 4.2(a), no MidCon Entity owns, directly or indirectly, any capital stock or other equity securities of or interests in any other Person.

(b)           Qualification.  Each of the MidCon Entities is duly qualified or licensed to do business as a corporation, limited liability company or partnership, as applicable, and each of the MidCon Entities is in good standing in the jurisdictions opposite its name in Schedule 4.2(b), which are the only jurisdictions in which the property owned, leased, or operated by it or the conduct of its business requires such qualification or licensing, except jurisdictions in which the failure to be so qualified or licensed would not have a Material Adverse Effect on the MidCon Entities.

(c)           Ownership of Equity; Encumbrances.  Except as otherwise indicated on Schedule 4.2(c), all of the outstanding capital stock or other equity interests of each MidCon Entity is owned, directly or indirectly, by the owner reflected on Schedule 4.2(a) free and clear of all Encumbrances, other than (x) restrictions on transfer that may be imposed by federal or state securities Laws, (y) encumbrances that arise out of any actions taken by or on behalf of Buyer or its Affiliates, or (z) Permitted Encumbrances.  All outstanding shares of capital stock of each corporate MidCon Entity have been validly issued and are fully paid and nonassessable.  All equity interests of each other MidCon Entity have been validly issued and are fully paid.

(d)           Options and Rights to Acquire Equity.  Except as set forth on Schedules 4.2(a) or 4.2(d), there are outstanding (i) no securities of any Seller, Seller Affiliate or any MidCon Entity convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of any MidCon Entity, (ii) no options, warrants, preemptive or other rights to acquire from Seller, any Seller Affiliate or any MidCon Entity, and no obligation of Seller, any Seller Affiliate or any MidCon Entity to issue or sell, any shares of capital stock or other voting securities of any MidCon Entity or any securities convertible into or exchangeable or exercisable for such capital stock or voting securities, other than the rights of Buyer to acquire the Purchased Shares pursuant to this Agreement, and (iii) no equity equivalents or other similar rights of or with respect to any MidCon Entity.  There are outstanding no obligations of Seller, Seller Affiliate or any MidCon Entity to repurchase, redeem, or otherwise acquire any of the foregoing shares, securities, options, equity equivalents, interests or rights.

4.3           Organizational Documents.  Seller has made available to Buyer accurate and complete copies of the organizational documents of the Company and the other MidCon Entities as currently in effect.

4.4           Seller’s Authority.  Seller and each Seller Affiliate which is entering into any Related Agreement has full corporate, limited liability or partnership power and authority to execute, deliver, and perform this Agreement and the Related Agreements to which it is a party.  The execution, delivery, and performance by Seller and each Seller Affiliate, as applicable, of this Agreement and the Related Agreements, and the consummation by it of the transactions contemplated hereby and thereby, have been, or prior to the Closing, will be duly authorized by all necessary corporate, limited liability or partnership action of Seller and such Seller Affiliate.  This Agreement has been duly executed and delivered by Seller and constitutes (and each Related Agreement to be executed by Seller, or any Seller Affiliate, when executed will be duly executed and delivered by Seller or such Seller Affiliate and will constitute), a valid and legally binding obligation of Seller or such Seller Affiliate as the case may be, enforceable against Seller or such Seller Affiliate in accordance with its terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

4.5           No Conflict.  Except as described on Schedule 4.5, and except as may result from any facts or circumstances relating solely to Buyer or its Affiliates and assuming all consents, approvals, authorizations, and other actions described in Section 4.6 have been obtained and all filings and notifications listed on Schedule 4.6 have been made, the execution, delivery, and performance of this Agreement and the Related Agreements by Seller and each Seller Affiliate party thereto, and the consummation by it of the transactions contemplated hereby and thereby do not and will not:

(a)           violate or breach the certificate of incorporation or bylaws (or equivalent organizational documents) of Seller, any Seller Affiliate which is entering into any Related Agreements or any MidCon Entity;

(b)           violate, breach or contravene any Law binding upon Seller, any Seller Affiliate or any MidCon Entity, except as would not, individually or in the aggregate, have a Material Adverse Effect on the MidCon Entities; or

(c)           result in any breach of, or constitute a default under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any of the assets or properties of any MidCon Entity pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which any MidCon Entity is a party or by which any of such assets or properties is bound or affected, except as would not, individually or in the aggregate, have a Material Adverse Effect on the MidCon Entities.

4.6           Consents and Approvals.  No consent, approval, authorization, license, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Entity, or any other Person, is required to be made or obtained by Seller, any Seller Affiliate or any MidCon Entity in connection with the execution, delivery and performance of this Agreement and Related Agreements or the consummation of the transactions contemplated hereby, except:

(a)           as set forth on Schedule 4.6;

(b)           where the failure to obtain such consents, approvals, authorizations, licenses, orders or permits of, or to make such declarations, filings, or registrations or notifications, would not, individually or in the aggregate, have a Material Adverse Effect on the MidCon Entities; and

(c)           as may be necessary as a result of any facts or circumstances relating solely to Buyer or its Affiliates.

4.7           Permits.  Except as disclosed on Schedule 4.7, the MidCon Entities hold all Permits required by Law or otherwise necessary for the conduct of the business of the MidCon Entities as presently conducted, except where the failure to hold such Permits would not have a Material Adverse Effect on the MidCon Entities.  Except as disclosed on Schedule 4.7, each of the MidCon Entities is in compliance with the terms of all such applicable Permits, and no Proceeding is pending or, to the Knowledge of Seller, threatened with respect to any alleged failure by any MidCon Entity to have any such material Permit or not to be in compliance therewith, except where any such failure to comply or any pending or threatened Proceeding would not, individually or in the aggregate with other such failures to comply or Proceedings, have a Material Adverse Effect on the MidCon Entities.

4.8           Financial Statements.

(a)           Schedule 4.8(a) contains unaudited, pro forma balance sheets of the business of the MidCon Entities as of December 31, 2005, December 31, 2006 and September 30, 2007 (the “Balance Sheet”), and related statements of income for the fiscal years and interim period then ended (collectively, the “Financial Statements”).  The Financial Statements have been prepared in conformity with GAAP, consistently applied, except as otherwise disclosed on Schedule 4.8(a) and except for the absence of notes and year-end audit adjustments required by GAAP, subject to the assumptions and limitations set forth therein.

(b)           Except as set forth in Schedule 4.8(b), the Financial Statements, subject to the assumptions and limitations set forth therein, fairly present, in all material respects, the financial position and results of operations of the MidCon Entities as of and for the periods covered thereby.

(c)           When delivered by Seller pursuant to Section 7.9 hereof, the audited financial statements of the MidCon Entities described in Section 7.9 shall have been prepared in conformity with GAAP, consistently applied, shall fairly present, in all material respects, the financial position and results of operations of the MidCon Entities as of and for the periods covered thereby.

(d)           The MidCon Entities have no material liabilities or obligations, whether known, unknown, accrued, contingent or otherwise, except (i) as set forth in Schedule 4.8(d), (ii) as and to the extent reflected on, disclosed in, or reserved against in the balance sheet prepared as of September 30, 2007, and (iii) for liabilities or obligations that were incurred after September 30, 2007 in the ordinary course of business consistent with past practice that have not had and would not have a Material Adverse Effect on the MidCon Entities.

4.9           Absence of Certain Changes.  Except as disclosed on or contemplated in Seller’s Disclosure Schedule or as contemplated by this Agreement, since the Balance Sheet Date, (i) there have not been any changes in the assets or financial condition of the MidCon Entities that have had or would have, individually or in the aggregate, a Material Adverse Effect on the MidCon Entities, (ii) the businesses of the MidCon Entities have been conducted only in the ordinary course consistent with past practice, and (iii) no MidCon Entity has suffered any loss, damage, destruction, or other casualty to any of its property, plant, equipment or inventories (whether or not covered by insurance) which has had or would have, considered individually or together with all such other occurrences of loss, damage, destruction or casualty, a Material Adverse Effect on the MidCon Entities.

4.10         Tax Matters.  Except as disclosed on Schedule 4.10:

(a)           each MidCon Entity has filed, or has had filed on its behalf, within the time and manner prescribed by law, with the appropriate Taxing Authority all Tax Returns required to be filed by each of the MidCon Entities and all such Tax Returns were and continue to be true, complete and correct since filed;

(b)           all Taxes due and payable by or with respect to the MidCon Entities have been paid in full within the time and manner provided by law;

(c)           there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to any of the MidCon Entities;

(d)           none of the Tax Returns of or with respect to any of the MidCon Entities is currently being audited or examined by any Taxing Authority and, to the Knowledge of Seller, there are no proposed, threatened or asserted audits, deficiencies, reassessments or claims for Taxes against, or any adjustment of Taxes relating to the MidCon Entities or any property owned by the MidCon Entities;

(e)           no material deficiency for any Taxes has been assessed with respect to any of the MidCon Entities that has not been abated, paid in full or adequately provided for on the Balance Sheet in a manner consistent with GAAP;

(f)            none of the MidCon Entities is a party to any Tax Sharing Agreement or any other agreement that provides an indemnity for or against Taxes that will survive Closing;

(g)           none of the MidCon Entities has liability for the Taxes of any other person (i) pursuant to Section 1.1502-6 of the Treasury Regulations promulgated under the Code or comparable provisions of any taxing authority in respect of a group, consolidated, combined or unitary Tax Return, (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise;

(h)           each of the MidCon Entities has withheld and paid within the time and manner required by law all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other party;

(i)            no claim has ever been made by a Taxing Authority in a jurisdiction where a MidCon Entity does not file a Tax Return that such entity is or may be subject to taxation by that jurisdiction, and Schedule 4.10(i) sets forth all of the foreign, federal and state jurisdictions in which the MidCon Entities file Tax Returns or are required to pay Taxes;

(j)            except as required by Law, since the Balance Sheet Date, none of the MidCon Entities has or has had on its behalf: (A) made or changed any election concerning any Taxes, (B) filed any amended Tax Return, (C) settled any Tax claim or assessment, (D) received or filed a request for a ruling relating to Taxes issued by a Taxing Authority or entered into any agreement with a Taxing Authority relating to Taxes, (E) provided any power of attorney relating to Tax matters, or (F) surrendered any right to claim a refund of any Taxes;

(k)           none of the MidCon Entities (or Seller with respect to the MidCon Entities) has participated, within the meaning of Regulations section 1.6011-4(c), or been a “material advisor” or “promoter” (as those terms are defined in sections 6111 and 6112 of the Code and the Regulations promulgated thereunder) in any “reportable transaction” within the meaning of Treas. Reg. 1.6011-4 or any predecessor provision and no Tax Return filed by or on behalf of the MidCon Entities contained a disclosure statement under Section 6662 of the Code (or any similar provision of Law), and no Tax Return has been filed by or on behalf of a MidCon Entity with respect to which the preparer of such Tax Return advised inclusion of such a disclosure;

(l)            the Seller has delivered or made available to Buyer correct and true copies of all Tax Returns filed by or relating to the MidCon Entities and all examination reports and other relevant written materials with respect to audits, investigations, proceedings, examinations or other controversies relating to the MidCon Entities (whether proposed, threatened, pending or concluded) for all taxable periods beginning after January 1, 2005;

(m)          Except with respect to Horizon Pipeline, L.L.C., Canyon Creek Compression Company and Kinder Morgan Illinois Pipeline LLC, the MidCon Entities are part of an “affiliated group” as such term is defined under Section 1504(a) of the Code and any similar provision of state or local Tax law;

(n)           each of Horizon Pipeline Company, L.L.C. and Canyon Creek Compression Company are, and since formation have been, taxed as partnerships for federal income Tax purposes;

(o)           none of the assets of the MidCon Entities are “tax-exempt use property” within the meaning of Section 168(h) of the Code or tax-exempt bond financed property within the meaning of Section 168(g)(5) of the Code;

(p)           there are no liens for Taxes on the assets of the MidCon Entities other than Permitted Encumbrances; and

(q)           none of the MidCon Entities is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law).

4.11         Compliance With Applicable Laws.  The MidCon Entities are in compliance with all Laws (other than Environmental Laws, as to which Seller’s sole representations and warranties are set forth in Section 4.16 and Laws relating to Taxes, as to which Seller’s sole representations and warranties are set forth in Section 4.10), except (i) as disclosed on Schedule 4.11 or (ii) for such noncompliance with Laws which would not have a Material Adverse Effect on the MidCon Entities.

4.12         Legal Proceedings; Regulatory Proceedings.

(a)           Except as disclosed on Schedule 4.12(a), there are no Proceedings pending or, to the Knowledge of Seller, threatened against any MidCon Entity or any properties of any MidCon Entity which would have a Material Adverse Effect on the MidCon Entities or materially impair Seller’s ability to effect the Closing.  No MidCon Entity is subject to any judgment, order, writ, injunction, or decree of any Governmental Entity which has had or will have a Material Adverse Effect on the MidCon Entities.

(b)           Except as disclosed on Schedule 4.12(b), none of the MidCon Entities is party to any Proceeding which could reasonably be expected to result in an order having a Material Adverse Effect on the MidCon Entities, and, to the Knowledge of Seller, no such Proceeding is pending or threatened, and to the Knowledge of Seller there is no basis for any such Proceeding.

4.13                           Properties. Except (i) as disclosed on Schedule 4.13, (ii) for Permitted Encumbrances, and (iii) for properties rights terminated or disposed of (e.g. by sale or lease termination) after the Balance Sheet Date in the ordinary course of business consistent with past practice and the absence of which would not and does not adversely effect the ability of the MidCon Entities to carry on their business as conducted by them on the date hereof, each of the MidCon Entities has (A) good and marketable fee simple title to the owned real properties (other than Easements) reflected on the Balance Sheet free and clear of Encumbrances, (B) a valid, binding and enforceable leasehold interest in each of the leased properties reflected on the Balance Sheet, free and clear of all Encumbrances, and (C) good and defensible title to those material personal properties reflected on the Balance Sheet free and clear of Encumbrances. The real properties owned by the MidCon Entities, together with real property that one or more of the MidCon Entities holds a valid leasehold interest in, or a valid easement through, constitute all of the real property used in or reasonably necessary for the conduct of the business of the MidCon Entities as conducted by them on the date hereof. As of the date hereof, there is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any material portion of any of the real property of the MidCon Entities and, to the Seller’s Knowledge, no such proceeding is threatened.

4.14                           Certain Obligations of the MidCon Entities.

(a)           Schedule 4.14(a) sets forth a list of all agreements and indentures relating to the borrowing of money or the guaranty of an obligation for borrowed money that involve payments by any MidCon Entity (other than the MidCon Debt) and the amounts borrowed thereunder, or relating to mortgaging, pledging or otherwise placing an Encumbrance on any material portion of the MidCon Entities’ assets, taken as a whole.

(b)           Schedule 4.14(b) sets forth a list of all material joint venture agreements to which any MidCon Entity is a party.

(c)           Schedule 4.14(c) sets forth a list of contracts between any MidCon Entity, on one hand, and Seller or any Seller Affiliate (other than a MidCon Entity) on the other hand.

(d)           Except for contracts described in Sections 4.14(a) through (c) above, Schedule 4.14(d) sets forth a list of all contracts or agreements that (i) in each case require or entitle a MidCon Entity to make or receive payments of at least $5 million annually or in the aggregate and (A) have a term of greater than one year and that cannot be cancelled on less than ninety days notice or (B) contain a change of control or non-assignment provision or that otherwise requires any consent, waiver or other action by any Person in connection with the transactions contemplated by this Agreement, (ii) prohibit Seller or any MidCon Entity from freely engaging in business anywhere in the world (other than confidentiality agreements entered into in the ordinary course of business), or (iii) require or entitle any of the MidCon Entities to make or receive payments of at least $10 million annually or in the aggregate, provided that the calculation of the aggregate payments for any such agreement or contract shall not include payments attributable to any renewal periods or extensions for which the relevant MidCon Entity may exercise an option in its sole discretion to approve or disapprove (each of the documents set forth on Schedules 4.14(a) through (d) being a “Material Contract”).

(e)           Except as set forth in Schedule 4.14(e), each Material Contract is valid and enforceable in all material respects in accordance with its terms against the MidCon Entity party thereto, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances. None of the MidCon Entities party to any Material Contract is in breach of the terms of any such Material Contract where such breach would have a Material Adverse Effect on the MidCon Entities and, to the Knowledge of Seller, no other party to any Material Contract is in breach of the material terms thereof. Seller has delivered, or made available, to Buyer copies of each Material Contract.

4.15                           Employee Matters. Except as set forth on Schedule 4.15, the MidCon Entities (i) have no employees, (ii) are not the sponsor of and do not participate in any Benefit Plan, and (iii) have no material liability relating to any Benefit Plan, nor, to the Knowledge of Seller, does any condition or set of circumstances exist under which the MidCon Entities could reasonably be expected to have any material liability with respect to any Benefit Plan. None of the MidCon Entities is a party to, or bound by, any collective bargaining agreement or contract with a labor union, and there are no unfair labor practice or labor arbitration Proceedings pending or to the Seller’s Knowledge, threatened against any MidCon Entity.

4.16                           Environmental. Except as set forth on Schedule 4.16, and as would not have a Material Adverse Effect on the MidCon Entities:

(a)           Each of the MidCon Entities is and has been in compliance with applicable Environmental Laws, and has obtained and is in compliance with any permits required under any applicable Environmental Laws;

(b)           None of the MidCon Entities has received any written or other formal (whether written or otherwise) notice or demand letter from any Governmental Entity or Third Party, indicating that any of the MidCon Entities is in violation of, or liable under, any Environmental Law, which violation or liability has not heretofore been resolved with such Governmental Entity or Third Party;

(c)           There are no conditions existing on currently or formerly owned, operated or leased properties, assets, and businesses of any of the MidCon Entities (including soils, groundwater, surface water, buildings or other structures) that would reasonably be expected to give rise to any claim, proceeding, action, or liability under any Environmental Law;

(d)           No such properties, assets, or businesses of any of the MidCon Entities is contaminated with Hazardous Materials in violation of any Environmental Law; and

(e)           None of the MidCon Entities has assumed contractually the liability of any other person under any applicable Environmental Law.

(f)            Seller’s sole representations and warranties relating in any way to Environmental Laws or matters regulated thereunder are set forth in Section 4.16 and no provisions of this Agreement other than those set forth in this Section 4.16 shall be deemed to be representations or warranties as to environmental matters.

4.17                           Insurance. Except as disclosed on Schedule 4.17, all insurance policies maintained with respect to the MidCon Entities are in full force and effect and all premiums due and payable on such policies have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date). No notice of cancellation of, or indication of an intention not to renew, any such insurance policy has been received by Seller or any MidCon Entity.

4.18                           Brokerage Fees. Except as set forth in Schedule 4.18, neither Seller nor any Seller Affiliates have entered (directly or indirectly) into any agreement with any Person that would obligate Buyer, any of its Affiliates or any of the MidCon Entities to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the transactions contemplated herein.

4.19                           Hedging. The Company follows risk parameters, limits and guidelines that are in compliance with the Company’s risk management policy (the “Hedging Guidelines”), an accurate and complete copy of which has been provided to Buyer prior to the date hereof, to (i) restrict the level of risk that the MidCon Entities are authorized to take with respect to, among other things, the net position resulting from all physical and financial natural gas hedge contracts, exchange-traded futures and options transactions, over-the-counter transactions and derivatives thereof, interest rate swap agreements, and similar transactions (the “Company Net Position”) and (ii) monitor compliance with the Hedging Guidelines by the MidCon Entities with such risk parameters. As of the date hereof, (a) the Company Net Position is within the risk parameters that are set forth in the Hedging Guidelines and (b) the exposure of the MidCon Entities with respect to the Company Net Position resulting from all transactions described in clause (i) above would not reasonably be expected to result in a material loss to the MidCon Entities, taken as a whole, based on market prices in existence as of the date hereof. From the Balance Sheet Date through the date hereof, none of the MidCon Entities has, in accordance with its mark-to-market accounting policies, experienced an aggregate net loss in its hedging and related operations that would be material to the MidCon Entities taken as a whole taking into account the recognition of any underlying commodity sales.

4.20                           Books and Records. The books of account, minute books, record books and other records of each of the MidCon Entities, all of which have been made available to the Buyer or its representatives, are complete and correct in all material respects.

4.21                           No Other Representations. EXCEPT AS AND TO THE EXTENT SET FORTH IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER TO THE BUYER AND SELLER HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY OTHER REPRESENTATION, WARRANTY,

STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO THE BUYER OR ITS RESPECTIVE REPRESENTATIVES (INCLUDING WITHOUT LIMITATION ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF SELLER OR ANY AFFILIATE THEREOF). EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE, RELATING TO THE CONDITION OF THE ASSETS OF THE MIDCON ENTITIES (INCLUDING ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS). SELLER MAKES NO REPRESENTATIONS OR WARRANTIES TO BUYER REGARDING (A) THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS OF THE MIDCON ENTITIES OR (B) THE POSSIBILITY, PROBABILITY OR LIKELIHOOD OF PROCEEDINGS ARISING FROM AND AFTER THE DATE HEREOF WHICH CHALLENGE THE RATES CHARGED ON ANY OF THE MIDCON ENTITIES’ PIPELINE SYSTEMS.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Subject to the disclosures made by Buyer in Buyer’s Disclosure Schedule, Buyer represents and warrants to Seller as follows:

5.1                                 Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation.

5.2                                 Buyer’s Authority. Buyer has full corporate power and corporate authority to execute, deliver, and perform this Agreement and any Related Agreements to which it is a party. The execution, delivery, and performance by Buyer of this Agreement and such Related Agreements and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes, and each such Related Agreement executed or to be executed by Buyer has been, or when executed will be, duly executed and delivered by Buyer and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

5.3                                 No Conflict. Assuming all consents, approvals, authorizations, and other actions described in Section 5.4 have been obtained and all filings and notifications listed in Section 5.4 have been made, and except as may result from any facts or circumstances relating solely to Seller or any Seller Affiliate, the execution, delivery and performance of this Agreement by Buyer do not and will not:

(a)           violate or breach the certificate of incorporation or bylaws of Buyer;

(b)           violate or breach any Law binding upon Buyer, except as would not have a Material Adverse Effect on Buyer; or

(c)           result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Buyer pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which Buyer is a party or by which any of such assets or properties is bound or affected, except as would not have a Material Adverse Effect on Buyer.

5.4                                 Consents and Approvals. No consent, approval, authorization, license, order, or permit of, or declaration, filing, or registration with, or notification to, any Governmental Entity, or any other Person, is required to be made or obtained by Buyer or any of its Affiliates in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, except (a) where failure to obtain such consent, approval, authorization, or action, or to make such filing or notification, would not have a Material Adverse Effect on Buyer and (b) as set forth on Schedule 5.4.

5.5                                 Financing. Buyer has delivered to Seller true and complete copies of the executed debt commitment letter from Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc., Banc of America Securities LLC and Bank of America, N.A. (the “Debt Commitment Letter”), dated December 10, 2007, and the executed capital commitment letters from Babcock & Brown Infrastructure Limited, BBIFNA AIV Two, LP, Babcock & Brown Myria Pty Ltd, Public Sector Pension Investment Board, and Stichting Pensioenfonds voor de Gezondheid, Geestelijke en Maatschappelijke Belangen (PGGM) (the “Investor Commitment Letter”), dated December 10, 2007. As of the date of this Agreement, the Debt Commitment Letter and the Investor Commitment Letter and the commitments contained therein, in the form so delivered, (i) have not been in any manner withdrawn, altered, amended, modified, rescinded or revoked, (ii) are in full force and effect and (iii) are legal, valid and binding obligations of Buyer and to the Knowledge of Buyer, each of the other parties thereto. The Investor Commitment Letter provides that the parties to such Investor Commitment Letter are obligated to fund their commitments under such letter for the purpose of paying the Purchase Price in the event that either (a) Buyer agrees that the conditions in Article 9 have been satisfied or waived, or (b) the Arbitrator delivers a Satisfied Conditions Decision pursuant to Article 10, or is deemed to have issued or delivered a Satisfied Conditions Decision in accordance with Section 10.1(a). The Investor Commitment Letter also provide that (i) (x) it cannot be withdrawn, rescinded or revoked or assigned (whether by operation of law, merger consolidation or otherwise; provided that Babcock & Brown Infrastructure Limited may assign all or a portion of its rights and obligations under the Investor Commitment Letter to Affiliates it controls or to Babcock & Brown Infrastructure Trust and Affiliates controlled by Babcock & Brown Infrastructure Trust) prior to their term and cannot otherwise be altered, amended or modified in a manner adverse to Seller, Buyer or the Company or that would adversely impact the ability of any of them to consummate the transactions contemplated hereunder or would delay the Closing Date, and (y) the parties thereto and the amounts they are committed to fund cannot be changed, in each case

(x) and (y) without the prior written consent of Seller (it being understood that BBIFNA AIV Two, LP and Babcock & Brown Myria Pty Ltd may make arrangements and enter into agreements to effect any sale, transfer or disposition of their interests in Buyer immediately after Closing that are permitted under Section 4(a)(i) of the Shareholder Agreement), (ii) there are no conditions to funding for purposes of paying the Purchase Price other than satisfaction or waiver by the relevant Party of the conditions in Articles 8 and 9, and (iii) they will terminate upon the earliest to occur of (w) the completion of the Closing on the Closing Date, (x) 10 Business Days after termination of this Agreement pursuant to any of Sections 11.1(a)-(f) in circumstances where no claim of intentional or willful and material breach of this Agreement by Buyer has been made or such claim has been finally adjudicated and denied, or (y) the date that the Buyer Termination Fee is paid or, (z) as to an Investor’s commitment under the Investor Commitment Letter, when such Investor pays its Investor Percentage of the Buyer Termination Fee as contemplated by Section 11.5. As of the date of this Agreement, Buyer does not have any reason to believe that it will be unable to satisfy on a timely basis any term or condition to be satisfied by it contained in each of the Debt Commitment Letter and the Investor Commitment Letter. Buyer has fully paid any and all commitment and other fees due and payable on or prior to the execution hereof in connection with the Debt Commitment Letter and the Investor Commitment Letter.

5.6                                 Legal Proceedings. There are no Proceedings pending or, to the Knowledge of Buyer, threatened seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

5.7                                 Brokerage Fees. Except as set forth in Schedule 5.7, neither Buyer nor any of its Affiliates have entered (directly or indirectly) into any agreement with any Person that would obligate Seller, any Seller Affiliate or any MidCon Entity to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the transactions contemplated herein.

5.8                                 Nature of Investment; Investment Experience; Restricted Securities. In acquiring the Purchased Shares, Buyer is not offering or selling, and will not offer or sell, the Purchased Shares for Seller in connection with any distribution of any of such Purchased Shares, and Buyer does not have a participation and will not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable securities Laws. Buyer acknowledges that it can bear the economic risk of its investment in the Purchased Shares, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Purchased Shares. Buyer is an “accredited investor” as such term is defined in Regulation D under the Securities Act of 1933 (the “Securities Act”). Buyer understands that none of the Purchased Shares will have been registered pursuant to the Securities Act or any applicable state securities Laws, that the Purchased Shares will be characterized as “restricted securities” under federal securities Laws and that under such laws and applicable regulations none of such Purchased Shares can be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

5.9                                 Independent Investigation. Buyer hereby acknowledges and affirms that it has completed its own independent investigation, analysis and evaluation of the MidCon Entities, that it has made all such reviews and inspections of the business, assets, results of operations, condition (financial or otherwise) and prospects of the MidCon Entities as it has deemed necessary or appropriate, and that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby it has relied solely on Buyer’s own independent investigation, analysis, and evaluation of the MidCon Entities. Buyer further acknowledges and understands that regulators and shippers on the MidCon Entities’ pipelines have rights to challenge the rates they are charged under certain circumstances as prescribed by Law, and that any successful challenge could materially adversely affect the future earnings and cash flows of the MidCon Entities.

5.10                           Buyer Status. Buyer is not an employee benefit plan or other organization exempt from taxation pursuant to Section 501(a) of the Code, a non-resident alien, a foreign corporation or other foreign Person, or a regulated investment company within the meaning of Section 851 of the Code.

ARTICLE 6
CONDUCT OF MIDCON ENTITIES PENDING CLOSING

6.1           Pre-Closing Restrictions. Except as expressly provided in this Agreement, in Schedule 6.1, in the Company’s 2007 and 2008 Annual Budgets in the form attached hereto as Annex I (the “Current Budget”) or as expressly agreed to in writing by Buyer, prior to the Closing, Seller shall cause each of the MidCon Entities to conduct its operations in all material respects according to its ordinary and usual course of business and consistent with its past practice and use its Reasonable Efforts to preserve intact its current business organization and to preserve its relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, except as expressly provided in this Agreement, in Schedule 6.1, or in the Current Budget, Seller shall not permit any MidCon Entity other than the Joint Venture Entities (and with regard to the Joint Venture Entities, Seller shall not consent to any of the following unless the withholding of such consent would cause Seller to breach a duty owed to any of the Joint Venture Entities or any partner thereof), without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed, to:

(a)           amend its charter or bylaws or other governing instruments;

(b)           (i) issue, sell, or deliver any shares of its capital stock of any class or any other securities or equity equivalents; or (ii) amend in any material respect any of the terms of any such securities outstanding as of the date hereof;

(c)           (i) split, combine, or reclassify any shares of its capital stock or outstanding equity; (ii) repurchase, redeem or otherwise acquire any of its securities; or (iii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of any MidCon Entity;

(d)           acquire, sell, lease, transfer, or otherwise dispose of, directly or indirectly, any assets outside the ordinary course of business consistent with past practice;

(e)           acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, or other business organization or division thereof;

(f)            (A) make or rescind any express or deemed election relating to Taxes other than as mandated by Law; (B) make a request for a Tax ruling, enter into any agreement with a Taxing Authority with respect to Tax matters or provide a power of attorney regarding Tax matters, in each case, which could affect any MidCon Entity after the Closing Date; (C) settle or compromise any Tax claim or other controversy relating to Taxes, to the extent the amount of such settlement is equal to or greater than $50,000, except to the extent a liability has been specifically accrued for with respect to such Tax claim or controversy on the Balance Sheet in a manner consistent with GAAP; (D) file any amendments to any previously filed Tax Returns that could affect the Taxes of a MidCon Entity; (E) except as mandated by Law, change any of its methods of reporting income or deductions for Tax purposes from those employed in the preparation of the most recently filed Tax Return that has been previously delivered or made available to Buyer on which such item of income or deduction was previously reported; or (F) file any Tax Return in a manner that is inconsistent with past custom and practice, except as may be required by a change in Law;

(g)           amend the Current Budget or approve any other budget for it or its subsidiaries;

(h)           incur or prepay any indebtedness (or guaranty another person’s indebtedness), other than the MidCon Debt or in the ordinary course of business in an amount less than $5 million in the aggregate, or create any liens on or security interest in any of the assets of the Company or its subsidiaries in connection therewith;

(i)            grant any stock bonuses, stock options or stock-based arrangements from the Company or its subsidiaries for their officers, directors or employees, or amend or provide for employee pension, benefit or welfare plans or arrangements by the Company or its subsidiaries other than ordinary course grants consistent with past practice;

(j)            approve projects for capital expenditures outside the Current Budget other than capital expenditures reasonably necessary in the event of an emergency, to safeguard life or property, or to ensure compliance with Laws;

(k)           make any filing with the Federal Energy Regulatory Commission otherwise than in the ordinary course, or materially amend any government permit, materially amend any filing with any governmental body, or seek any material governmental action;

(l)            settle a dispute or litigation involving the Company or its subsidiaries that would materially adversely effect the Company or its subsidiaries or require payment by the Company or its subsidiaries of more than $10 million, individually or in the aggregate;

(m)          defer any expenditure that otherwise would be made consistent with its past practice and practices of a reasonable and prudent natural gas pipeline operator;

(n)           amend or modify the cash management policies of the MidCon Entities or manage working capital other than in the ordinary course of business consistent with past practices;

(o)           accelerate the collection of any accounts receivable or delay the payment of any accounts payable, other than in the ordinary course of business consistent with past practice; or

(p)           cause the Company or its subsidiaries to enter into any contract to do any of the foregoing or to take any action, appeal or proceeding in connection with any of the foregoing.

ARTICLE 7
ADDITIONAL AGREEMENTS

7.1           Access to Information and Confidentiality. Between the date hereof and the Closing, Seller: (i) shall give Buyer and its authorized representatives reasonable access, during regular business hours and upon reasonable advance notice, to such facilities, books and records of the MidCon Entities and to the facilities, books and records of Seller that are related to the business of the MidCon Entities, in each case as is reasonably necessary to allow Buyer and its authorized representatives to verify the accuracy of any representation or warranty contained in the Agreement; and (ii) shall cause officers of the MidCon Entities and Seller to furnish Buyer and its authorized representatives with such financial and operating data and other information with respect to the business of MidCon Entities as the Buyer may from time to time reasonably request. Seller shall have the right to have a representative present at all times during any such inspections and examinations conducted at the offices or other facilities or properties of Seller or the MidCon Entities. Additionally, Buyer shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement. Buyer shall have no right of access to, and Seller shall have no obligation to provide to Buyer any information the disclosure of which would jeopardize any privilege available to the MidCon Entities, Seller or any Seller Affiliate relating to such information or would cause Seller, any Seller Affiliate or any MidCon Entity to breach a confidentiality obligation. No investigation or receipt of information pursuant to this Section 7.1 shall affect any representation or warranty of Seller or the conditions to the obligation of the Buyer to consummate the transactions contemplated by this Agreement.

7.2                                 Regulatory and Other Authorizations and Consents.

(a)           Filings; Additional Actions. Each Party shall use Reasonable Efforts to obtain all material authorizations, consents, orders, and approvals of, and to give all notices to and make all filings with, all Governmental Entities (including those pertaining to the Governmental Approvals) and other Third Parties that may be or become necessary for its execution and delivery of, and the performance of its obligations under this Agreement and will cooperate fully with the other Party in promptly seeking to obtain all such material authorizations, consents, orders, and approvals, giving such notices, and making such filings.

To the extent required by the HSR Act, each Party shall:

(i)            file or cause to be filed, as promptly as practicable but in no event later than the tenth (10th) Business Day after the execution and delivery of this Agreement, with the Federal Trade Commission and the United States Department of Justice, all reports and other documents required to be filed by such Party under the HSR Act concerning the transactions contemplated hereby; and

(ii)           promptly comply with, or cause to be complied with, any requests by the Federal Trade Commission or the United States Department of Justice for additional information concerning such transactions, in each case so that the waiting period applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall expire as soon as practicable after the execution and delivery of this Agreement.

Each Party shall request, and cooperate with the other Party in requesting, early termination of any applicable waiting period under the HSR Act. Buyer shall pay the filing fees payable in connection with the filings by the Parties required by the HSR Act.

Each Party shall:

(i)            use Reasonable Efforts to promptly gather and provide the necessary information required for purposes of making a filing with CFIUS as soon as practicable after the date hereof in respect of the transactions contemplated hereby under the Exon-Florio Amendment; and

(ii)           upon request by the other, use Reasonable Efforts to promptly furnish the other with all true and accurate information concerning itself, its operations, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the filing, notice or application made in connection with the Exon-Florio Amendment, and the transactions contemplated by this Agreement;

provided that the pre-notification filing with CFIUS relating to the transaction be filed as promptly as practicable but in no event later than the tenth (10th) Business Day after the execution and delivery of this Agreement.

Each Party shall have the right to review and approve in advance all characterizations of the information relating to such Party or to the transactions contemplated by this Agreement that appear in any application, notice, petition or filing made in connection with the transactions contemplated by this Agreement, it being understood that neither Party shall unreasonably withhold or delay its approval. The Parties agree that they will (i) consult and cooperate with each other with respect to the obtaining of all Governmental Approvals and in connection with any investigation or other inquiry, including any Proceeding initiated by a Third Party and (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, any Governmental Entity regarding any of the transactions contemplated hereby.

(b)           Third Party Consents. Buyer will use its Reasonable Efforts to assist Seller in obtaining any consents of Third Parties necessary or advisable in connection with the transactions contemplated by this Agreement, including providing to such Third Parties such financial information with respect to Buyer as such Third Parties may reasonably request.

7.3                                 Public Announcements. Buyer and Seller shall consult with each other before they or any of their Affiliates issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby. Buyer and Seller and their Affiliates shall not issue any such press release or make any such public statement without the consent of the other Parties, which consent shall not be unreasonably withheld or delayed, except as may be required by Law or applicable rule of any stock exchange.

7.4                                 Supplemental Disclosure. Each Party agrees that, with respect to the representations and warranties of such Party contained in this Agreement, such Party shall have the continuing obligation until the Closing to supplement or amend promptly, and in any event not later than three Business Days prior to the anticipated Closing Date, the information in such Party’s Disclosure Schedule with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in such Party’s Disclosure Schedule in order to make such Party’s representations and warranties accurate. Buyer, on the one hand, or Seller, on the other hand, supplementing or amending the information in its or their Disclosure Schedules (the “Disclosing Party”) shall deliver a copy of the amendment or supplement (in either case, the “Supplemental Disclosure”) to the other Party or Parties, as the case may be (the “Receiving Party”). The disclosures contained in any Supplemental Disclosure delivered pursuant to this Section 7.4 shall not constitute a waiver or an exception to cure any breaches of representations or warranties of the Delivering Party in determining whether the closing conditions have been satisfied. Notwithstanding the foregoing, in the event the sale of the Purchased Shares is consummated, following such consummation, the Receiving Party may not seek any indemnification from the Delivering Party pursuant to Article 12 hereto or seek any other remedy with respect to the matters set forth in the Supplemental Disclosure.

7.5                                 Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fee or expense, whether or not the Closing shall have occurred.

7.6                                 Company Guarantees. Buyer shall either (a) execute and deliver to the appropriate lenders or other obligees (the “Beneficiaries”) under the Company Guarantees, such assumption agreements, other agreements and other documents, and supply any credit support as reasonably required by each Beneficiary such that, as a result, (i) Buyer shall be severally liable for 80% of the obligations under the Company Guarantees and (ii) Seller shall be severally liable for 20% of the obligations under the Company Guarantees; provided, however, that if a Beneficiary requires that any such obligation be joint and several as to the Parties, the Parties shall, prior to the Closing, enter into an agreement which allocates such obligations between them in accordance with their respective percentage ownership interests in the Company following the Closing, or (b) at the request of Seller, provide one or more backstop guarantees or letters of credit (each, a “Backstop Guaranty”) in respect of 80% of the obligations under such

Company Guarantees in favor of the obligors thereunder. Buyer shall provide to Seller copies of all agreements and documents supplied to the Beneficiaries concurrently with their delivery to a Beneficiary. If requested by Seller, Buyer shall, prior to the Closing, execute and deliver an “Assumption of Guaranty Agreement” with respect to each Company Guarantee (other than any Company Guarantee in respect of which a Backstop Guarantee has been issued) in the form of Exhibit B and shall request that each beneficiary of each such Company Guarantee enter into such Assumption of Guaranty Agreement.

7.7                                 Transfer Taxes. Buyer and Seller shall each be responsible for the payment of one half of any required payments of Transfer Taxes resulting from the sale of the Purchased Shares.

7.8                                 Confidentiality and Standstill Agreements. After the date hereof, Seller shall not, and shall not permit any of the MidCon Entities, other than the Joint Venture Entities, to, terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which Seller or any MidCon Entity is a party. After the date hereof, Seller shall, and shall cause the MidCon Entities, other than the Joint Venture Entities, to, enforce to the fullest extent permitted under applicable Law, the provisions of any such agreement, including without limitation, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction. Immediately following the date of execution of this Agreement, to the extent permitted by the terms of any confidentiality agreement with any Person, Seller shall request that any Person in receipt of confidential information relating to any of the MidCon Entities which was previously supplied by Seller or any of its Affiliates, including the MidCon Entities, return all such confidential information to Seller or destroy or permanently erase all copies of such confidential information.

7.9                                 Audited Financial Statements and Comfort Letters. Not later than thirty (30) days after the date hereof, Seller shall deliver to the Buyer (i) audited balance sheets of the MidCon Entities as of December 31, 2006 and 2005, (ii) audited statements of income and cash flows of the MidCon Entities for the years ended December 31, 2006 and 2005, and (iii) unaudited balance sheets and statements of income and cash flows of the MidCon Entities as of and for the nine (9) months ended September 30, 2007. All such financial statements shall be prepared in accordance with the financial disclosure requirements contained in the rules and regulations of the Securities and Exchange Commission. Seller shall, at Buyer’s sole cost and expense, provide, and cause the relevant officers and employees of it and its Affiliates (including the Company) to provide, all necessary cooperation and information in connection with the arrangement and obtaining of the financing for Buyer’s obligations under Section 2.3 hereof as may be reasonably requested by Buyer, including without limitation with prospective lenders and investors in customary presentations (including “road show” presentations and sessions with rating agencies), cooperation in the preparation and filing of any offering documents, the issuance of any comfort letters, the receipt of any auditors’ consents, certifications of the chief financial officer with respect to solvency matters, the delivery of consolidated pro forma financial information and to use Reasonable Efforts to cause each independent auditor to so cooperate and provide assistance with the foregoing.

7.10                           Tax Matters.

(a)           On or prior to the Closing Date, all Tax Sharing Agreements to which the MidCon Entities are a party to shall be terminated and have no continuing force and effect with respect to the MidCon Entities thereafter.

(b)           Seller shall not amend or revise any Tax Return of or that includes the MidCon Entities without the Buyer’s written consent which consent shall not be unreasonably withheld or delayed.

7.11                           Certain Disclosure Matters.

(a)           Each disclosure of Seller set forth in Seller’s Disclosure Schedule shall limit a representation or warranty of Seller only to the extent such disclosure specifically references the particular representation or warranty it is intended to qualify or it is reasonably apparent on the face of such disclosure that it qualifies such particular representation or warranty.

(b)           Each disclosure of Buyer set forth in Buyer’s Disclosure Schedule shall limit a representation or warranty of Buyer only to the extent such disclosure specifically references the particular representation or warranty it is intended to qualify or it is reasonably apparent on the face of such disclosure that it qualifies such particular representation or warranty.

(c)           Prior to the first use of any offering memorandum relating to the MidCon Debt, the Company (i) shall provide Buyer a reasonable opportunity to review and submit written comments on such document, (ii) will consider such comments, and (iii) will not include in such offering memorandum information about Buyer or the Investors to which Buyer reasonably objects.

7.12                           Financing. Buyer shall use its Reasonable Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the debt financing described in the Debt Commitment Letter on the terms and conditions described in the Debt Commitment Letter (provided that Buyer may amend or modify the Debt Commitment Letter as long as the terms thereof would not adversely impact the ability of Buyer, Seller or the Company to consummate the transactions contemplated hereby or delay the Closing Date), including using Reasonable Efforts to (i) maintain in effect the Debt Commitment Letter, timely pay any commitment fees that become due and payable in accordance with the terms of the Debt Commitment Letter, negotiate and enter into definitive agreements with respect to such debt financing on the terms and conditions reflected in the Debt Commitment Letter or on other terms no less favorable, in the aggregate, to Buyer, (ii) satisfy on a timely basis all conditions in such definitive agreements that are within its control, (iii) consummate such debt financing at or prior to Closing in accordance with the terms of the Debt Commitment Letter and (iv) enforce its rights to cause the lenders to provide such debt financing under the Debt Commitment Letter (including by taking enforcement action to cause such lender providing such debt financing to fund such financing). Buyer shall also use its Reasonable Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the financing contemplated by the Investor Commitment Letter, including using Reasonable Efforts to (i) maintain in effect the Investor Commitment Letter and timely pay any commitment fees that become due and payable in accordance with the terms of the Investor Commitment Letter, (ii) satisfy on a timely basis all conditions applicable to Buyer in such Investor Commitment Letter that are within its control, (iii) consummate the financing contemplated by the Investor Commitment Letter at or prior to Closing and (iv) enforce its rights to cause the Investors to provide the financing contemplated under the Investor Commitment Letter (including by taking enforcement action to cause such Investors providing such financing to fund such financing). Buyer will retain all capital funded to Buyer pursuant to the Investor Commitment Letter and the Debt Commitment Letter to satisfy its obligations to Seller hereunder until such obligations to Seller have been satisfied. Buyer will not, and will not consent to, the withdrawal, rescission or revocation of the Investor Commitment Letter, any changes in the parties thereto or the amounts they are committed to fund thereunder (it being understood that BBIFNA AIV Two, LP and Babcock & Brown Myria Pty Ltd may make arrangements and enter into agreements to effect any sale, transfer or disposition of their interests in Buyer immediately after Closing that are permitted under Section 4(a)(i) of the Shareholder Agreement), or the alteration, amendment or modification of the Investor Commitment Letter in a manner adverse to Seller, Buyer or the Company or that would adversely impact the ability of any of them to consummate the transactions contemplated hereunder or would delay the Closing Date, in each case above without the prior written consent of Seller. The parties to the Investor Commitment Letter (other than Buyer) or their permitted assignees will be the only owners of Buyer immediately after completion of the Closing. The Investor Commitment Letter may not be assigned (whether by operation of law, merger, consolidation or otherwise; provided that Babcock & Brown Infrastructure Limited may assign all or a portion of its rights and obligations under the Investor Commitment Letter to Affiliates it controls or to Babcock & Brown Infrastructure Trust and Affiliates controlled by Babcock & Brown Infrastructure Trust) without the prior written consent of Seller. Notwithstanding Section 7.4, Buyer may not create, amend or supplement Section 5.5 of the Buyer’s Disclosure Schedule or create, amend or supplement other disclosures in Buyer’s Disclosure Schedule that would have the same effect.

7.13                           Transfer of Equity Interests. Seller will contribute all of the outstanding equity interests of Kinder Morgan Illinois Pipeline LLC to MidCon or a wholly-owned subsidiary of MidCon prior to the Closing Date.

7.14                           Seller’s Liens. Seller agrees to use its Reasonable Efforts to obtain the release of all liens with respect to assets and stock of the MidCon Entities granted under the Security Agreement and the Pledge Agreement, each dated May 30, 2007, among Seller, the subsidiary grantors named therein and the collateral agent named therein (together, the “Security Agreements”) with respect to the indebtedness set forth on Schedule 4.2(c) of the Seller Disclosure Schedule under the headings “MBO Debt” and “Knight Inc. Debt” on or prior to the Closing Date.

7.15                           Investor Letter of Credit. On or before 11:59 p.m. (New York City time) on December 17, 2007, Buyer shall deliver to Seller either the initial Investor Letter of Credit described in clause (i) of the definition thereof or the Cash Collateral. The Investor Letter of Credit or the Cash Collateral shall be used for securing payment of the Buyer Termination Fee under Section 11.5.

7.16                           Additional Actions. Each of the Parties hereto agrees to use its Reasonable Efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the purchase and sale of the Purchased Shares contemplated by this Agreement.

ARTICLE 8
CONDITIONS TO OBLIGATIONS OF SELLER

The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment as of the Closing Date of each of the following conditions:

8.1                                 Accuracy of Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be deemed to have been made again at and as of the Closing Date, and shall then be true and correct (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date) except for such failure of representations and warranties to be true and correct (without regard to any qualifications with respect to materiality or Material Adverse Effect contained therein) that would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect on Seller or the MidCon Entities following the Closing.

8.2                                 Performance of Covenants and Agreements. Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date (it being understood that failure to comply with one or more covenants or agreements which failure, individually or in the aggregate, has no material impact on the other Party, the MidCon Entities or the expected benefits of the transactions contemplated hereby shall constitute one manner of compliance in all material respects). All deliveries contemplated by Section 3.3 shall have been made.

8.3                                 HSR Act and Consents.

(a)           All waiting periods (and any extensions thereof) applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

(b)           CFIUS (or other authority that may be authorized to so act) shall have notified Seller in writing that it has determined not to investigate the transactions contemplated by this Agreement, the LLC Agreement, the Shareholder Agreement or the O&R Agreement, pursuant to the powers vested in it by the Exon-Florio Amendment or, in the event that CFIUS has undertaken such an investigation, CFIUS shall have terminated such investigation without the President of the United States or CFIUS (or other authority that may be authorized to so act) having requested Buyer or Seller to modify the transactions contemplated by this Agreement, the LLC Agreement, the Shareholder Agreement or the O&R Agreement or otherwise enter into any other commitment to protect the National Security of the United States as determined by the Exon-Florio Amendment.

(c)           All other Governmental Approvals and Third Party consents specified on Schedules 4.6 and 5.4 shall have been obtained.

8.4                                 Legal Proceedings. No preliminary or permanent injunction or other order, decree, or ruling issued by a Governmental Entity, and no statute, rule, regulation, or executive order promulgated or enacted by a Governmental Entity, which restrains, enjoins, prohibits, or otherwise makes illegal the consummation of the transactions contemplated hereby shall be in effect.

8.5                                 Credit Requirements. Buyer and its Affiliates shall have performed their obligations under Section 7.6 with respect to the assumption of the Company Guarantees, the applicable portion of cash deposits or other credit support shall have been returned to Seller or a Seller Affiliate and Seller and all Seller Affiliates shall have been released from their obligations under the Company Guarantees, unless at Seller’s request Buyer shall have provided a Backstop Guaranty in respect of any such Company Guarantees, in accordance with Section 7.6. Additionally, in accordance with Section 7.6, if required, substitute agreements or arrangements of Buyer or its Affiliates shall be in effect.

8.6                                 Operations and Reimbursement Agreement. NGPL and Knight Inc. shall have entered into an Operations and Reimbursement Agreement in the form attached hereto as Exhibit A (the “O&R Agreement”).

8.7                                 MidCon Debt and MidCon Payment. The issuer of the MidCon Debt shall have closed the offering of and received the proceeds from the issuance (which may have multiple tranches) with a par value (i) of no less than $2.65 billion but no greater than $2.8 billion in principal amount of debt securities with an Interest Rate no greater than 7.125% per annum, (ii) of more than $2.8 billion but less than $3.0 billion in principal amount of debt securities with an Interest Rate no greater than 7.25% per annum, or (iii) of $3.0 billion in principal amount of debt securities with an Interest Rate of no greater than 7.4% per annum, in each case with a weighted average life to maturity from issuance of at least seven (7) years; provided that in any event the terms applicable to such debt securities shall be consistent in all material respects with those set forth on the term sheet set forth in Exhibit E. The proceeds of the MidCon Debt shall have been paid to Seller in repayment of amounts owed by the Company to Seller.

8.8                                 Five Year Tranche.

Either:

(a)           One tranche of the MidCon Debt shall have a maturity from issuance of approximately five (5) years and shall be issued at par with a par value of at least $800.0 million in principal amount of debt securities (the “Five Year Tranche”). The Five Year Tranche shall be issued at an Interest Rate that if converted to a LIBOR swapped equivalent rate, as described below (“Libor Swapped Equivalent Rate”), is no greater than 250 basis points (2.5%). The Libor Swapped Equivalent Rate shall be determined at the time of the initial pricing of the Five Year

Tranche by subtracting the midmarket 5 year USD Libor Swap Rate (found on the Bloomberg system screen IRSB US sheet #1) at such time of initial pricing from the Interest Rate of the Five Year Tranche; or

(b)           Seller shall have elected to have a reduction in the Purchase Price pursuant to Section 2.3(c).

ARTICLE 9
CONDITIONS TO OBLIGATIONS OF BUYER

The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment as of the Closing Date of each of the following conditions:

9.1                                 Accuracy of Representations and Warranties. All representations and warranties of Seller contained in this Agreement shall be deemed to have been made again at and as of the Closing Date, and shall then be true and correct (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date) except for such failure of representations and warranties to be true and correct (without regard to any qualifications with respect to materiality or Material Adverse Effect contained therein) that, individually or in the aggregate, would not be reasonably likely to result in a Material Adverse Effect on the MidCon Entities.

9.2                                 Performance of Covenants and Agreements. Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date (it being understood that failure to comply with one or more covenants or agreements which failure, individually or in the aggregate, has no material impact on the other Party, the MidCon Entities or the expected benefits of the transactions contemplated hereby shall constitute one manner of compliance in all material respects). All deliveries contemplated by Section 3.2 shall have been made.

9.3                                 HSR Act and Consents.

(a)           All waiting periods (and any extensions thereof) applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

(b)           CFIUS (or other authority that may be authorized to so act) shall have notified Seller in writing that it has determined not to investigate the transactions contemplated by this Agreement, the LLC Agreement, the Shareholder Agreement or the O&R Agreement, pursuant to the powers vested in it by the Exon-Florio Amendment or, in the event that CFIUS has undertaken such an investigation, CFIUS shall have terminated such investigation without the President of the United States or CFIUS (or other authority that may be authorized to so act) having requested Buyer or Seller to modify the transactions contemplated by this Agreement, the LLC Agreement, the Shareholder Agreement or the O&R Agreement or otherwise enter into any other commitment to protect the National Security of the United States as determined by the Exon-Florio Amendment.

(c)           All other Governmental Approvals and Third Party consents specified on Schedules 4.6 and 5.4 shall have been obtained.

9.4                                 Legal Proceedings. No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Entity, and no statute, rule, regulation or executive order promulgated or enacted by a Governmental Entity, which restrains, enjoins, prohibits, or otherwise makes illegal the consummation of the transactions contemplated hereby shall be in effect.

9.5                                 MidCon Debt and MidCon Payment. The issuer of the MidCon Debt shall have closed the offering of and received the proceeds from the issuance (which may have multiple tranches) with a par value (i) of no less than $2.65 billion but no greater than $2.8 billion in principal amount of debt securities with an Interest Rate no greater than 7.125% per annum, (ii) of more than $2.8 billion but less than $3.0 billion in principal amount of debt securities with an Interest Rate no greater than 7.25% per annum, or (iii) of $3.0 billion in principal amount of debt securities with an Interest Rate of no greater than 7.4% per annum, in each case with a weighted average life to maturity from issuance of at least seven (7) years; provided that in any event the terms applicable to such debt securities shall be consistent in all material respects with those set forth on the term sheet set forth in Exhibit E. The proceeds of the MidCon Debt shall have been paid to Seller in repayment of amounts owed by the Company to Seller.

9.6                                 Five Year Tranche.

Either:

(a)           One tranche of the MidCon Debt shall have a maturity from issuance of approximately five (5) years and shall be issued at par with a par value of at least $800.0 million in principal amount of debt securities (the “Five Year Tranche”). The Five Year Tranche shall be issued at an Interest Rate that if converted to a LIBOR swapped equivalent rate, as described below (“Libor Swapped Equivalent Rate”), is no greater than 250 basis points (2.5%). The Libor Swapped Equivalent Rate shall be determined at the time of the initial pricing of the Five Year Tranche by subtracting the midmarket 5 year USD Libor Swap Rate (found on the Bloomberg system screen IRSB US sheet #1) at such time of initial pricing from the Interest Rate of the Five Year Tranche; or

(b)           Seller shall have elected to have a reduction in the Purchase Price pursuant to Section 2.3(c).

9.7                                 Operations and Reimbursement Agreement. NGPL and Seller shall have entered into the O&R Agreement.

9.8                                 FIRPTA Certificate. Seller shall have provided to Buyer a duly executed certificate of non-foreign status in the form and manner that complies with Section 1445 of the Code and the Treasury Regulations thereunder.

ARTICLE 10
CLOSING ARBITRATION

10.1         Closing Arbitration.

(a)           In the event that, (i) on the Business Day immediately prior to the Final Date or the Extended Final Date, as the case may be, Buyer provides notice to Seller that it believes in good faith that the conditions to closing set forth in Article 8 and Article 9 (excluding the last sentence of Section 8.2 and the last sentence of Section 9.2) are satisfied or waived, and Seller provides return notice to Buyer within five (5) Business Days, that it believes in good faith that the conditions set forth in Article 8 (excluding the last sentence of Section 8.2) have not been satisfied or waived, stating which condition(s) have not been satisfied or waived and a brief description of the failure of such condition(s) to be satisfied or waived, or (ii) on the Business Day immediately prior to the Final Date or the Extended Final Date, as the case may be, Seller provides notice to Buyer that it believes in good faith that the conditions to closing set forth in Article 8 and Article 9 (excluding the last sentence of Section 8.2 and the last sentence of Section 9.2) are satisfied or waived, and Buyer provides return notice to Seller within five (5) Business Days, that it believes in good faith that the conditions set forth in Article 9 (excluding the last sentence of Section 9.2) have not been satisfied or waived, stating which condition(s) have not been satisfied or waived and a brief description of the failure of such condition(s) to be satisfied or waived, or (iii) the Parties mutually agree in writing to arbitrate whether conditions to closing have been satisfied, then such dispute shall be submitted to arbitration that will be conducted in Chicago, Illinois, and, except as herein specifically stated, in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA Arbitration Rules”) then in effect. If Seller, in the case of clause (i) above, does not provide return notice within five (5) Business Days, a Satisfied Conditions Decision (as defined below) in favor of Buyer shall be deemed to have been issued.  If Buyer, in the case of clause (ii) above, does not provide return notice within five (5) Business Days, a Satisfied Conditions Decision in favor of Seller shall be deemed to have been issued.

(b)           Buyer and Seller shall jointly select a nationally recognized law firm or attorney that has significant experience in merger and acquisition transactions of similar complexity that is not counsel to either Buyer, Seller or any Investor and is otherwise neutral and impartial; provided, however, that if Buyer and Seller are unable to select such nationally recognized law firm or attorney within five (5) Business Days of the date of the return notice referred to in (a) above, either Party may request the American Arbitration Association to appoint, within ten (10) Business Days from the date of such request, a nationally recognized law firm or attorney, in each case meeting the requirements set forth above.  The firm or attorney so selected and accepting such selection shall be referred to herein as the “Arbitrator.”

(c)           The Parties shall each submit a summary description of their position with respect to the specific closing conditions in dispute within 15 Business Days of the appointment of the Arbitrator.  Unless otherwise mutually agreed to by the Parties, during such period each Party shall allow and participate in discovery as follows:

(i)            Each Party may (1) conduct three (3) non-expert depositions of no more than five (5) hours of testimony each, with any deponents employed by any

Party to appear for deposition in Chicago, Illinois; (2) propound a single set of requests for production of documents containing no more than ten (10) individual requests; (3) propound up to twenty (20) written interrogatories and (4) propound up to ten (10) requests for admission.  Any objections or responses to such discovery shall be due on or before five (5) Business Days after service.  The Arbitrator shall have subpoena power to compel delivery of such discovery items.

(ii)           The Arbitrator may, on application by either Party, authorize additional discovery only if deemed essential to avoid injustice.  In the event that remote witnesses might otherwise be unable to attend the arbitration, arrangements shall be made to allow their live testimony by video conference during the arbitration hearing.

(d)           The Arbitrator shall have authority to determine either (i) that the disputed closing conditions have been satisfied or waived as of the date of the initial notice under Section 10.1(a)(i) or (ii), as applicable, in accordance with the terms and conditions of this Agreement (a “Satisfied Conditions Decision”), in which case the Parties are obligated to consummate the transactions contemplated hereby, except as provided in the next succeeding sentence, or (ii) that the disputed closing conditions have not been satisfied or waived as of the date of the initial notice under Section 10.1(a)(i) or (ii), as applicable, in accordance with the terms and conditions of this Agreement (an “Unsatisfied Conditions Decision”), in which case the Parties are not obligated to consummate the transactions contemplated hereby.  In the event Buyer provides the initial notice under Section 10(a)(i) and the Arbitrator delivers a Satisfied Conditions Decision, Buyer shall not be obligated to consummate the transactions contemplated hereby if the conditions in Article 9 have not been satisfied or waived as of the Closing Date.  The Arbitrator shall deliver to Buyer and Seller, as promptly as practicable and in any event within twenty (20) Business Days after the latest date of submission of a summary description by one of the Parties, a written decision, which shall be final and binding upon the Parties to the fullest extent permitted by applicable Law and may be enforced in any court having jurisdiction.  The Parties agree that, once the issue has been submitted to the Arbitrator, there shall be no further litigation relating to satisfaction of closing conditions other than enforcement of the decision of the Arbitrator.

(e)           The Parties agree that the existence, conduct and content of any arbitration pursuant to this Article 10 shall be kept confidential and no Party shall disclose to any person any information about such arbitration, except as may be required by Law or by any Governmental Entity or for financial reporting purposes in each Party’s financial statements.

(f)            The loser of the arbitration shall bear all reasonable, documented legal and other fees and costs incurred in connection with this arbitration (including the fees and expenses of the Arbitrator).

ARTICLE 11
TERMINATION, AMENDMENT, WAIVER AND LIMITATION OF REMEDIES

11.1         Termination.  Subject to the provisions of Sections 11.2 and 11.3 below, this Agreement may be terminated at any time prior to the Closing in the following manner:

(a)           by mutual written consent of Seller and Buyer;

(b)           by either Seller or Buyer, if any Governmental Entity with jurisdiction over such matters shall have issued an order or injunction restraining, enjoining, or otherwise prohibiting the sale of the Purchased Shares hereunder and such order, decree, ruling, or other action shall have become final and unappealable provided that such Party has satisfied its obligations under Section 7.2(a) in response to the actions or requests of such Governmental Entity;

(c)           by either Buyer or Seller if the other Party (i) has breached any of its representations or warranties and, as a result of such breach, a condition to the obligation to consummate the transactions contemplated by this Agreement set forth in Article 8 (in the case of termination by Seller) or Article 9 (in the case of termination by Buyer) becomes incapable of satisfaction or (ii) fails to comply in any material respect with any of its covenants or agreements in this Agreement (it being understood that failure to comply with one or more covenants or agreements which failure, individually or in the aggregate, has no material impact on the other Party, the MidCon Entities or the expected benefits of the transactions contemplated hereby shall constitute one manner of compliance in all material respects); provided that the terminating Party must give the defaulting Party at least fifteen (15) days’ prior notice of such failure and the failure is not, or cannot be, cured before expiration of such period;

(d)           by either Seller or Buyer, if the Closing shall not have occurred on or before March 31, 2008 (the “Final Date”); provided that if the conditions in Section 8.3(a) or (b) or Section 9.3(a) or (b) have not been satisfied, or any other Governmental Approvals have not been received, on or before March 31, 2008, either Party may unilaterally extend such March 31, 2008 date to June 30, 2008 (the “Extended Final Date”), by notice delivered to the other Party on or prior to March 31, 2008; provided further, that if on such Final Date or Extended Final Date, the initial notice pursuant to Section 10(a)(i) or (ii) shall have been delivered, such date shall be further extended to a date that is 12 Business Days after the date on which the Arbitrator delivers or is deemed to have delivered to Buyer and Seller its Satisfied Conditions Decision or its Unsatisfied Conditions Decision; and provided further, that Buyer may terminate this Agreement if on or before January 31, 2008, either the offering of the MidCon Debt has not closed or MidCon or a newly-formed wholly-owned subsidiary of MidCon has not obtained a fully underwritten debt commitment for the MidCon Debt on terms that would satisfy the conditions set forth in Section 9.5 and that contains only typical administrative conditions to closing the underwritten offering of the MidCon Debt that Seller reasonably believes can be satisfied in a timely manner and conditions that are applicable to the closing of the offering of the MidCon Debt that are also conditions to the Closing, with appropriate changes for differences in the closing dates.  In any such event the right to terminate this Agreement under this Section 11.1(d) shall not be available to a Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;

(e)           by either Seller or Buyer, if any condition to its obligation to consummate the transactions contemplated by this Agreement set forth in Article 8 (in the case of termination by Seller) or Article 9 (in the case of termination by Buyer) becomes incapable of satisfaction prior to the date set forth in the first clause of Section 11.1(d), as it may be extended; provided, however, that the failure of such condition to be met is not the result of a material breach of this Agreement by the Party seeking to terminate this Agreement;

(f)            by either Buyer or Seller following the delivery of an Unsatisfied Conditions Decision by the Arbitrator in accordance with Article 10 with respect to one (1) or more conditions to closing set forth in Article 8 (in the case of termination by Seller) or in Article 9 (in the case of termination by Buyer); provided that the failure of any such condition to be met is not the result of a material breach of this Agreement by the Party seeking to terminate this Agreement;

(g)           by Seller if after ten (10) Business Days following the delivery, or deemed issuance or delivery pursuant to Section 10.1(a), of a Satisfied Conditions Decision Buyer has not purchased the Purchased Shares and delivered the Purchase Price to Seller, unless (x) Seller provided the initial notice under Section 10.1(a) and, subsequent to the date of such notice, Seller has taken action with the intent to, and which does, materially diminish the value of the Company (taking into account its investment in the other MidCon Entities) or Seller has failed to make the deliveries required to be made by it at the Closing pursuant to Section 3.2 (other than Sections 3.2(a), (f) and (j)) or (y) Buyer provided the initial notice under Section 10.1(a) and the conditions set forth in Article 9 have not been satisfied or waived as of the Closing; or

(h)           by Seller, if Buyer has not delivered the initial Investor Letter of Credit or the Cash Collateral as required by Section 7.15.

11.2         Effect of Termination.  If a Party terminates this Agreement under Section 11.1, then such Party shall promptly give notice to the other Party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, except that the agreements contained in this Article 11, the confidentiality provisions of Section 7.1, and Sections 7.3, 7.5, 11.5 and 11.6 shall survive the termination hereof.  Following such termination, (a) Buyer shall have no liability for damages hereunder, other than payment of the Buyer Termination Fee, under any circumstances and payment of the Buyer Termination Fee pursuant to the terms of Section 11.5 shall be Seller’s sole and exclusive remedy against Buyer under this Agreement, and (b) Seller shall be liable for damages hereunder only (i) for the failure of Seller to deliver the Purchased Shares in accordance with Section 3.2 (so long as Buyer is not in breach of any of its obligations under the Agreement in a manner that would permit Seller to terminate this Agreement pursuant to Section 11.1(c)) and (ii) for any intentional or willful and material breach of this Agreement by Seller.  No termination of this Agreement shall affect the obligations of the Parties pursuant to the Confidentiality Agreement, except to the extent specified therein.

11.3         Amendment.  This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the Parties.

11.4         Waiver.  Any Party may (i) waive any inaccuracies in the representations and warranties of another Party contained herein or in any document, certificate, or writing delivered pursuant hereto or (ii) waive compliance by any other Party with any of such other Party’s agreements or fulfillment of any conditions to its own obligations contained herein.  Any agreement on the part of a Party to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such Party.  No failure or delay by a Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.  No waiver of any of the provisions of this Agreement or a breach hereof shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

11.5         Buyer Termination Fee.

(a)           Buyer agrees that, if this Agreement shall be terminated by Seller (i) pursuant to Section 11.1(c), (d), (e) or (f) and a court of competent jurisdiction determines in a final judgment which is subject to no further appeal or review (or which is not fully bonded) in an action or proceeding to which both Seller and Buyer are parties, that this Agreement was duly and validly terminated by Seller pursuant to such Section and the circumstances giving rise to Seller’s ability to terminate were caused by an intentional or willful and material breach of this Agreement by Buyer or (ii) pursuant to Section 11.1(g) or 11.1(h), then, in each case, Seller shall be entitled to collect a fee of $150,000,000 (the “Buyer Termination Fee”) in cash in respect of all damages, fees and liabilities hereunder.

(b)           If the Buyer Termination Fee has become due and payable and an Investor Letter of Credit or Cash Collateral has been delivered pursuant to Section 7.15 or 11.5(e), Seller shall collect the Buyer Termination Fee by first attempting to draw with a conforming draft (and if required, a conforming declaration) upon the Investor Letter of Credit or withdrawing Cash Collateral as contemplated by Section 11.5(e), and Buyer upon such payment or withdrawal shall not have any further liability with respect to this Agreement or the transactions contemplated hereby (and such payment shall satisfy and discharge Buyer and each Buyer Affiliate from any and all liabilities and obligations arising under or in connection with this Agreement and the Investor Guarantees); provided that if (x) an Investor Letter of Credit has been delivered pursuant to Section 7.15 or Section 11.5(e), (y) the Buyer Termination Fee is due and payable in accordance with this Agreement, and (z) full payment of the Buyer Termination Fee is not made under the Investor Letter of Credit for any reason (other than, at a time when the Investor Letter of Credit is in full force and effect, Seller did not present a conforming draft and, if required, a conforming declaration) at such time (such failure to pay the Buyer Termination Fee under such circumstances is an “LC Failure”), Seller shall be entitled to collect the Buyer Termination Fee, and the Buyer Termination Fee will be paid, as provided in Section 11.5(d); it being understood that in no event shall Seller be entitled to collect the Buyer Termination Fee more than once.  After the initial delivery of an Investor Letter of Credit pursuant to Section 7.15 or 11.5(e), Buyer shall maintain an Investor Letter of Credit in full force and effect until the earliest to occur of (i) the Closing, (ii) Seller’s collection of the Buyer Termination Fee pursuant to this Section 11.5, (iii) 30 days after the Arbitrator delivers an Unsatisfied Conditions Decision, (iv) after a termination of this Agreement by Seller pursuant to Section 11.1(c), (d), (e) or (f), 30 days after any claim or dispute with respect to whether there has been an intentional or willful and material breach of this Agreement by Buyer is resolved by a court of competent jurisdiction in a final judgment which is subject to no further appeal or review in an action to which Buyer and Seller are both parties which determines that this Agreement was not duly and validly terminated by

Seller pursuant to Section 11.1(c), (d), (e) or (f) and/or that the circumstances giving rise to Seller’s ability to terminate were not caused by an intentional or willful and material breach of this Agreement by Buyer, (v) 10 Business Days after termination of the Agreement by Buyer pursuant to Section 11.1(c), (d), (e) or (f) (provided that this clause (v) is not applicable if prior to the expiration of such 10 Business Days Seller gives Notice to Buyer that it believes such termination was invalid), (vi) ten Business Days after termination of this Agreement pursuant to Section 11.1(a), or (vii) ten Business Days after termination of this Agreement pursuant to Section 11.1(b) (provided that this clause (vii) is not applicable if prior to the expiration of such ten Business Days Seller gives Notice to Buyer that it believes such termination was invalid). If pursuant to clause (v) or (vii) above Seller has given Notice to Buyer that it believes that the termination of this Agreement by Buyer described in those clauses was invalid, Buyer shall not be required to maintain an Investor Letter of Credit in full force and effect after the earlier of (1) ten Business Days after Seller’s Notice to Buyer that Seller no longer believes that such termination was invalid, or (2) 30 days after any claim or dispute with respect to whether such termination by Buyer was valid is resolved by a court of competent jurisdiction in a final judgment which is subject to no further appeal or review in an action to which Buyer and Seller are both parties which determines that this Agreement was validly terminated by Buyer or Seller pursuant to Section 11.1(b) or by Buyer pursuant to Section 11.1(c), (d), (e) or (f), as the case may be.  If, within 15 Business Days before the stated expiration date of any Investor Letter of Credit, such Investor Letter of Credit has not been extended or Buyer has not replaced such Investor Letter of Credit with a new Investor Letter of Credit delivered to Seller, that is either (x) issued by the same bank and identical in form and substance (with changes only to the Letter of Credit number, the date of its issuance, and the expiration date (which must be at least three months later than the Investor Letter of Credit which it replaces)) as the Form of Investor Letter of Credit attached as Exhibit G to this Agreement, or (y) of like tenor, that is from a financial institution with a credit rating that is greater than or equal to the credit rating on the date of this Agreement of the financial institution that issued the original Investor Letter of Credit, and that is in form and substance reasonably acceptable to Seller, Seller shall be entitled to draw upon such Investor Letter of Credit for the full face amount of $150,000,000 (or the reduced amount of any replacement Investor Letter of Credit contemplated by Section 11.5(d) after an LC Failure) if Seller presents its conforming draft (and, if required, a conforming declaration) prior to the earliest occurrence of the dates in clauses (i), (ii), (iii), (iv), (v) (if applicable), (vi), or (vii) (if applicable) of the second preceding sentence or the date in the immediately preceding sentence.  Upon Seller’s receipt of such $150,000,000 (or such reduced amount if the balance of the Buyer Termination Fee has been paid pursuant to Section 11.5(d)), the Buyer Termination Fee shall be deemed to have been paid to Seller, unless and until such amount is returned to Buyer in accordance with the following: if subsequently (i) after a termination of this Agreement by Seller pursuant to Section 11.1(c), (d), (e) or (f), a court of competent jurisdiction determines in a final judgment which is subject to no further appeal or review in an action to which Buyer and Seller are both parties that this Agreement was not duly and validly terminated by Seller pursuant to Section 11.1(c), (d), (e) or (f), and/or that the circumstances giving rise to Seller’s ability to terminate this Agreement were not caused by an intentional or willful and material breach of this Agreement by Buyer, (ii) the Arbitrator delivers an Unsatisfied Conditions Decision or (iii) this Agreement is terminated under any other circumstances that do not entitle Seller to receive the Buyer Termination Fee, then in either case Seller shall return to Buyer any and all amounts drawn upon and received pursuant to such Investor Letter of Credit, together with interest thereon, such interest to be calculated using the 30 day LIBOR rate. Nothing in this Section shall affect the liability of Seller for wrongful draw on an Investor Letter of Credit.

(c)           If this Agreement is terminated pursuant to Section 11.1(h), then Seller may collect the Buyer Termination Fee by making demand on the Investor Guarantees delivered by BBIFNA AIV Two, LP and Babcock & Brown International Pty Ltd or on any letter of credit or other security accepted by Seller for such purpose, and each of the guarantors thereunder, (and the appropriate parties with respect to any such letter of credit or other security) will thereupon pay to Seller the portion of the Buyer Termination Fee set forth in its Investor Guarantee or such other documents. Upon such payment of the Buyer Termination Fee, Buyer shall not have any further liability with respect to this Agreement or the transactions contemplated hereby and such payment shall satisfy and discharge Buyer and each Buyer Affiliate from any and all liabilities and obligations arising under or in connection with this Agreement or the Investor Guarantee.

(d)           If an LC Failure occurs, such LC Failure may be cured within 30 days after Seller gives Buyer notice of such LC Failure (x) as to all Investors, by Buyer’s payment of the Buyer Termination Fee to Seller or (y) as to an Investor, by such Investor’s payment of its Investor Percentage of the Buyer Termination Fee to Seller. If an LC Failure is not cured as to an Investor within such 30 day period, Seller shall be entitled to collect such Investor’s Investor Percentage of the Buyer Termination Fee pursuant to such Investor’s Investor Guarantee. Upon payment pursuant to clause (x) of the first sentence of this Section 11.5(d), (i) Seller shall return the Investor Letter of Credit to Buyer for cancellation and release the issuing bank from all liability with respect to such LC Failure and (ii) such payment shall satisfy and discharge Buyer and each Buyer Affiliate from any and all liabilities and obligations arising under or in connection with this Agreement or the Investor Guarantees. Upon a payment pursuant to clause (y) of the first sentence of this Section 11.5(d) or pursuant to an Investor Guarantee, (i) the amount of the Investor Letter of Credit required to be maintained pursuant to Section 11.5(b) shall be reduced by the amount of such payment and (ii) such payment shall satisfy and discharge the Investor making such payment and each Person that is included within the definition of Buyer Affiliate by reason of a relationship to such Investor (unless such other Person is also an Investor or is also a Buyer Affiliate by reason of a relationship with another Investor and in either case such other Investor has not made payment under its Investor Guarantee) from any and all liabilities and obligations arising under or in connection with this Agreement or such Investor’s Investor Guarantee.

(e)           If Buyer delivers Cash Collateral to Seller as contemplated by Section 7.15, it shall be held by Seller in a segregated account at a bank or other financial institution in the United States of America selected by Buyer and reasonably satisfactory to Seller and invested and disbursed as provided in this Section 11.5(e). Cash Collateral held by Seller shall be invested in debt securities issued by, or backed by the full faith and credit of, the United States of America having a remaining maturity of 30 days or less at the time of investment; interest received with respect to the Cash Collateral shall be paid to Buyer promptly upon receipt.  Upon delivery to Seller of an Investor Letter of Credit, the Cash Collateral shall be delivered to Buyer.  If (w) Buyer has delivered Cash Collateral to Seller as contemplated by Section 7.15, (x) no Investor Letter of Credit has been delivered to Seller, (y) this Agreement shall be terminated by Seller and (z) Seller shall be entitled to collect the Buyer Termination Fee in accordance with

Section 11.5(a), Seller may withdraw the Cash Collateral from the segregated account to pay the Buyer Termination Fee to itself and shall pay any excess Cash Collateral to Buyer; such payment shall satisfy and discharge Buyer and each Buyer Affiliate from any and all liabilities and obligations arising under or in connection with this Agreement or the Investor Guarantees.  Concurrently with any withdrawal of the Cash Collateral to pay the Buyer Termination Fee, Seller shall deliver to Buyer the same certificate that would have been required for a draw on the Investor Letter of Credit (except that such certificate shall be addressed to Buyer and references to the Investor Letter of Credit shall be omitted).  If following such a payment of the Buyer Termination Fee a court of competent jurisdiction in a final judgment which is subject to no further appeal or review (or which is not fully bonded) determines that Seller was not entitled to collect the Buyer Termination Fee, Buyer shall be entitled to recover the Cash Collateral, together with any interest received with respect thereto.  On the date that Buyer would have ceased to have been required to maintain an Investor Letter of Credit in full force and effect pursuant to Section 11.5(b) had the initial Investor Letter of Credit been delivered to Seller, Seller shall deliver the Cash Collateral to Buyer, unless Seller is entitled to the Buyer Termination Fee.

11.6         Exclusivity of Remedies; No Equitable Remedy Against Buyer.

(a)           Prior to Closing, except as provided in the several Investor Guarantees and the documents relating to any letter of credit or other security accepted by Seller as described in Section 11.5(c), collection of the Buyer Termination Fee by Seller by drawing on the Investor Letter of Credit shall be the sole and exclusive remedy of Seller and all of its subsidiaries and Affiliates against Buyer and the Buyer Affiliates (as defined below) in respect of any liabilities or obligations arising under or in connection with this Agreement or the Investor Guarantees. Prior to Closing, Seller shall not be entitled to an order of specific performance, an injunction or other equitable remedy to prevent breaches of or require performance of this Agreement by Buyer. The Parties agree and acknowledge that nothing contained in this Section 11.6(a) shall limit Seller’s remedies against Buyer for breach of the confidentiality provisions of Section 7.1.  Notwithstanding the foregoing, nothing in this Section 11.6(a) shall affect the liabilities or obligations of Buyer or a Buyer Affiliate under, or the remedies of Seller or any of its subsidiaries or Affiliates with respect to, the Confidentiality Agreement, or any other agreement entered into at or after the Closing to which Buyer or such Buyer Affiliate is a party.

(b)           Except as provided in the several Investor Guarantees and the documents relating to any letter of credit or other security accepted by Seller as described in Section 11.5(c), notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered contemporaneously herewith (other than the several Investor Guarantees and the documents relating to any letter of credit or other security accepted by Seller as described in Section 11.5(c)), Seller acknowledges and agrees that neither it nor any of its subsidiaries or Affiliates has any right of recovery under or in connection with this Agreement against, and will not institute any action in respect thereof against, and no liability under or in connection with this Agreement shall attach to, any Investor, the former, current or future stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of any Investor or of the Buyer or of any former, current or future stockholder, director, officer, employee, agent, Affiliate, member, manager, general or limited partner or assignee of any of the foregoing, in each case other than the Buyer (collectively “Buyer Affiliates”), whether by or through attempted piercing of the corporate or other entity veil, by or through a claim by or on behalf of the Buyer against an Investor or other Buyer Affiliate (including a claim to enforce any Investor Commitment Letter), by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise. Seller hereby covenants and agrees that it shall not assert in any litigation or other proceeding that the provisions of Section 11.2 or 11.5 or of this Section 11.6 limiting their remedies (except pursuant to the several Investor Guarantees and the documents relating to any letter of credit or other security accepted by Seller as described in Section 11.5(c)) to Seller’s collection of the Buyer Termination Fee by drawing on the Investor Letter of Credit and denying any other remedy against the Buyer Affiliates are illegal, invalid or unenforceable in whole or in part. Notwithstanding the foregoing, nothing in this Section 11.6(b) shall affect the liabilities or obligations of Buyer or a Buyer Affiliate under, or the remedies of Seller or any of its subsidiaries or Affiliates with respect to, the Confidentiality Agreement, or any other agreement entered into at or after the Closing to which Buyer or such Buyer Affiliate is a party.

(c)           This Section 11.6 is intended for the benefit of, and shall be enforceable by, the Investors and the other Buyer Affiliates (notwithstanding anything to the contrary in Section 13.3) and shall survive termination of this Agreement.

ARTICLE 12
INDEMNIFICATION

12.1         Indemnification.

(a)           Seller’s Indemnity.  From and after the Closing, subject to the other terms and limitations in this Article 12 (including Section 12.1(d)) and in Section 7.4 hereof, Seller shall indemnify, defend and hold harmless the Buyer Indemnitees from and against any and all Buyer Losses (i) that arise out of, result from or relate to any breach of Seller’s representations or warranties made, as of the Closing Date, in this Agreement (without regard to any qualification with respect to materiality or Material Adverse Effect contained therein), (ii) that arise out of, result from or relate to any failure by Seller to perform or observe any term, provision, covenant or agreement to be performed or observed by Seller under this Agreement and (iii) that arise out of, result from or relate to any Excluded Liability.

(b)           Buyer’s Indemnity.  From and after the Closing, subject to the other terms and limitations in this Article 12 and in Section 7.4 hereof, Buyer shall indemnify, defend and hold harmless the Seller Indemnitees from and against any and all Seller Losses (i) that arise out of, result from or relate to any breach of Buyer’s representations or warranties made, as of the Closing Date, in this Agreement (without regard to any qualification with respect to materiality or Material Adverse Effect contained therein) and (ii)  that arise out of, result from or relate to any failure by Buyer to perform or observe any term, provision, covenant or agreement to be performed or observed by Buyer under this Agreement.

(c)           Limitations on Indemnity.

(i)            Except as set forth in Section 12.1(c)(ii) and 12.1(d), the Buyer Indemnitees shall not be entitled to assert any right to indemnification under Section 12.1(a)(i) and (ii), (X) except with respect to individual claims or a series of related claims that exceed $1,000,000 in amount (the “Threshold”) and (Y) until the aggregate amount of all the Buyer Losses actually suffered by the Buyer Indemnitees as a result of individual claims (or a series of related claims) that each exceed the Threshold exceeds, on a cumulative basis, the Deductible Amount, and then only to the extent such Buyer Losses exceed, in the aggregate, the Deductible Amount.  Except as set forth in Section 12.1(c)(ii), Seller shall not be required to indemnify the Buyer Indemnitees for Buyer Losses under Section 12.1(a)(i) in any amount exceeding, in the aggregate, an amount equal to ten percent (10%) of the Purchase Price, as such Purchase Price may be adjusted pursuant to Section 2.3(b).

(ii)           The foregoing provisions of Section 12.1(c)(i) shall not apply to any claim arising out of, resulting from or relating to a breach of Seller’s representations or warranties set forth in Sections 4.1 (Organization of Seller), 4.2(a) (Organization of MidCon Entities), 4.2(c) (Ownership of Equity; Encumbrances), 4.2(d) (Rights to Acquire Equity), 4.4 (Seller’s Authority) and 4.18 (Brokerage Fees); provided, that in no event shall Seller ever be required to indemnify the Buyer Indemnitees for Buyer Losses arising out of, resulting from or relating to breaches of such representations and warranties in an amount exceeding, in the aggregate, an amount equal to the Purchase Price, as such Purchase Price may be adjusted pursuant to Section 2.3(b).

(iii)          The amount of any Buyer Loss for which a Buyer Indemnitee claims indemnification shall be reduced by: (A) any insurance proceeds actually received by the Buyer Indemnitees with respect to a Buyer Loss and (B) the value of any net tax benefit actually realized (by reason of a Tax deduction, shifting of income to Seller, or Tax credits that directly relate to such Buyer Loss) by the Buyer Indemnitees in connection with the Buyer Loss which shall be determined after taking into account and utilizing all of Buyer’s and its Affiliates other available Tax attributes.

(iv)          Except as set forth in Section 12.1(c)(v), the Seller Indemnitees shall not be entitled to assert any right to indemnification under Section 12.1(b) until the aggregate amount of all the Seller Losses actually suffered by the Seller Indemnitees as a result of individual claims (or a series of related claims) that each exceed the Threshold exceeds, on a cumulative basis, the Deductible Amount, and then only to the extent such Seller Losses exceed, in the aggregate, the Deductible Amount.  Except as set forth in Section 12.1(c)(v), Buyer shall not be required to indemnify the Seller Indemnitees for Seller Losses under Section 12.2(b)(i) in any amount exceeding, in the aggregate, an amount equal to ten percent (10%) of the Purchase Price, as such Purchase Price may be adjusted pursuant to Section 2.3(b).

(v)           The foregoing provisions of Section 12.1(c)(iv) shall not apply to any claim arising out of, resulting from or relating to a breach of Buyer’s representations or warranties set forth in Sections 5.1 (Organization of Buyer), 5.2 (Buyer’s Authority) and 5.7 (Brokerage Fees); provided, that in no event shall Buyer ever be required to indemnify the Seller Indemnitees for Seller Losses arising out of, resulting from or relating to breaches of such representations and warranties in an amount exceeding, in the aggregate, an amount equal to the sum of the Purchase Price, as such Purchase Price may be adjusted pursuant to Section 2.3(b).

(vi)          The amount of any Seller Loss for which a Seller Indemnitee claims indemnification shall be reduced by: (A) any insurance proceeds actually received by the Seller Indemnitees with respect to a Seller Loss and (B) the value of any net tax benefit actually realized (by reason of a Tax deduction, shifting of income to Buyer, or Tax credits that directly relate to such Seller Loss) by Seller Indemnitees in connection with the Seller Loss which shall be determined after taking into account and utilizing all of Seller’s and its Affiliates other available Tax attributes.

(d)           Tax Indemnity.

(i)            Seller shall indemnify, defend and hold harmless the Buyer Indemnitees and the MidCon Entities from and against any and all liabilities for Income Taxes that arise out of result from or relate to: (i) a taxable period (or portion thereof) of the MidCon Entities that ends on or before the Closing Date, and (ii) any Taxes of Seller or any Affiliate thereof that are imposed on the MidCon Entities pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee, successor, by contract or otherwise.  The limitations set forth in Section 12.1(c) of this Agreement shall not apply to this Section 12.1(d).

(ii)           For purposes of Section 12.1(d), with respect to any taxable period that begins before the Closing Date and ends after the Closing Date, the amount of Income Tax (as calculated at the end of the applicable taxable period) that is allocable to the MidCon Entities for the period ending on or before the Closing Date shall be deemed equal to the amount which would be payable if the taxable year ended on the Closing Date (based on an interim closing of the books as of the close of such date).

(iii)          Payment of any amounts due under this Section 12.1(d) shall be made no later than 10 days prior to the date on which such Tax liability is required to be paid.

(e)           WAIVER OF PUNITIVE OR CONSEQUENTIAL DAMAGES.

(i)            NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR THE RELATED AGREEMENTS, BUYER SHALL

NOT BE LIABLE TO THE SELLER INDEMNITEES FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE, OR SPECULATIVE DAMAGES, EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE INCLUDED IN ANY ACTION BY A THIRD PARTY AGAINST A SELLER INDEMNITEE FOR WHICH SUCH SELLER INDEMNITEE IS ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT.

(ii)           NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR THE RELATED AGREEMENTS, SELLER SHALL NOT BE LIABLE TO ANY BUYER INDEMNITEES FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES, EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE INCLUDED IN ANY ACTION BY A THIRD PARTY AGAINST A BUYER INDEMNITEE FOR WHICH THE BUYER INDEMNITEE IS ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT.

(f)            Survival.  All of the representations and warranties of the Parties set forth in this Agreement, and the obligations set forth in this Article 12, shall survive the Closing.  Notwithstanding the foregoing sentence, any assertion that Seller is liable for indemnification pursuant to Section 12.1, must be made in writing and must be delivered to Seller on or prior to the date that is 12 months after the Closing Date; provided, however, that (i) any claim arising out of, resulting from or relating to a breach of Seller’s representations and warranties set forth in Sections 4.10 (Tax Matters), 4.15 (Employee Matters), or Section 4.18 (Brokerage Fees) may be delivered to Seller at any time on or before the date that is 60 days after the applicable statute of limitations date; (ii) any claim arising out of, resulting from or relating to a breach of Seller’s representations and warranties set forth in Section 4.16 (Environmental) may be delivered at any time on or before the date that is 2 years after the Closing Date; and (iii) any claim arising out of, resulting from or relating to (A) a breach of Seller’s representations and warranties set forth in Sections 4.1 (Organization of Seller), 4.2(a) (Organization of MidCon Entities), 4.2(c) (Ownership of Equity; Encumbrances), 4.2(d) (Rights to Acquire Equity), 4.4 (Seller’s Authority) and (B) any Excluded Liability shall survive indefinitely.

(g)           Exclusive Remedy.  Absent fraud, and except for seeking equitable relief in the form of specific performance, the indemnification provisions of this Article 12 shall be the sole and exclusive remedy of each Party (including the Seller Indemnitees and the Buyer Indemnitees) after the Closing (i) for any breach of a Party’s representations and warranties contained in this Agreement or (ii) otherwise with respect to this Agreement and the transaction contemplated hereby, but excluding the Related Agreements and the transaction contemplated thereby.  To the extent that any Buyer Indemnitees suffer any Losses for which they may assert any other right to indemnification, contribution or recovery from Seller (whether under this Agreement or under any common law or any statute, including any Environmental Law, or otherwise), Buyer hereby, effective upon Closing (i) waives, releases and agrees not to assert such right against Seller, and (ii) agrees to cause the Buyer Indemnitees to waive, release and agree not to assert such right.  To the extent that any Seller Indemnitees suffer any Losses for which they may assert any other right to indemnification, contribution or recovery from Buyer (whether under this Agreement or under any common law or any statute, including any Environmental Law, or otherwise), Seller hereby, effective upon Closing (i) waives, releases and agrees not to assert such right against Buyer, and (ii) agrees to cause the Seller Indemnitees to waive, release and agree not to assert such right.

(h)           Characterization of Indemnity Payments.  All payments under this Article 12 shall be treated for Tax purposes as either an adjustment to the Purchase Price or a contribution to the capital of the Company.

12.2         Defense of Claims.

(a)           Notice.  If an Indemnitee receives notice of the assertion of any claim or of the commencement of any Third Party Claim with respect to which indemnification is to be sought from the Indemnifying Party, the Indemnitee will give such Indemnifying Party reasonable prompt notice thereof.  In no event shall such notice be given later than ten (10) days after the Indemnitee’s receipt of notice of such Third Party Claim.  However, the failure to give timely notice will not affect the rights or obligations of the Indemnifying Party except and only to the extent that, as a result of such failure, the Indemnifying Party was materially prejudiced.  Such notice shall describe the nature of the Third Party Claim in reasonable detail and will, if practicable, indicate the estimated amount of the Loss that has been or may be sustained by the Indemnitee.  The Indemnifying Party will have the right to participate in or, by giving notice to the Indemnitee, to elect to assume the defense of, any Third Party Claim at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, and the Indemnitee will cooperate in good faith in such defense at such Indemnitee’s own expense.

(b)           Opportunity to Defend.  If within ten (10) days after an Indemnitee provides notice to the Indemnifying Party of any Third Party Claim, the Indemnitee receives notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim, the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof.  Without the prior written consent of the Indemnitee, which shall not be unreasonably withheld or delayed, the Indemnifying Party will not enter into any settlement of any Third Party Claim which would lead to liability, adversely affect the Indemnitee or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder.  If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give notice to the Indemnitee to that effect.  If the Indemnitee fails to consent to such firm offer within twenty (20) days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party to such Third Party Claim will be the amount of such settlement offer, plus reasonable costs and expenses paid or incurred by the Indemnitee up to the date of such notice.

(c)           Direct Claim.  Any Direct Claim will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, but in any event not later than twenty (20) Business Days after the Indemnitee becomes aware of such Direct Claim; provided that the omission so to notify the Indemnifying Party in a timely manner shall not relieve it from any liability which it may have to the Indemnitee to the extent it is not materially prejudiced as a result thereof.  The Indemnifying Party will have a period of ninety (90) days from the date of notice within which to respond to such Direct Claim.  If the Indemnifying Party does not respond within such ninety (90) day period, the Indemnifying Party will be deemed to have accepted such Direct Claim.  If the Indemnifying Party rejects such Direct Claim, the Indemnitee will be free to seek enforcement of its rights to indemnification under this Agreement.

ARTICLE 13
MISCELLANEOUS

13.1         Notices.  All notices, requests, demands, and other communications required or permitted to be given or made hereunder by a Party (each a “Notice”) shall be in writing and shall be deemed to have been duly given or made if (i) delivered personally, (ii) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (iii) delivered by prepaid overnight courier service requiring acknowledgment of receipt, or (iv) delivered by confirmed facsimile transmission to the Parties at the following addresses (or at such other addresses as shall be specified by the Parties by similar notice):

If to Buyer:

Myria Acquisition Inc.

c/o Babcock & Brown LP

2 Harrison Street

San Francisco, CA 94105

Attn:  Office of the General Counsel

Telephone:  (415)512-1515

Fax:  415-267-1500

with a copies to:

Dewey & LeBoeuf LLP
125 West 55th Street
New York, New York  10019
Attention:  Sheri E. Bloomberg, Esq.

Fax: 212-424-8500

Babcock & Brown LP

885 Second Avenue

New York, NY 10017

Attn:  Dennis Mahoney

Tel:  212-415-0713

Fax:  212-935-8949

If to Seller:

                Knight Inc.

                500 Dallas, Suite 1000

                Houston, Texas 77002

                Attention:  General Counsel

                Fax:  713-369-9410

with a copy to:

                Bracewell & Giuliani LLP
                711 Louisiana, Suite 2300
                Houston, Texas 77002
                Attention: Gary W. Orloff

                Fax: 713-221-2166

Notices shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (ii) if mailed, upon the earlier of five days after deposit in the mail or the date of delivery as shown by the return receipt therefor, or (iii) if sent by facsimile transmission, when the answer back is received if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours.

13.2         Entire Agreement.  This Agreement, together with the Disclosure Schedules, the Exhibits, the Related Agreements and the Confidentiality Agreement, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.  There are no restrictions, promises, representations, warranties, covenants or undertakings between the Parties, other than those expressly set forth or referred to herein or therein.

13.3         Binding Effect; Assignment; No Third Party Benefit.  This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns; provided neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by a Party without the prior written consent of the other Parties; and any assignment without such consent shall be void; provided further, that notwithstanding the foregoing, after the Closing, Buyer shall be permitted to assign its rights hereunder to the Investors and to any other transferee of the Class B Shares in connection with any transfer of the Class B Shares that is permitted pursuant to the LLC Agreement and the Shareholder Agreement, and such assignment shall not require the consent of the Seller.  Except as provided herein, nothing in this Agreement is intended to or shall confer upon any Person other than the Parties, and their successors and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

13.4         Severability.  If any one or more of the provisions contained in this Agreement or in any other document delivered pursuant hereto shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement or any other such document.  If any provision of this Agreement is for any reason, held to be invalid, illegal or unenforceable, but would be valid, legal and enforceable if minor changes were made, there shall be deemed to be made such minor changes, and only such minor changes, as are necessary to make it valid, legal and enforceable.

13.5         Governing Law; Consent To Jurisdiction.

(a)           THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES OR PRINCIPLES.

(b)           THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN COOK COUNTY, ILLINOIS OVER ANY DISPUTE BETWEEN THE PARTIES ARISING OUT OF THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY, AND EACH PARTY IRREVOCABLY AGREES THAT ALL SUCH CLAIMS IN RESPECT OF SUCH DISPUTE SHALL BE HEARD AND DETERMINED IN SUCH COURTS.  THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY DISPUTE ARISING OUT OF THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY BEING BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE.  EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

13.6         Further Assurances.  From time to time following the Closing, at the request of a Party and without further consideration, the other Parties shall execute and deliver to such requesting Party such instruments and documents and take such other action (but without incurring any material financial obligation) as such requesting Party may reasonably request to consummate more fully and effectively the transactions contemplated hereby.

13.7         Disclosure Schedules.  Certain information set forth in the Disclosure Schedules is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement.  The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in a Disclosure Schedule is or is not material for purposes of this Agreement.

13.8         Counterparts.  This Agreement may be executed by the Parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.  Facsimile copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement thereof.

13.9         Currency.  All references to “dollars” or “$” in this Agreement shall mean United States Dollars.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement, or caused this Agreement to be executed by their duly authorized representatives, all as of the day and year first above written.

“SELLER”

KNIGHT INC.,
a Kansas corporation

By:	/s/ David Kinder
Name:	David Kinder
Title:	Vice President

“BUYER”

MYRIA ACQUISITION INC.,
a Delaware corporation

By:	/s/ Christopher P. Kinney
Name:	Christopher P. Kinney
Title:	President and Chief Executive Officer

EXHIBIT A

OPERATIONS AND REIMBURSEMENT AGREEMENT

FOR

NATURAL GAS PIPELINE COMPANY OF AMERICA

Dated as of [                            ]

By and between

Knight Inc.

As Operator

And

Natural Gas Pipeline Company of America

As Owner

TABLE OF CONTENTS

		Page

ARTICLE 1
ENGAGEMENT AND RELATIONSHIP OF PARTIES

1.1	Engagement of Operator	7
1.2	Relationship of the Parties	7
1.3	Performance Standard	7

ARTICLE 2
SCOPE AND DUTIES OF OPERATOR

2.1	Scope of the Services	7
2.2	FERC Standards of Conduct	11
2.3	Performance	11
2.4	Ownership of Property	11
2.5	Cooperation	12

ARTICLE 3
EXPENDITURES AND REIMBURSEMENT

3.1	Budgets and Authorization for Expenditures	12
3.2	Authorization for Expenditures for Emergencies	15
3.3	Authorization for Expenditures	15
3.4	Reimbursement	15
3.5	Services to be Provided at Cost	15
3.6	Monthly Invoices	16
3.7	Payment Disputes	16

ARTICLE 4
ACCOUNTING AND RECORDS

4.1	Maintenance of Accounts	16

ARTICLE 5
ADDITIONAL COVENANTS OF THE PARTIES

5.1	Restricted Actions	17
5.2	Compliance with Laws	17
5.3	Expansion or Extension Opportunities	17
5.4	Customer Information	17

ARTICLE 6
INSURANCE

6.1	Insurance Provided by Operator	18
6.2	Other Requirements	18

ARTICLE 7
TERM AND TERMINATION

7.1	Term	18

OPERATIONS AND REIMBURSEMENT AGREEMENT

This Operations and Reimbursement Agreement (this “Agreement”) is entered into as of the [        ] day of [                ] (the “Effective Date”) by and between Knight Inc., formerly known as Kinder Morgan, Inc., a Kansas corporation (“Operator”), and Natural Gas Pipeline Company of America, a Delaware [corporation] (together with its directly-held subsidiaries and jointly-owned limited liability companies and Kinder Morgan Illinois Pipeline LLC, a Delaware limited liability company, “Owner”), and a wholly-owned subsidiary of MidCon LLC, a Delaware limited liability company (“MidCon”). Each of Operator and Owner is sometimes referred to herein individually as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, Owner owns the Pipeline (defined herein) which is subject to the jurisdiction of the FERC (defined below) pursuant to the Natural Gas Act of 1938, as amended, and currently operated, maintained and managed by Knight Inc., formerly known as Kinder Morgan, Inc. (“Knight”); and

WHEREAS, Knight and Myria Acquisition Inc. have entered into a Purchase Agreement, dated December [    ], 2007 (“Purchase Agreement”), pursuant to which Knight has agreed to sell to Myria Acquisition Inc. certain shares of MidCon (the “MidCon Shares”); and

WHEREAS, as a condition precedent to the sale of the MidCon Shares pursuant to the Purchase Agreement, and consistent with the intent of Knight and Myria Acquisition Inc. pursuant to that certain Limited Liability Company Agreement of MidCon, dated [                      ], 2007 (the “LLC Agreement”), the Parties have agreed to enter into this Agreement under which Knight will operate, maintain and further develop the Pipeline; and

WHEREAS, Owner desires to hire Operator as an independent contractor, to operate and maintain the Pipeline, and to provide related administrative services to Owner and the Pipeline, in accordance with this Agreement, and Operator desires to be so hired.

NOW, THEREFORE, for and in consideration of the foregoing, the mutual covenants and promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, Owner and Operator hereby agree as follows:

DEFINITIONS

Unless the context otherwise requires, each defined term shall be equally applicable both to the singular and the plural forms of the term so defined. As used in this Agreement, each of the following terms shall have the meaning given to it below (other defined terms may be found elsewhere in this Agreement):

“Action” means any action, suit, arbitration, inquiry, condemnation, audit, proceeding or investigation (whether civil or criminal) by or before any court or other Governmental Entity or any arbitrator or panel of arbitrators.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person in question; provided, however, that Owner and Operator shall not be deemed to be Affiliates of each other for purposes of this Agreement. For the purposes of this definition, “control” means, when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” is defined in the Introductory Paragraph.

“Arbitration Notice” is defined in Section 9.2(a)(iii).

“Arbitrator” is defined in Section 9.3(a).

“Business Day” means any day other than a Saturday, Sunday or other day on which banks are authorized or required to be closed in New York, New York, Chicago, Illinois or Houston, Texas.

“Calendar Year” refers to the time period beginning at 8:00 a.m. Houston time on January 1 and extending until 8:00 a.m. Houston time on January 1 of the next following year.

“Claim” means any and all debts, losses, liabilities, duties, claims, damages, obligations, payments, fines, penalties (including, without limitation, those arising out of any demand, assessment, settlement, judgment, or compromise relating to any actual or threatened Action), costs and reasonable expenses including, without limitation, any reasonable attorneys’ fees and any and all reasonable expenses whatsoever incurred in investigating, preparing, or defending any Action, whether matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown.

“Confidential Information” is defined in Section 10.8.

“Construction Opportunity” means any opportunity for construction of an extension and/or expansion of the Pipeline, or for any acquisition of assets or stock outside the ordinary course of the Pipeline’s business, that is presented to the Board of Directors of Owner for consideration.

“Construction Opportunity Budget(s)” means the budget(s) set forth in any Construction Opportunity.

“Cure Notice” is defined in Section 7.2(d).

“Development Plan” means those certain infrastructure enhancement, expansion or extension projects described in the Project Execution Plan and budget(s) attached hereto as Exhibit A, as same may be amended, supplemented or otherwise modified from time to time by agreement of the Parties.

2

“Development Plan Budget” means the budget(s) set forth in Exhibit A in the Development Plan.

“Dispute” is defined in Section 9.1.

“Effective Date” is defined in the Introductory Paragraph.

“Emergency” is defined in Section 2.1(viii).

“Environmental Condition” means any incident, condition or situation which gives rise to, or could reasonably be expected to result in, (a) a reporting obligation to a Governmental Entity under an Environmental Law, other than reports required in the ordinary course of business, (b) a liability to Owner under an Environmental Law or (c) a liability to Operator in its capacity as Operator under an Environmental Law.

“Environmental Law” means any and all applicable Laws in effect from time to time during the term of this Agreement pertaining to the protection of the environment in effect in any and all jurisdictions in which Owner or any of its controlled Affiliates has conducted operations, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, and the Hazardous Materials Transportation Act, as amended.

“Expansion or Extension Opportunity” means (i) any physical enhancement or series of physical enhancements that would increase the base capacity (including by adding horsepower) of any then existing portion of any gas transmission facilities or then existing storage fields owned by any of MidCon’s Subsidiaries, including, but not limited to, Natural Gas Pipeline Company of America, (ii) the construction of an extension of any then existing pipeline facilities that is no longer than 25 miles long and that may be accomplished under the blanket certificate of the Subsidiary of MidCon that owns the then existing pipeline facilities and that would connect and/or redeliver gas supplies to a then existing customer of the Subsidiary of MidCon that owns the interconnecting pipeline facilities, the intention being that such extension would be limited in scope and location or (iii) the acquisition or construction of any pipeline facility or series of related pipeline facilities that would directly connect with the Chicago market and directly compete with any of MidCon’s Subsidiaries’ facilities that are physically connected to and deliver gas to customers in the Chicago market and would reasonably be expected to materially adversely affect the profitability of MidCon. For purposes of this definition only, “Subsidiary” of a Person means any other Person of which at least fifty percent (50%) or more of the voting power represented by the outstanding capital stock or other voting securities or interests having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity or fifty percent (50%) or more of the equity interests in such corporation or entity shall at the time be owned or controlled, directly or indirectly, by such Person and/or by one or more of its Subsidiaries.

“FERC” means the Federal Energy Regulatory Commission or its successor agency.

3

“FERC Certificate” means the certificate(s) of public convenience and necessity issued by the FERC applicable to the Pipeline.

“FERC Standards of Conduct” means FERC’s standards that regulate the interaction between an interstate natural gas pipeline and its relationship with a Marketing Affiliate or other Affiliate, together with FERC’s rules, regulations and orders related thereto, all as and if previously or hereafter amended, and as and if previously or hereafter interpreted by any opinion or ruling of FERC or any court of competent jurisdiction.

“Force Majeure” is defined in Section 10.7(a).

“G&A Costs” means costs which arise from the management, oversight and administrative and general services described in Exhibit B and shall not include costs associated with extraordinary or unusual matters.

“Governmental Entity” means any legislature, court, tribunal, arbitrator, authority, agency, commission, division, board, bureau, branch, official or other instrumentality of the United States, or any domestic state, county, city, tribal or other political subdivision, governmental department or similar governing entity, and including any governmental, quasi-governmental or non-governmental body exercising similar powers of authority.

“Indemnified Party” is defined in Section 8.4.

“Indemnifying Party” is defined in Section 8.4.

“Indemnity Demand” is defined in Section 8.4.

“Initiating Party” is defined in Section 9.2.

“Investor” has the meaning given such term in the Shareholder Agreement.

“KM Entity” shall mean any of Kinder Morgan G.P., Inc., Kinder Morgan Management, LLC or Kinder Morgan Energy Partners, L.P. or any of their respective subsidiaries or joint ventures or other entities in which they own an interest.

“Law” means any statute, law (including common law), rule, ordinance, regulation, ruling, requirement, writ, injunction, decree, order or other official act of or by any Governmental Entity or any arbitral tribunal to which a Person or property is subject, whether such Laws now exist or hereafter come into effect.

“LLC Agreement” is defined in the Recitals.

“Marketing Affiliate” has the meaning given to such term in applicable standards of conduct adopted by FERC in the FERC Standards of Conduct.

“MidCon” is defined in the Introductory Paragraph.

“MidCon Shares” is defined in the Recitals.

4

“Non-G&A Costs” means all costs and expenditures, excluding G&A Costs, incurred by Operator and its Affiliates in the provision of the Services and shall include, without limitation (a) amounts incurred or paid (including labor and overhead of Operator and its Affiliates) to construct, operate, repair, replace, maintain, or improve any portion of the Pipeline, including, without limitation, (i) environmental mitigation, (ii) charges billed to Owner or Operator in connection with the day-to-day operation of the Pipeline and existing obligations of Owner or Operator to Third Parties, (iii) work required in conjunction with or to correct, maintain or remedy post-construction issues on the Pipeline and appurtenant facilities, (iv) system up-grades, (v) consulting costs, (vi) extraordinary regulatory matters (such as a rate case), (vii) enforcing contracts with Third Parties, (viii) pursuing recovery of indemnification from Third Parties or insurance proceeds due to Owner or Operator from Third Parties, court costs and reasonable consultants’, attorneys’ and experts’ fees and expenses, (ix) payment of settlements, judgments and condemnation awards, (x) expenditures in accordance with any Development Plan Budget, any Construction Opportunity Budget or any Operating Budget, (xi) expenditures to Persons who are directly engaged in providing goods (including vehicles, materials, equipment and rights-of-way) or services associated with the Services, and (xii) any other action requested by Owner and agreed to by Operator; and (b) any other documented costs, expenses or liabilities, incurred in connection with or related to the operation of the Pipeline in accordance with the terms of this Agreement (other than any costs and expenses of Operator arising out of enforcement by Owner of its rights under this Agreement).

“Notice” is defined in Section 10.1.

“Operating Budget” is defined in Section 3.1(e).

“Operator” is defined in the Introductory Paragraph.

“Operator Indemnified Parties” is defined in Section 8.2.

“Operating Liaison” is defined in Section 2.5.

“Owner” is defined in the Introductory Paragraph.

“Owner Indemnified Parties” is defined in Section 8.3.

“Owner’s Tariff” means the applicable tariff related to the Pipeline approved by FERC as it may be amended from time to time.

“Party” and “Parties” are defined in the Introductory Paragraph.

“Permits” means all licenses, permits, certificates of authority, approvals, tenders, bids, registrations, franchises, variances, exemptions, consents or other authorizations of or from Governmental Entities.

“Person” means any Governmental Entity or any individual, firm, partnership (general or limited), corporation, limited liability company, joint venture, trust, unincorporated organization, or other entity or organization.

5

“Performance Breach” is defined in Section 7.2(d).

“Performance Breach Notice” is defined in Section 7.2(d).

“PHMSA” means the Pipeline Hazardous Material Safety Administration.

“Pipeline” means the natural gas transmission pipeline system and related facilities (including storage, compression and metering facilities) owned by Owner, including all appurtenances, fee property, leases, easements, licenses, permits, ROWs, contracts, contract rights and other rights, including FERC Certificates and other Permits, necessary for the construction, maintenance, upkeep, repair or operation thereof, and any additions thereto or betterments, improvements, additions, expansions, looping, extensions, renewals or replacements thereof.

“Principal” has the meaning given such term in the Shareholder Agreement.

“Proposed Operating Budget” is defined in Section 3.1(c).

“Purchase Agreement” is defined in the Recitals.

“Reasonable and Prudent Operator” is defined in Section 1.3.

“ROW” means fee lands, rights-of-way, easements and other land rights and estates necessary to construct, maintain or operate the Pipeline.

“Sale Transition Period” is defined in Section 7.3(c).

“Services” is defined in Section 2.1.

“Shareholder Agreement” means the Shareholder Agreement of even date herewith among Knight, Myria Acquisition Inc. and MidCon.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, parking, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, margin, single business, withholding, social security, unemployment, disability, real property, personal property, possessory interest, sales, use, transfer, registration, capital gain, production, payroll, worker’s compensation, value added, alternative or add-on minimum, amounts paid under an agreement with a taxing authority, estimated tax or other tax of any kind whatsoever, including any interest, fines, penalty or other like assessment or addition thereto, whether disputed or not, including such item for which a liability arises pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of foreign, state or local law), as a transferee, successor-in-interest, by contract or otherwise.

“Third Party” means a Person other than (a) Operator, (b) Owner, or (c) any Affiliate of Operator or Owner.

“Transition Period” is defined in Section 7.3(b).

6

ARTICLE 1

ENGAGEMENT AND RELATIONSHIP OF PARTIES

1.1                                 Engagement of Operator. Owner hereby engages Operator to act as an independent contractor, with full power and authority to perform the Services in accordance with the terms of this Agreement. Operator hereby accepts such engagement and agrees to provide or cause to be provided the Services in accordance with the terms and conditions, and subject to the limitations, set forth in this Agreement.

1.2                                 Relationship of the Parties. Operator shall perform and execute the provisions of this Agreement as an independent contractor. Neither Operator nor any of its Affiliates, employees, consultants, subcontractors or agents shall be deemed to be the agents, servants or employees of Owner. This Agreement is not intended to and the Parties agree that there is not hereby created (a) a partnership, joint venture, or other relationship creating fiduciary, quasi-fiduciary, or similar duties and obligations at Law or otherwise or (b) an arrangement subjecting the Parties to joint and several or vicarious liability. Any provision of this Agreement that may appear to give Owner a measure of control over the details of the Services shall be deemed to mean that Operator shall follow the general desires of Owner, but Operator shall have authoritative control as to the details of performing the Services. The relationship of the Parties with respect to FERC Standards of Conduct is addressed in Section 2.2 below.

1.3                                 Performance Standard. Operator shall perform the Services (a) in a good and workmanlike manner; (b) as a reasonable and prudent natural gas pipeline operator substantially consistent with, assuming no changes in circumstances that warrant a difference, the practices, methods and acts it used in operating the Pipeline prior to the date of this Agreement; (c) with the same degree of diligence and care that it exercises with respect to the construction, development, management and operation of its other pipelines and those of its Affiliates (and that such Affiliates exercise with respect to the operations of their own interstate natural gas pipelines); and (d) in material compliance with all Laws (compliance with such obligations is referred to herein as acting as a “Reasonable and Prudent Operator”).

ARTICLE 2

SCOPE AND DUTIES OF OPERATOR

2.1                                 Scope of the Services.

(a)                                  The “Services” to be provided under this Agreement shall consist of all services related to the Pipeline, including, without limitation, those services described in items (i) through (xx) below. The Services shall be performed exclusively by Operator (and shall not be performed in any way by Owner) and shall not require the prior approval of Owner or its board of directors or the provision of Notice to or from Owner except as otherwise specified herein. The Services include, but shall not be limited to, the following:

(i)                                     taking any and all actions necessary or appropriate to oversee, manage and implement the construction, operation, maintenance, repair, replacement,

7

expansion, extension or enhancement of the Pipeline in accordance with, as applicable, day-to-day operations of the Pipeline and any new construction project approved by Owner and Operator including, but not limited to, providing Owner with all customer meter, billing and collection services in accordance with Owner’s Tariff;

(ii)                                  conducting feasibility studies and conducting open seasons with respect to potential Construction Opportunities and preparing plans therefor;

(iii)                               making and accepting payments in Owner’s name as required or permitted hereunder, including paying and discharging (with Owner’s funds or at Operator’s election, Operator’s funds, which will be reimbursed) all documented costs, expenses and liabilities incurred by Operator directly or on Owner’s behalf in connection with performing the Services;

(iv)                              making cash investments of Owner’s funds in accordance with approved cash management policies of Owner;

(v)                                 entering into commercial transactions on behalf of Owner and attending to, maintaining, complying with and enforcing all contracts known to Operator on behalf of Owner for or related to (a) the management and operation of the Pipeline and (b) the provision of natural gas transportation and storage services to Third Party shippers in accordance with Owner’s Tariff, in each case in accordance with the terms of this Agreement and Owner’s Tariff;

(vi)                              providing or causing to be provided all of the personnel necessary to staff and perform the Services which may be accomplished to the extent necessary by (a) full-time employees of Operator, or Affiliates of Operator, engaged in the performance of the Services, (b) any other employees of Operator or Affiliates of Operator, or (c) contractors, consultants and other representatives hired by Operator;

(vii)                           except as otherwise expressly set forth in Section 2.2 and so long as the information does not call for information about the Persons holding an ownership interest in Owner, preparing and furnishing to requisite Governmental Entities all reports and information required by Law in connection with the Pipeline and preparing and furnishing to Owner for Owner’s review within a reasonable period of time prior to submission, any filings made pursuant to Section 4 of the Natural Gas Act (except for negotiated rate agreement filings), Section 5 of the Natural Gas Act, and Section 7(c) FERC certificate applications and corresponding FERC orders prior to acceptance of such orders, and responses to any material investigations of any Governmental Entity targeting the Pipeline specifically. For the avoidance of doubt, industry wide or similar non-targeted investigations that would not reasonably be expected to have a material financial impact on the Pipeline, and that do not target the Pipeline specifically are not included;

(viii)                        taking (a) any and all actions and making repairs, including implementing a pipeline shutdown, that are required or appropriate in response to a sudden or unexpected event that (i) causes, or risks causing, an Environmental Condition

8

or breach of any Environmental Law, damage to the Pipeline or other property, or the injury, illness, or death of any person, or (ii) is of such a nature that responding to the event cannot, in the reasonable discretion of Operator, await the decision of Owner (any event in this subclause (a), an “Emergency”); or (b) any and all actions and repairs required to maintain material compliance with any Laws having jurisdiction over the construction, development, operation, maintenance and repair of the Pipeline, including, without limitation, the PHMSA and the FERC;

(ix)                                providing or causing to be provided, directly or by allocation, the personnel, facilities, office space, equipment and technology necessary to perform the functions and provide the Services and maintaining invoices and other documentation relating to costs expended in performing the Services and accurate and complete books and records (including operating records) as required by Law, and retaining records of Owner that are in Operator’s possession in accordance with Owner’s record retention policy in effect from time to time;

(x)                                   purchasing right-of-way, easements and fee properties and causing to be prosecuted condemnation actions as required;

(xi)                                preparing budgets and bid requirements;

(xii)                             negotiating and letting contracts and purchasing pipe and supplies;

(xiii)                          performing the accounting, legal, treasury, engineering and planning functions associated with operations of the Pipeline;

(xiv)                         obtaining all Permits;

(xv)                            performing the services necessary for any construction financing approved in accordance with the LLC Agreement;

(xvi)                         filing non-income or franchise returns and paying (with Owner’s funds or, at Operator’s election, Operator’s funds, which will be reimbursed) such Taxes and other charges, assessments and similar payments due or payable from time to time upon or in connection with any facilities or properties constituting a part of the Pipeline;

(xvii)                      managing the litigation matters of Owner and MidCon and promptly notifying Owner and MidCon upon obtaining knowledge thereof; provided however, that Operator may only settle litigation matters that involve the payment of monetary damages not in excess of $2.5 million or as otherwise provided for in the Operating Budget; provided further, that Operator may only settle litigation matters if such settlement will not impose any material restriction on the operations of NGPL. For the avoidance of doubt any other settlement of litigation matters must be approved by the Owner;

(xviii)                   preparing financial statements of Owner and MidCon and engaging independent auditors to provide an audit of the annual financial statements of Owner and MidCon LLC;

9

(xix)                           causing the operator of the Horizon pipeline system to act pursuant to the terms and in accordance with the standards set forth in the Operation and Maintenance Agreement and Services Agreement with Horizon Pipeline Company, L.L.C.;

(xx)                              causing the operator of the Canyon Creek pipeline system to act pursuant to the terms and in accordance with the standards set forth in the Operation and Maintenance Agreement with Canyon Creek Compression Company; and

(xxi)                           performing other services requested by Owner, for which mutually acceptable compensation is agreed to in advance.

Owner will provide to Operator information in Owner’s reasonable control or possession sufficient to allow Operator to provide the Services hereunder.

(b)                                 Notwithstanding any other provision of this Agreement to the contrary, the term Services as used in this Agreement does not include authorization to make the material strategic decisions listed below with respect to the Pipeline without the authorization of Owner, provided that nothing in this subsection (b) shall affect any specific approval, consent or similar rights granted to Operator in this Agreement or any rights granted to Knight Inc. as a shareholder of MidCon under the LLC Agreement or Shareholder Agreement. All matters in any approved Operating Budget, Development Plan Budget or Construction Opportunity Budget or approved amendment thereto have been authorized by Owner. It is understood that Operator is authorized to implement any such material strategic decisions authorized by Owner. Such material strategic decisions with respect to the Pipeline are:

(i)                                     any approval or amendment to any Operating Budget, Development Plan Budget or Construction Opportunity Budget, other than pursuant to the terms of Article 3,

(ii)                                  any matter relating to the financing or refinancing of Owner (including any incurrence or prepayment of indebtedness or provision of guarantees of another person’s indebtedness or issuance of securities) other than in the ordinary course of business, and the creation of any lien on or security interest in any of the assets of Owner in connection therewith,

(iii)                               the sale, exchange, lease, mortgage or other disposition of any assets of Owner other than immaterial or surplus assets,

(iv)                              any decision to file a rate case under Section 4 of the Natural Gas Act with the FERC,

(v)                                 changing in any material respect any tax, accounting or cash investment management policy of Owner,

(vi)                              entering into any Tax settlement agreements or arrangements in an amount in excess of $2.5 million,

10

(vii)                           changing Owner’s independent auditors,

(viii)                        settlement of litigation not authorized in Section 2.1(a)(xvii),

(ix)                                any commercial, operations or contractual agreement with a known or expected revenue or cost impact in excess of $10.0 million over any 1 year period (other than the replacement or renewal of any commercial, operations or contractual agreement on substantially similar terms), and

(x)                                   any other agreement, arrangement, transaction, policy or decision entered into that would reasonably be expected to have a material financial impact on Owner.

2.2                                 FERC Standards of Conduct.

(a)                                  Without suggesting Owner is involved in details of Services pursuant hereto, Operator shall ensure that personnel who are responsible for operating the Pipeline pursuant to this Agreement attend an Owner’s standards of conduct training session and comply with the FERC Standards of Conduct rules and regulations and Owner’s procedures implementing those standards of conduct.

(b)                                 Owner shall retain responsibility for its own compliance with the FERC Standards of Conduct, including the preparation and submission of any necessary filings and the preparation and updating of any documents that must be posted on its website. In accordance with its responsibilities for management of Owner’s website postings, Operator will post and maintain Owner’s standards of conduct website postings.

(c)                                  Owner and Operator shall jointly develop a Standards of Conduct Compliance Plan, which shall clearly delineate the relationship between Owner and Operator, on the one hand, and Owner’s Marketing Affiliates on the other. It is the mutual intention of the Parties that Owner will implement its obligations under the FERC Standards of Conduct in a manner that does not create any independent obligation under those regulations for Operator in its relationship as an independent contractor for Owner under this Agreement or any independent obligation as a result of being Operator for any of Operator’s Affiliates. In the event that the FERC issues an order or takes any action that is inconsistent with the mutual intention of the Parties as herein described, Owner shall promptly advise Operator of such action and the Parties will negotiate in good faith to amend this Agreement or otherwise modify their relationship to preserve their mutually intended relationship.

2.3                                 Performance. Notwithstanding anything to the contrary in this Agreement, Operator shall have no obligation under the terms of this Agreement to take any action (including actions otherwise required to satisfy the Reasonable and Prudent Operator standard), make any expenditure or incur any obligation for which Operator is not entitled to reimbursement under Section 3.4.

2.4                                 Ownership of Property. The Pipeline is owned by Owner. Operator has no ownership interest in the Pipeline or in any other assets of Owner other than its indirect ownership in Owner.

11

2.5                                 Cooperation. Owner may appoint an individual to act as liaison with Operator (the “Operating Liaison”). Operator will provide notice and opportunity for the Operating Liaison to attend Owner’s regular weekly staff meetings and shall seek the views of Owner through the Operating Liaison prior to filing any material regulatory reports, information and other filings it makes for the Pipeline pursuant to Section 2.1(vii) hereto and on any other material regulatory developments as soon as practicable after Operator becomes aware of such developments. The Operating Liaison will not direct Operator or Operator’s officers, employees, representatives or consultants. Notwithstanding anything herein to the contrary, Owner may act through the Operating Liaison to communicate to Operator the views of Owner with respect to regulatory and related business matters. All costs and expenses of the Operating Liaison will be borne by the Record Holder of Class B Shares under the LLC Agreement.

ARTICLE 3

EXPENDITURES AND REIMBURSEMENT

3.1                                 Budgets and Authorization for Expenditures.

(a)                                  Operator is hereby authorized and directed to make any and all expenditures necessary to implement any Operating Budget and the Development Plan and any Construction Opportunity Budget approved by Owner and Operator in accordance with and subject to, as applicable, the Development Plan Budget and any Construction Opportunity Budget.

(b)                                 Operator and Owner agree that the attached Exhibit C represents the Operating Budgets for Calendar Year 2007 and 2008.

(c)                                  On or before November 15 of each Calendar Year during the term of this Agreement, Operator shall deliver to Owner in writing a proposed draft of the Operating Budget for the next Calendar Year or partial Calendar Year in substantially the same format and level of detail as set forth in the budget template attached as Exhibit C (each, including for clarity, items from the Development Plan Budget or any Construction Opportunity Budget (which budgets have been previously approved), a “Proposed Operating Budget”).

(d)                                 Each Proposed Operating Budget will include line items for G&A Costs, Non-G&A Costs and maintenance and expansion capital expenditures in substantially the same format and level of detail as set forth in the budget template attached as Exhibit C.

(e)                                  Owner and Operator shall use all commercially reasonable efforts to agree on a Proposed Operating Budget by no later than December 15 prior to the applicable Calendar Year. Upon agreement of Owner and Operator, a Proposed Operating Budget will be the operating budget for the next Calendar Year or partial Calendar Year (the “Operating Budget”). If all commercially reasonable efforts of the Parties fail to result in mutual agreement on a Proposed Operating Budget by December 15 of the Calendar Year prior to the applicable Calendar Year, each Party shall stipulate to the individual items in the Proposed Operating Budget in dispute with respect to reasonably anticipated cost versus agreement to budget levels. (For the sake of clarity, the items in dispute may not include any items in the Development Plan

12

Budget or any approved Construction Opportunity Budget.)  The Parties shall then submit the resulting stipulations to arbitration in accordance with Article 9 herein with the arbitrator empowered to determine the line items in dispute for the applicable Calendar Year. While any individual items in dispute are being arbitrated in accordance with Article 9 herein, the items within the applicable Proposed Operating Budget that are not in dispute shall be deemed to comprise the “Operating Budget” for the purposes of this Agreement. Pending the outcome of the arbitration, Operator may take action with respect to each item that is subject to arbitration as if Operator would prevail on the merits until such arbitration is completed to the extent Operator reasonably determines that the failure to take such action would cause an unsafe operating condition or a breach of any Law. Pending the outcome of the arbitration, any disputed item that was budgeted in the prior Calendar Year’s Operating Budget shall be considered to be included in the Operating Budget in the same manner and for the same amount as in the prior Calendar Year’s Operating Budget, unless Owner’s arbitration stipulations include a higher amount for such item in which case such higher amount shall be included in the deemed Operating Budget. Upon the resolution of any disputed item, the “Operating Budget” shall be amended to include the applicable item as resolved.

(f)                                    At any time or from time to time prior to the end of such Calendar Year, Operator may propose amendments to the Operating Budget for such year (other than items included in the Development Plan Budget and any approved Construction Opportunity Budget) by delivering a written amendment to Owner. Each such amendment shall itemize individual Non-G&A Costs, G&A Costs and individual capital expenditures in the same format and level of detail set forth in the budget template attached as Exhibit C, and shall become effective upon Owner’s written approval of same. If after using all commercially reasonable efforts to agree on the amendment, individual items of the amendment are still in dispute, the dispute shall be resolved in the manner described in Section 3.1(e). Such amendments will become part of the Operating Budget for such Calendar Year.

(g)                                 Within 30 days after a Proposed Operating Budget is approved pursuant to Section 3.1(d) and no unresolved disputed items remain, Operator shall prepare and deliver to Owner the Operating Budget for the Calendar Year covered by such Operating Budget which shall include, as provided, the items included in the Development Plan Budget and any approved Construction Opportunity Budget for such Calendar Year along with the items of such Proposed Operating Budget.

(h)                                 In the event the Parties are unable to agree on the methodology for determining the amount of G&A Costs for fiscal 2011 or for any subsequent year, the amount of G&A Costs will be determined by Operator in accordance with the methodology known as the Massachusetts formula applied by Operator in the same manner as applied by Operator with respect to the Pipeline and other interstate natural gas pipeline systems operated by Operator or its Affiliates.

(i)                                     Either Party may propose a Construction Opportunity Budget by providing a written copy of the proposed budget to the other Party. Any final Construction Opportunity Budget must be approved by each of Owner and Operator. If each of Owner and Operator agree that the Construction Opportunity described in the Construction Opportunity Budget should be pursued, then each of Owner and Operator shall use commercially reasonable efforts to reach

13

agreement with respect to any proposed Construction Opportunity Budget within 30 days of the date it is proposed.

(j)                                     If both (i) a Construction Opportunity Budget solely with respect to an Expansion or Extension Opportunity is proposed by either Party as provided in Section 3.1(i) and Owner votes that the Expansion or Extension Opportunity described in such Construction Opportunity Budget should be pursued and Operator votes that such Expansion or Extension Opportunity should not be pursued and (ii) the board of directors of any KM Entity votes, or expressly authorizes its management, in either case within six (6) months of the vote in clause (i), to actively pursue such Expansion or Extension Opportunity, then if a majority of the Board of Directors of Owner voted or votes to pursue such Expansion or Extension Opportunity,

(1)                                 Owner may pursue such Expansion or Extension Opportunity (including, notwithstanding anything contained herein to the contrary, conducting feasibility studies and conducting open seasons and preparing plans therefor);

(2)                                 If personnel of Operator or any of its Subsidiaries are engaged in planning for or pursuing such Expansion or Extension Opportunity on behalf of any KM Entity, Operator shall provide separate personnel of similar expertise and number to assist Owner in planning for and pursuing such Expansion or Extension Opportunity. The personnel on each such team shall not share information with respect to their planning or pursuing such Expansion or Extension Opportunity with personnel from the other team;

(3)                                 To the extent reasonable under the circumstances, Owner will attempt to employ debt financing for an appropriate portion of the amounts necessary to pursue and construct or acquire such Expansion or Extension Opportunity;

(4)                                 Owner, in consultation with Operator, will prepare and deliver to Operator the final Construction Opportunity Budget for such Expansion or Extension Opportunity; and

(5)                                 Owner shall pay or reimburse Operator for all incremental costs and expenditures (including G&A Costs), allocated or otherwise, that Operator pays or incurs in connection with such Extension or Expansion Opportunity, including in connection with the planning, construction or acquisition, and operation thereof.

Operator hereby covenants and agrees that it will provide Owner with notice (x) of any KM Entity board of directors vote or authorization referred to in clause (ii) of Section 3.1(j) above within three (3) Business Days of such vote or authorization and (y) of the date on which an Expansion or Extension Opportunity owned or operated by a KM Entity that meets the criteria set forth in Section 7.2(e) is acquired or enters into full operation, and the date

14

on which a binding agreement for such acquisition or construction is executed and delivered, in each case within three (3) Business Days of such date.

In the event that any KM Entity owns or operates an Expansion or Extension Opportunity, Operator agrees that it (w) will use confidential information about MidCon, Owner, and their respective controlled Affiliates or operations solely for the purpose of monitoring its investment in MidCon and operating the Pipeline, (x) will comply with the FERC Standards of Conduct rules and regulations, (y) will not permit any of its personnel who are directly performing marketing and business development functions on behalf of Owner under this Agreement to provide services to any KM Entity relating specifically to such Extension and Expansion Opportunity and (z) will not reveal or otherwise act as a conduit for the confidential information described in clause (x) above to any KM Entity.

3.2                                 Authorization for Expenditures for Emergencies. Notwithstanding any other provisions of this Agreement, in the case of an Emergency, while acting as a Reasonable and Prudent Operator, Operator may, without any prior notice to or approval from Owner, take such steps and incur such expenditures that, in Operator’s sole opinion, are required to deal with such Emergency. Operator shall notify Owner within 24 hours of the occurrence of any Emergency and shall report generally to Owner with respect thereto within seven days of such occurrence.

3.3                                 Authorization for Expenditures. Notwithstanding any other provision of this Agreement, while acting as a Reasonable and Prudent Operator, Operator may take such steps and incur such expenditures that are reasonably necessary to (a) prevent or reduce any material disruption or delay in the Pipeline’s delivery of capacity in accordance with its then-existing contractual obligations, (b) prevent or reduce any material disruption or delay in operating the Pipeline or (c) satisfy the Operator’s obligation to act as a Reasonable and Prudent Operator under the terms of this Agreement, provided, in each case, that such expenditures, including capital expenditures, shall not result in aggregate expenditures for a Calendar Year exceeding the total expenditures set forth in the Operating Budget by greater than 15% for such Calendar Year and provided further that Operator shall notify Owner in writing as soon as reasonably practicable if the aggregate expenditures incurred, or that Operator reasonably expects will be incurred, will exceed such Operating Budget by such amount. It is understood and agreed that the terms of this Section 3.3 do not apply to expenditures incurred to deal with an Emergency, which are subject to Section 3.2 above.

3.4                                 Reimbursement. Operator shall pay directly with Owner’s funds (or, if Operator chooses to pay with its own funds, Owner shall reimburse Operator) for all budgeted, approved or permitted costs or expenditures under this Agreement, as such costs or expenditures are incurred or paid by Operator, including any Non G&A Costs incurred or paid by Operator.

3.5                                 Services to be Provided at Cost. Each Party acknowledges and agrees that (a) Operator is providing the Services without any mark-up or profit and (b) the reimbursement provided for in this Article 3 is intended to cover the costs actually incurred by Operator or allocated by Operator to Owner in performing the Services following the Effective Date; provided, however, that G&A Costs, other than G&A Costs that have been approved in connection with Construction Opportunities or that are to be reimbursed pursuant to Section 3.1(j)(5), will be fixed at the amount set forth on Exhibit B attached hereto for fiscal 2007 and

15

escalated by 3% over the preceding year for each year thereafter until 2011. The amount of G&A Costs set forth on Exhibit B will be pro rated for fiscal 2008 from the Effective Date.

3.6                                 Monthly Invoices. Operator shall prepare and submit monthly invoices to Owner following the end of each calendar month for payments due hereunder, which monthly invoices shall include an amount equal to one-twelfth (1/12) of the applicable annual G&A Costs plus any reimbursable costs incurred or paid by Operator during such month. Owner shall pay the undisputed portion of such invoices within 10 days of receipt. Operator shall promptly provide upon written request of the Owner all reasonable supporting documentation relating to costs or expenditures and the allocation methodology used with respect to any monthly invoice, provided however, that no supporting documentation or methodology needs to be provided with respect to G&A Costs until 2011.

3.7                                 Payment Disputes. If Owner in good faith disputes the amount of any payment required by any invoice issued under the terms of this Agreement, it shall notify Operator of the dispute prior to the date that payment is due. Operator shall permit Owner to conduct an audit and review of all supporting documentation relating to such costs or expenditures and the allocation methodology used therefor. All invoices and statements rendered to Owner by Operator under this Agreement shall conclusively be presumed to be true and correct after 12 months following the rendering of such invoices and statements, unless within the 12-month period Owner takes written exception thereto and makes claim on Operator for adjustment. Similarly, no adjustment favorable to Operator shall be made unless it is made within the same prescribed period. If the Parties are unable to resolve the dispute within 60 days after the applicable due date of the invoice, they will submit the dispute to the dispute resolution procedures set forth in Article 9. Owner may, in good faith, withhold payment of the disputed portion of any invoice until the dispute is resolved or deemed resolved under this Section 3.7; provided that Owner shall pay the undisputed amount of any invoice on or prior to the date that payment is due.

ARTICLE 4

ACCOUNTING AND RECORDS

4.1                                 Maintenance of Accounts.

(a)                                  Operator shall maintain accurate accounts of all expenses, costs, Taxes and liabilities incurred by it in performing its obligations hereunder, and all revenues accrued and invoiced, all of which shall be charged or credited to Owner. All such accounting shall be handled in accordance with FERC regulation.

(b)                                 Operator shall maintain accurate books and records of MidCon in accordance with United States generally accepted accounting principles as commonly applied to accounting for natural gas pipeline companies.

(c)                                  Within 45 days after the end of each calendar quarter, Operator shall send MidCon and Owner (i) an income statement for MidCon for such quarter (including sufficient information to permit Owner to calculate its members’ Tax accruals) and for the portion of the

16

Calendar Year then ended as compared to the same periods for the prior Calendar Year and to the budgeted results for the current periods; (ii) a balance sheet for MidCon as of the end of such quarter; and (iii) a statement of cash flows for MidCon for such quarter and for the portion of the Calendar Year then ended as compared to the same periods for the prior Calendar Year.

ARTICLE 5

ADDITIONAL COVENANTS OF THE PARTIES

5.1                                 Restricted Actions. During the term of this Agreement, Operator shall not, without the prior written consent of Owner, create or permit to be incurred any material lien or encumbrance on the Pipeline or any asset constituting part of the Pipeline, with the exception of (i) undetermined or inchoate liens and charges incidental to construction, maintenance, development or operation, including those that arise by operation of Law; (ii) the lien of Taxes and assessments not at the time delinquent, or if delinquent, the validity of which is being contested by the Operator in good faith by appropriate proceedings; (iii) the lien reserved in leases for rent and for compliance with the terms of the lease in the case of leasehold estates; (iv) any obligations or duties, affecting the property of Owner, to any municipality or public authority with respect to any Permit or similar arrangement; (v) mechanics’ or materialmen’s liens, any liens or charges arising by reason of pledges or deposits to secure payment of workman’s compensation or other insurance, good faith deposits in connection with tenders, leases of real estate, bids or contracts (other than contracts for the payment of money), deposits to secure duties or public or statutory obligations, deposits to secure, or in lieu of, surety, stay or appeal bonds, and deposits as security for the payment of Taxes or assessments or similar charges; or (vi) other liens (regardless of whether similar) which do not materially interfere with the use of the Pipeline, all of which liens shall be administered or otherwise addressed in a manner consistent with prudent industry practices and past practices.

5.2                                 Compliance with Laws. Operator shall act as a Reasonable and Prudent Operator to cause the personnel performing the Services to act in material compliance with all Laws. As owner of the Pipeline, Owner shall conduct itself at all times in material compliance with all Laws.

5.3                                 Expansion or Extension Opportunities. Operator shall actively seek (consistent with its past practices) and present Expansion or Extension Opportunities to the Board of Directors of Owner (prior to or contemporaneously with the presentation of each such Expansion or Extension Opportunity to the board of directors of any KM Entity) for consideration.

5.4                                 Customer Information. Promptly following request by any Principal or any Investor to the Operator, for purposes of determining whether a proposed transfer of securities subject to the Shareholder Agreement would be to a customer, the Operator shall provide such Principal or Investor with a copy of the then-current list of customers of Owner and any other subsidiary of MidCon that owns or operates a natural gas pipeline in North America. The Shareholder Agreement provides that such Principal or Investor is entitled to rely on the contents of such customer list (for a period of 6 months) for purposes of compliance with the terms of Sections 3 and 4 of such agreement relating to transfers to or ownership by customers of securities subject to such agreement and shall have no liability under such agreement for any

17

breach of such terms of Sections 3 and 4 of such agreement resulting from such reliance. Such Principal or Investor will keep such customer list confidential and shall only use it for the purposes provided in Section 7(b) of the Shareholder Agreement.

ARTICLE 6

INSURANCE

6.1                                 Insurance Provided by Operator. Operator shall at all times during the term of this Agreement, purchase and maintain insurance coverage that includes reasonable and customary coverage for the Pipeline that is part of Operator’s overall insurance program for itself and its Affiliates in accordance with the practices of Operator; provided, however, that the cost of insurance for directors and officers of Owner shall not be allocated to Owner. Insurance for directors and officers of Owner shall be the responsibility of the respective class of shareholder of MidCon with which the directors and officers are associated.

6.2                                 Other Requirements. For insurance coverage obtained pursuant to Section 6.1, Operator will provide that the applicable insurer shall waive any right of recovery, under subrogation or otherwise, which the insurer may have or acquire against Owner and its subsidiaries, Affiliates, directors, partners, officers, or agents for claims under such policies. All such coverage shall, where applicable, name Owner as an additional insured. Such insurance shall, to the extent of Operator’s indemnity obligations, be primary and non-contributing to any other insurance that is available to Owner. All insurance coverage obtained by Operator in relation to this Agreement shall be endorsed to provide that cancellation, termination or other material change shall not be effective without 30 days prior written notice to the Owner excepting only cancellation for non-payment of premium where such notice period shall be 10 days.

ARTICLE 7

TERM AND TERMINATION

7.1                                 Term. This Agreement shall commence on the Effective Date and continue in effect for a primary term of 15 years. Thereafter, this Agreement shall remain in full force and effect for up to five automatic 5-year extensions, subject to termination by either Party upon written notice to the other Party no less than 12 months prior to the end of the primary term or any 5-year extension.

7.2                                 Termination. This Agreement may be terminated

(a)                                  upon the mutual written consent of the Parties; or

(b)                                 by notice from either Party, if the other Party suffers a Bankruptcy; or

(c)                                  by Owner or Operator, upon 30 days’ written notice in the event Knight or one of its Affiliates no longer owns a direct or indirect interest in Owner; or

18

(d)                                 following receipt by Operator of notice from Owner that Operator has failed to perform any of its covenants or obligations under this Agreement or has been willfully negligent or committed an act of intentional misconduct that, in any such case, has had or is reasonably expected to have a material adverse financial impact on MidCon (a “Performance Breach”):

(1)                                  Owner shall give Operator notice of such Performance Breach (a “Performance Breach Notice”). Operator shall have 10 days from receipt of the Performance Breach Notice to cure the Performance Breach, or if diligently pursuing such a cure, provide Owner with written notice that Operator intends to cure the Performance Breach, including a summary of the material steps it has taken to date to diligently pursue such cure (a “Cure Notice”). If Operator delivers a timely Cure Notice, Operator shall have 60 days from receipt of the Performance Breach Notice to cure the Performance Breach. If at the end of the 60 day period, the Performance Breach has not been cured but Operator is diligently pursuing such cure, Operator shall have an additional 30 days to cure the Performance Breach (for an aggregate of 90 days from receipt of the Performance Breach Notice). If Operator timely cures the Performance Breach, this Agreement will continue in full force and effect.

(2)                                  If either (X) a Cure Notice is not delivered within 10 days following receipt of the Performance Beach Notice, (Y) following 60 days after receipt of the Performance Breach Notice, such Performance Breach is not cured and Operator is not diligently pursuing the cure, or (Z) following the expiration of the 30 day extension period such Performance Breach is not cured, then Owner shall have the right, exercisable at any time during the 60 days following the expiration of the applicable period referenced in clauses (X), (Y) and (Z) above, to elect by notice to Operator to terminate this Agreement with no further liability; provided, however, that this Agreement may not be terminated pursuant to this clause (d)(2) unless the matter is submitted to arbitration conducted pursuant to Article 9 (which arbitration process shall commence upon Operator’s receipt of Owner’s notice of election to terminate this Agreement pursuant to this clause (d)(2)) and the arbitrators decide under the common law of the State of Texas that there was a Performance Breach that was the result of Operator’s negligence or intentional misconduct, is material and would justify termination of this Agreement.

For avoidance of doubt, it is agreed and acknowledged that any action taken by Operator hereunder with the approval of the Board of Directors of Owner or MidCon and in accordance with the terms of such approval shall not constitute a Performance Breach; or

19

(e)                                  if any KM Entity enters into a binding agreement to acquire or commences construction of an Expansion or Extension Opportunity which (i) a majority of the Board of Directors of Owner voted to pursue under Section 3.1(j), (ii) Owner, or Myria Acquisition Inc. and its Affiliates, on behalf of Owner, actively pursued with directors, officers and employees of Myria Acquisition Inc. or its Affiliates, and (iii) a KM Entity pursued at the same time and entered into a binding agreement to acquire or commenced construction notwithstanding the competition from Owner, by notice from Owner to Operator given no later than 24 months after the date on which such Expansion or Extension Opportunity of a KM Entity was acquired or initially entered into full operation.

Except as provided in the next succeeding sentence, the termination of this Agreement shall be effective (i) at the end of the term or an extension, in the case of termination pursuant to Section 7.1, (ii) upon the date of the mutual written consent, in the case of termination pursuant to Section 7.2(a), (iii) upon receipt of notice of termination because of a Bankruptcy, in the case of termination pursuant to Section 7.2(b), (iv) upon 30 days after receipt of notice from Owner or Operator, in the case of termination pursuant to Section 7.2(c), (v) upon the issuance of an arbitration award in favor of Owner, in the case of termination pursuant to Section 7.2(d) and (vi) upon receipt of notice of termination from Owner, in case of termination pursuant to Section 7.2(e). However, if there is a Transition Period or a Sale Transition Period, the termination of this Agreement shall be effective upon the end of the Transition Period or Sale Transition Period, as the case may be, or, if earlier, the date upon which Owner requests Operator to terminate its performance of Services as provided in Section 7.3(b) or 7.3(c), as applicable.

7.3                                 Effect of Termination. (a) The termination of this Agreement shall not relieve either Party of any liability or obligation accruing or that accrued prior to such termination or deprive a Party not in breach (other than a breach because such Party is rightfully withholding performance in response to a breach by the other Party) of its rights to any remedy otherwise available to such Party. Upon termination, Operator shall promptly make available to Owner its books and records relating to the Pipeline. Upon termination, Operator shall, to the extent requested by Owner, (i) assign to Owner any contracts and agreements that are assignable entered into by Operator and used exclusively in connection with its performance of the Services on behalf of Owner pursuant to the terms of this Agreement and Owner shall assume all obligations and liabilities under such contracts and agreements, (ii) transfer to Owner all assets used exclusively in providing the Services, (iii) with respect to information technology and other systems that are used by Operator on a non-exclusive basis to provide the Services, transfer to Owner all data relevant for providing the Services contained within such systems and (iv) allow Owner to offer employment to each employee of Operator whose duties consist principally of providing the Services. In addition, Operator, at Owner’s expense, will use commercially reasonable efforts to advise Owner with respect to replacing any assets, materials, software or other systems or supplies that were used by Operator in providing the Services and that are not being assigned or transferred to Owner. The Parties agree to execute from time to time after such termination such documents and instruments requested by each Party to evidence such assignment and assumption. Upon termination, Operator shall promptly deliver to Owner all documents, files, and books and records received from Owner or generated by Operator with respect to the Pipeline in the performance of its duties hereunder.

20

(b)                                 Notwithstanding any notice of termination pursuant to Section 7.2 (other than notice of termination by Operator pursuant to Section 7.2(c) which is subject to subsection (c) below), at the request of Owner, Operator shall continue to serve as Operator of the Pipeline, and Owner will perform its obligations, under this Agreement in compliance with the provisions hereof for a transition period of up to 12 months (the “Transition Period”) (i) beginning upon the date of consent, in the case of termination pursuant to Section 7.2(a), (ii) beginning upon the date of the Bankruptcy, in the case of termination pursuant to Section 7.2(b), (iii) beginning immediately upon the decision of Owner following the issuance of an arbitration award in favor of Owner, in the case of termination pursuant to Section 7.2(d), and (iv) beginning upon receipt by Operator of notice of termination from Owner, in the case of termination pursuant to Section 7.2(e), unless in each case Owner requests Operator to terminate its performance of the Services earlier than the end of the Transition Period. During the Transition Period, Operator shall provide the Services in accordance with the Operating Budget then in existence, and all of the terms of this Agreement. At the start of any new fiscal year during the Transition Period, the Operating Budget shall be increased by increases in costs which can reasonably be anticipated to be incurred by Operator in the operation of the Pipeline for such portion of the Transition Period.

(c)                                  Notwithstanding any notice of termination by Operator pursuant to Section 7.2(c), Operator shall continue to serve as Operator of the Pipeline, and Owner will perform its obligations, under this Agreement in compliance with the provisions hereof for a transition period of up to the date that is the earlier to occur of (i) 24 months from the date of the notice of termination of this Agreement under Section 7.2(c) or (ii) 24 months from the date that Operator gave notice to Owner that it has commenced a process expected to lead to the sale of its direct or indirect interest in Owner  (the “Sale Transition Period”) unless Owner requests Operator to terminate its performance of the Services earlier. During the Sale Transition Period, Operator shall provide the Services in accordance with the Operating Budget then in existence, and all of the terms of this Agreement. At the start of any new fiscal year during the Sale Transition Period, the Operating Budget shall be increased by increases in costs which can reasonably be anticipated to be incurred by Operator in the operation of the Pipeline for such portion of the Sale Transition Period. It is understood that nothing in this provision shall eliminate the necessity of the notice that must be given in accordance with Section 3(d)(i) of the Shareholder Agreement.

ARTICLE 8

INDEMNIFICATION

8.1                                 Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE PARTIES EXPRESSLY AGREE THAT (A) OPERATOR SHALL NOT BE LIABLE TO ANY OWNER INDEMNIFIED PARTY FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE, OR SPECULATIVE DAMAGES, AND (B) OWNER SHALL NOT BE LIABLE TO ANY OPERATOR INDEMNIFIED PARTY FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE, OR SPECULATIVE DAMAGES.

8.2                                 Indemnification of Operator. Subject to Sections 8.1 and 8.3, Owner shall INDEMNIFY, PROTECT, DEFEND, RELEASE and HOLD HARMLESS Knight and its

21

Affiliates, and their respective directors, officers, employees, agents, managers, members, and representatives (collectively, the “Operator Indemnified Parties”), when acting in the capacity of Operator, from and against any and all Claims , whether or not foreseeable, as a result of, caused or alleged to be caused, in whole or in part, by, or arising out of, in connection with, or as an incident to, any act or omission in connection with providing the Services under this Agreement. ANY OPERATOR INDEMNIFIED PARTY SHALL BE INDEMNIFIED PURSUANT TO THIS SECTION 8.2 NOTWITHSTANDING THE FACT THAT ANY OF THE CLAIMS ARE OR WERE (i) FORESEEABLY CAUSED OR ALLEGED TO BE CAUSED, IN WHOLE OR IN PART, (x) BY THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, CONTRACTUAL COMPARATIVE NEGLIGENCE OR OTHER FAULT OF SUCH OPERATOR INDEMNIFIED PARTY OR ANY OTHER OPERATOR INDEMNIFIED PARTY OR (y) WITHOUT ANY FAULT OF ANY SUCH OPERATOR INDEMNIFIED PARTY OR ANY OTHER OPERATOR INDEMNIFIED PARTY, OR (ii) ATTRIBUTABLE TO STRICT LIABILITY OR NO-FAULT LIABILITY OF SUCH OPERATOR INDEMNIFIED PARTY OR ANY OTHER OPERATOR INDEMNIFIED PARTY; PROVIDED, HOWEVER, THAT NO OPERATOR INDEMNIFIED PARTY SHALL BE INDEMNIFIED PURSUANT TO THIS SECTION 8.2 FOR ANY CLAIMS TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH OPERATOR INDEMNIFIED PARTY.

8.3                                 Indemnification of Owner. Subject to Section 8.1, Operator shall INDEMNIFY, PROTECT, DEFEND, RELEASE and HOLD HARMLESS Owner and its Affiliates, and their respective directors, officers, employees, agents, managers, members and representatives (together with Owner, the “Owner Indemnified Parties”) from and against any and all Claims suffered by Owner Indemnified Parties as a result of, caused by, or arising out of the gross negligence or willful misconduct of Operator in its performance or failure to perform under this Agreement.

8.4                                 Indemnification Demands. Each Party hereunder agrees that promptly upon its discovery of facts giving rise to a demand for indemnity (an “Indemnity Demand”) under the provisions of this Agreement with respect to any matter as to which an Operator Indemnified Party or an Owner Indemnified Party as applicable (each, an “Indemnified Party”) asserts a right to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the Party against which such a right is being asserted (the “Indemnifying Party”), together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement. The Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to any Indemnity Demand if the Indemnified Party fails to notify the Indemnifying Party thereof in accordance with the provisions of this Agreement and such failure materially and adversely affects the ability of the Indemnifying Party or its counsel to defend against such matter and to make a timely response thereto including, without limitation, any responsive motion or answer to a complaint, petition, notice or other legal, equitable or administrative process relating to the Indemnity Demand. If an Indemnity Demand goes unresolved, the Indemnity Demand shall be referred to an Arbitrator for resolution pursuant to the procedures of Article 9.

8.5                                 Payment of Damages. In calculating any amount to be paid by an Indemnifying Party by reason of the provisions of this Agreement, the amount shall be reduced by all cash Tax

22

benefits and other cash reimbursements (including, without limitation, insurance proceeds) and increased by all Tax detriments, actually received or incurred by the Indemnified Party related to the damages. Such Tax benefit or detriment shall be calculated using the highest marginal rate of federal and state Tax, taking into account all of the states in which the person receiving the Tax benefit or suffering the Tax detriment does business. The amount of any such Tax benefit or Tax detriment is to be determined by taking into account the effect, if any and to the extent determinable, of timing differences resulting from the acceleration or deferral of items of gain or loss resulting from such damages.

8.6                                 Sole Remedy. No Party shall have liability under this Agreement except as is provided in this Agreement (other than claims or causes of action arising from fraud).

8.7                                 Express Negligence Rule. THE INDEMNIFICATION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PARTY. OWNER AND OPERATOR ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE. THIS CONSPICUOUS NOTICE IS NOT INTENDED TO PROVIDE OR ALTER THE RIGHTS AND OBLIGATIONS OF THE PARTIES.

8.8                                 Survival of Indemnities. Notwithstanding any other provision in this Agreement to the contrary, the indemnification provisions and rights set forth in this Article 8 shall survive the expiration or other termination of this Agreement with respect to events, occurrences or conditions existing or arising on or prior to such expiration or other termination.

ARTICLE 9

ARBITRATION

9.1                                 Applicability. Any controversy or claim between the Parties, whether based on contract, tort, statute or other legal or equitable theory (including but not limited to any claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of this Agreement including this Article) arising out of this Agreement (including any amendments or extensions), or the breach or termination thereof shall be settled by arbitration in accordance with the then current CPR Institute Rules for Non-Administered Arbitration of Business Disputes, and this provision. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16 to the exclusion of any provision of Law inconsistent therewith or which would produce a different result, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction. Any dispute to which this Article 9 applies is referred to herein as a “Dispute.”  The provisions of this Article 9 shall be the exclusive method of resolving Disputes. Nothing in this Agreement shall preclude a Party from seeking temporary or preliminary

23

injunctive relief from a court of competent jurisdiction to prevent irreparable damage or injury before the matter can be heard in arbitration.

9.2                                 Negotiation to Resolve Disputes.

(a)                                  If a Dispute arises, the Parties shall attempt to resolve such Dispute through the following procedure:

(i)                                     first, the Parties shall promptly meet (whether by phone or in person) in a good faith attempt to resolve the Dispute;

(ii)                                  second, if the Dispute is still unresolved after 10 Business Days following the commencement of the negotiations described in Section 9.2(a)(i), then (A) the chief executive officer (or the designee thereof) of Knight, on behalf of Operator, and (B) the designee of the Board of Directors (as defined in the LLC Agreement), on behalf of Owner, shall meet (whether by phone or in person) in a good faith attempt to resolve the Dispute; and

(iii)                               third, if the Dispute is still unresolved after 10 Business Days following the commencement of the negotiations described in Section 9.2(a)(ii), then any Party (the “Initiating Party”) may submit such Dispute to binding arbitration under this Article by written notice to the other Party (an “Arbitration Notice”) delivered within 30 Business Days thereafter.

(b)                                 At the same time that the Initiating Party sends an Arbitration Notice to the other Party, it shall also send an Arbitration Notice to the regional office of the CPR Institute covering Chicago, Illinois. The Arbitration Notice shall contain a brief description of the nature of the Dispute.

9.3                                 Selection of Arbitrator.

(a)                                  Any arbitration conducted under this Article 9 shall be heard by a sole arbitrator (the “Arbitrator”) qualified by his or her education, training and experience in the senior management of an interstate natural gas pipeline to resolve the disputed matters and shall be selected in accordance with this Article 9. Each Party and each proposed Arbitrator shall disclose to the other Party any business, personal or other relationship or affiliation that may exist between such Party and such proposed Arbitrator within 10 Business Days following delivery of the Arbitration Notice.

(b)                                 The Initiating Party shall designate a proposed Arbitrator in its Arbitration Notice. If the other Party objects for any reason to such proposed Arbitrator, it may, on or before the 15th Business Day following delivery of the Arbitration Notice, notify the Initiating Party of such objection. The Parties shall attempt to agree upon a mutually acceptable Arbitrator. If they are unable to do so within seven Business Days following delivery of the notice described in the second-preceding sentence, any Party may request the regional office of the CPR Institute covering Chicago, Illinois to designate the Arbitrator who shall be qualified by his or her education, training and experience in the interstate natural gas pipeline industry to resolve the disputed matters. Failing designation by the regional office of the CPR Institute, any Party may

24

in writing request the judge of the United States District Court for the Northern District of Illinois senior in term of service to appoint an Arbitrator qualified by his or her education, training and senior management experience in the interstate natural gas pipeline industry to resolve the disputed matters. If the Arbitrator so chosen shall die, resign or otherwise fail or becomes unable to serve as Arbitrator, a replacement Arbitrator shall be chosen in accordance with this Article 9.

9.4                                 Conduct of Arbitration.

(a)                                  Any arbitration hearing shall be held in Chicago, Illinois. The Arbitrator shall fix a reasonable time and place for the hearing and shall determine the matters submitted to it pursuant to the provisions of this Agreement in a timely manner.

(b)                                 Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power (i) to gather such materials, information, testimony and evidence as it deems relevant to the dispute before it (and each Party will provide such materials, information, testimony and evidence requested by the Arbitrator, except to the extent any information so requested is subject to an attorney-client or other privilege); (ii) to grant injunctive relief and enforce specific performance; (iii) to issue or cause to be issued subpoenas (including subpoenas directed to Third Parties) for the attendance of witnesses and for the production of books, records, documents and other evidence. Subpoenas so issued shall be served, and upon application to a court having jurisdiction by a Party or the Arbitrator, enforced, in the manner provided by law for the service and enforcement of subpoenas in a civil action; and (iv) to administer oaths.

(c)                                  In advance of the arbitration hearing, the Parties may conduct discovery in accordance with the Illinois rules. Such discovery may include, but is not limited to, (i) the taking of oral and videotaped depositions and depositions on written questions; (ii) serving interrogatories, document requests and requests for admission; and (iii) any other form and/or method of discovery provided for under the Illinois rules. The Arbitrator shall order the Parties to promptly exchange copies of all exhibits and witness lists, and, if requested by a Party, to produce other relevant documents, to answer up to 10 interrogatories (including subparts), to respond to up to 10 requests for admissions (which shall be deemed admitted if not denied) and to produce for deposition and, if requested, at the hearing all witnesses that such Party has listed and up to four other persons within such Party’s control. Any additional discovery shall only occur by agreement of the Parties or as ordered by the Arbitrator upon a finding of good cause. Any objections and/or responses to such discovery shall be due on or before 15 days after service. The Parties shall attempt in good faith to resolve any discovery disputes that may arise. If the Parties are unable to resolve any such disputes, the Parties may present their objections to the Arbitrator who shall resolve the objections in accordance with the Illinois rules. The Arbitrator may, if requested by a Party, order that a trade secret or other confidential research, development or commercial information not be revealed or be revealed only in a designated way.

(d)                                 The Parties may also retain, with the consent of the Arbitrator, one or more experts to assist the Arbitrator in resolving the Dispute. The Parties shall identify and produce a report from any experts who will give testimony and/or evidence at the arbitration

25

hearing. Any testifying experts identified shall be made available for deposition in advance of any arbitration hearing.

(e)                                  The Arbitrator shall render its decision in writing within 15 days of the conclusion of the hearing. The Arbitrator shall have jurisdiction and authority to interpret and apply the provisions of this Agreement only insofar as shall be necessary in the determination of the dispute before it, but it shall not have jurisdiction or authority to add to or alter in any way the provisions of this Agreement. The Arbitrator’s decision shall govern and shall be final, nonappealable (except to the extent provided in the Federal Arbitration Act) and binding on the Parties and its written decision may be entered in any court having appropriate jurisdiction. Pending resolution of any Dispute, performance by Parties shall continue so as to maintain the status quo prior to notice of such Dispute and service of notice of arbitration by any Party shall not divest a court of competent jurisdiction of the right and power to grant a decree compelling specific performance or injunctive relief in an action brought by the Parties. THE ARBITRATOR AND ANY COURT ENFORCING THE AWARD OF THE ARBITRATOR SHALL NOT HAVE THE RIGHT OR AUTHORITY TO AWARD CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES TO THE PARTIES.

(f)                                    The responsibility for paying the costs and expenses of the arbitration, including compensation to the Arbitrator, shall be allocated among the Parties in a manner determined by the Arbitrator to be fair and reasonable under the circumstances. Each Party shall be responsible for the fees and expenses of its respective counsel, consultants and witnesses, unless the Arbitrator determines that compelling reasons exist for allocating all or a portion of such costs and expenses to one Party.

ARTICLE 10

MISCELLANEOUS

10.1                           Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by either Party to the other (herein collectively called “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgement of receipt or mailed by certified mail, postage prepaid and return receipt requested, or by telecopier or by e-mail, as follows:

To Operator:	Knight Inc. 500 Dallas Street, Suite 1000 Houston, Texas 77002 Attention: Dwayne Burton Facsimile: (713) 369-9356 Email: Dwayne_burton@kindermorgan.com

with a copy (that shall not constitute Notice) to:	Knight Inc. 500 Dallas Street, Suite 1000

26

Houston, Texas 77002 Attention: General Counsel, Gas Pipelines Telecopy: (713) 369-9305

To Owner:	Natural Gas Pipeline Company of America 500 Dallas Street, Suite 1000 Houston, Texas 77002 Attention: President Telecopy: (713) 369-9305

with a copy (that shall not constitute Notice) to:	Natural Gas Pipeline Company of America 500 Dallas Street, Suite 1000 Houston, Texas 77002 Attention: General Counsel Telecopy: (713) 369-9305

Notice given by personal delivery or courier shall be effective upon actual receipt. Notice given by mail shall be effective upon actual receipt or, if not actually received, the fifth Business Day following deposit with the U.S. Post Office. Notice given  by telecopier shall be confirmed by appropriate answerback, and Notice given by telecopier or by e-mail shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. Either Party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

10.2                           Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the substantive laws of the State of Texas without reference to principles of conflicts of law.

10.3                           Entire Agreement; Amendments and Waivers. This Agreement and the exhibits hereto constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Each Party agrees that (i) the other Party (including its agents and representatives) has not made any representation, warranty, covenant or agreement to or with such Party relating to this Agreement or the transactions contemplated hereby, and (ii) such Party has not relied upon any representation, warranty, covenant or agreement relating to the transactions contemplated by this Agreement. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement or a breach hereof shall be deemed or shall constitute a waiver of any other provision hereof or breach (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

27

10.4                           Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any Party without the prior written consent of the other Party; provided, however, that Knight may assign this Agreement and its obligations hereunder to an Affiliate without such approval, but no such assignment shall relieve Knight Inc. of its financial responsibilities as Operator hereunder. Any attempted assignment without compliance with the foregoing will be void. Except as set forth in Article 8, nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the Parties and their respective permitted successors and assigns, any rights, benefits, remedies or obligations hereunder.

10.5                           Severability. If any provision of this Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, Operator and Owner shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.

10.6                           Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement thereof.

10.7                           Force Majeure.

(a)                                  For purposes of this Agreement, the term “Force Majeure” includes, without limitation, any acts of God and the public enemy, strikes, lockouts or other industrial disturbances, inability to obtain pipe or other material or equipment or labor, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, high water washouts, inclement weather, arrests and restraint of rulers and people, interruptions by government or court orders, present or future orders of any regulatory body, civil disturbances, explosions, breakage or accident to machinery or lines of pipe, freezing of wells or pipelines, inability to obtain or delays in obtaining additional necessary ROW or Permits (provided Operator has used reasonable efforts to obtain such ROW or Permits), any laws, rules, orders, acts or restraint of government or governmental body or court, or the partial or entire failure of gas supply and any other event that is beyond the reasonable control of the Party claiming Force Majeure, provided that the Party claiming Force Majeure shall not be relieved of liability in the event and to the extent there is a finding of gross negligence or willful misconduct on the part of such Party with respect to such matter and provided, further, that the Party prevented or hindered from performing gives prompt (but in no event later than five Business Days after the occurrence of such event) notice and reasonably full particulars of such event to the other Party and takes all reasonable actions within its power to remove the basis for nonperformance (including securing alternative supply sources) and after doing so resumes performance as soon as possible.

(b)                                 Notwithstanding any other provision of this Agreement to the contrary, in the event a Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement (other than any obligation to make payment of any amount

28

when due and payable hereunder), the obligation of such Party, so far as it is affected by such Force Majeure, shall be suspended during the continuance of any condition or event of Force Majeure, but for no longer period, and such condition or event shall so far as possible be remedied with all reasonable dispatch.

(c)                                  It is understood and agreed that the settlement of strikes or lockouts or resolution of differences with workers shall be entirely within the discretion of the affected Party, and that the above requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts or differences by acceding to the demands of the opposing party in such strike, lockout or difference when such course is inadvisable in the reasonably exercised discretion of the affected Party.

10.8                           Confidentiality. Subject to the provisions of this Agreement, each Party agrees that all information and data acquired or obtained by it in respect of the Pipeline or the Services, other than information or data which (i) is on the date hereof or hereafter becomes generally available to the public other than as a result, directly or indirectly, of a breach of this Agreement by such Party, (ii) was or becomes available to such Party or its Affiliates on a non-confidential basis from a source other than such Party or its representatives, which source was not itself bound by an obligation of confidentiality in favor of the other Party or (iii) has been or becomes independently developed by such Party or its Affiliates without violating this Agreement, (the “Confidential Information”) shall be considered confidential and shall be kept confidential and not be disclosed during the term hereof to any Person not a party to this Agreement, except:

(a)                                  to an Affiliate or to a fund or trust of which an Affiliate is the manager or trustee that owns an interest in a shareholder of MidCon (if permitted by the FERC Standards of Conduct) provided such Affiliate or such fund or trust first agrees in writing with Owner and Operator (i) to maintain confidentiality as provided in this Section 10.8, (ii)  to comply with the FERC Standards of Conduct rules and regulations, and (iii)  not to reveal or otherwise act as a conduit for the Confidential Information to any customer or direct competitor of MidCon or any of its controlled Affiliates;

(b)                                 when required, in the opinion of inside counsel, by any Governmental Entity;

(c)                                  to the extent such data and information is required to be furnished (i) in compliance with any Laws or (ii) pursuant to any legal proceedings or because of any order of any court binding upon such Party; provided, however, that the other Party shall have a right to contest such disclosure of any Confidential Information;

(d)                                 to prospective or actual contractors, consultants, advisors and attorneys employed by such Party where disclosure of such data or information is essential to such contractor’s, consultant’s or attorney’s work, subject to such Party taking customary precautions to ensure such data and information is kept confidential;

(e)                                  to the extent such data and information must be disclosed, in the opinion of inside counsel, pursuant to any Laws or rules or requirements of any stock exchange having jurisdiction over such Party or its Affiliates;

29

(f)                                    to its employees (if permitted by the FERC Standards of Conduct) for the purposes of operations and Services with respect to the Pipeline, subject to such Party taking customary precautions to ensure such data and information is kept confidential;

(g)                                 to Third Parties as may be required by any agreement to which either Party is bound, with respect to the Pipeline, subject to such Party taking customary precautions to ensure such data and information is kept confidential;

(h)                                 any data or information which is or becomes a part of the public domain other than as a result of disclosure by such Party or its Affiliates or funds or trusts of which an Affiliate is the manager or trustee in violation of this Agreement or other obligation of secrecy to the other Party or any Third Party; or

(i)                                     as instructed in writing by the other Party.

Disclosure as pursuant to Section 10.8(d) or (f) shall not be made unless prior to such disclosure such Party has obtained an undertaking from the recipient party to keep the data and information strictly confidential for the term of this Agreement, and not to use or disclose the data and information except for the express purpose for which disclosure is to be made for such period. Notwithstanding any provision of this Agreement to the contrary, the legal obligations of confidentiality hereunder do not extend to the U.S. federal or state Tax structure or the U.S. federal or state Tax treatment of the Services provided hereunder. If any U.S. federal or state Tax analyses or materials are provided to any Party, such Party is free to disclose any such analyses or materials without limitation.

10.9                           Representations and Warranties of Operator. Operator represents and warrants to Owner as of the date hereof as follows:

(a)                                  Operator has all requisite corporate power and authority to execute, deliver and perform this Agreement. Operator has duly authorized the execution, delivery and performance of this Agreement by all necessary corporate action. This Agreement constitutes the valid and legally binding obligation of Operator and (assuming that this Agreement has been duly authorized, executed and delivered by Owner) is enforceable against Operator in accordance with its terms except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

(b)                                 The execution, delivery and performance of this Agreement by Operator do not violate, (i) any provision of any Law binding upon Operator, (ii) the organizational documents of Operator, or (iii) any indenture, agreement or instrument to which Operator is a party or by which Operator or its property may be bound or affected, except with respect to clauses (i) and (iii), as would not, individually or in the aggregate, have a material adverse effect on Operator and its subsidiaries, taken as a whole.

(c)                                  Operator is not a party to, or to the best of Operator’s knowledge, threatened with any legal, administrative, arbitral or other proceeding that would materially and adversely affect Operator’s ability to perform its obligations under this Agreement.

30

10.10                     Representations and Warranties of Owner. Owner represents and warrants to Operator as of the date hereof as follows:

(a)                                  Owner has all requisite [corporate] power and authority to execute, deliver and perform this Agreement. Owner has duly authorized the execution, delivery and performance of this Agreement by all necessary [corporate] action. This Agreement constitutes the valid and legally binding obligation of Owner and (assuming that this Agreement has been duly authorized, executed and delivered by Operator) is enforceable against Owner in accordance with its terms except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

(b)                                 The execution, delivery and performance of this Agreement by Owner do not violate, (i) any provision of any Law binding upon Owner, (ii) the organizational documents of Owner, or (iii) any indenture, agreement or instrument to which Owner is a party or by which Owner or its property may be bound or affected, except with respect to clauses (i) and (iii), as would not, individually or in the aggregate, have a material adverse effect on Owner and its subsidiaries, taken as a whole.

(c)                                  Owner is not a party to, or to the best of Owner’s knowledge, threatened with any legal, administrative, arbitral or other proceeding that would materially and adversely affect Owner’s ability to perform its obligations under this Agreement.

10.11                     Interpretation and Construction. The exhibits referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, such exhibits are incorporated in the definition of “Agreement.”  Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit or aid in the construction of any term or provision hereof. It is the intention of the Parties that every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting party), it being understood that the Parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.

31

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

OWNER:

Natural Gas Pipeline Company of America

By:
Name:
Title:

OPERATOR:

Knight Inc.

By:
Name:
Title:

32

EXHIBIT A

Development Plan

See Attached

EXHIBIT B

Components of G&A Costs

See Attached

EXHIBIT C

Operating Budget Template

See Attached

C-1

EXHIBIT B

FORM OF

ASSUMPTION OF GUARANTY AGREEMENT

THIS ASSUMPTION OF GUARANTY AGREEMENT (this “Agreement”) is made and entered by and between KNIGHT INC., a Kansas corporation (“Seller”), and [                                                                ] (“Buyer”).

W I T N E S S E T H:

WHEREAS, Seller and Buyer have entered into that certain Purchase and Sale Agreement dated as of December         , 2007 (the “Purchase Agreement”) providing for the purchase from Seller by Buyer of all of the issued and outstanding Class B Shares in MidCon LLC, a Delaware limited liability company (the “Purchase Transaction”) (capitalized terms used, but not defined herein, shall have the meaning provided in the Purchase Agreement);

WHEREAS, as part of the Purchase Transaction, Buyer has agreed to assume 80% of the obligations of Seller (the “Current Guarantor”) under the Company Guaranty; and

WHEREAS, Seller and Buyer desire to enter into this Agreement to substitute Buyer for the Current Guarantor as the guarantor of 80% of the obligations under the Company Guaranty (excluding any letters of credit that constitute Company Guarantees, which will be either (i) replaced with a new letter of credit issued on behalf of Buyer in an amount equal to 80% of the Current Guarantor’s obligations under such letter of credit or (ii) remain in place with a back-to-back letter of credit issued on behalf of Buyer in favor of the Current Guarantor in an amount equal to 80% of the Current Guarantor’s obligations under such letter of credit) set forth on Exhibit A hereto in accordance with the terms specified herein;

NOW THEREFORE, for and in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confirmed, the Current Guarantor and Buyer do hereby agree as follows:

1.                                       Assumption.

1.1                                 Assumption. Buyer, for itself and its successors and assigns, hereby agrees to assume 80% of the Current Guarantor’s duties, liabilities and obligations under the Company Guaranty and to pay, or to cause to be paid, and otherwise to discharge or cause to be discharged, as such become due and payable, as the case may be, 80% of the Current Guarantor’s duties, liabilities, and obligations under the Company Guaranty to the extent that such duties, liabilities and obligations are to be so paid after the date of this Agreement. Buyer does hereby agree to indemnify and hold harmless the Current Guarantor from and against 80% of the losses, claims, liabilities or damages (including expenses and reasonable attorney’s fees) incurred or suffered by the Current Guarantor resulting from any failure on the part of Buyer after the date hereof to discharge the duties, liabilities, and obligations under, or arising in connection with, the

Company Guaranty. If the Current Guarantor is required by an obligee to make payment under the Company Guaranty, in accordance with its terms Buyer agrees to pay or to reimburse such Current Guarantor for 80% of such amount due and payable under such Company Guaranty within ten (10) Business Days after receipt by Buyer from such Current Guarantor of the applicable invoice or proof of payment under the Company Guaranty by the Current Guarantor.

1.2                                 Release. Subject to Section 7.9 of the Purchase Agreement, Buyer agrees to cooperate and use Reasonable Efforts with the Current Guarantors, in their respective efforts, to obtain the prompt and timely release of the Current Guarantor from 80% of its current duties, liabilities and obligations under the Company Guaranty. Buyer acknowledges that nothing herein restricts or limits the ability of the Current Guarantor to terminate the Company Guaranty at any time on or after the stated expiration or termination date of the respective Company Guaranty, provided such termination releases Buyer from further obligations thereunder. Furthermore, the Current Guarantor will not be required to renew or extend the Company Guaranty upon any applicable renewal or extension date for amounts exceeding 20% of its Current Obligations under the Company Guaranty, absent written agreement between the Current Guarantor and Buyer to the contrary, and the Current Guarantor may provide notice to the applicable beneficiaries of the Company Guaranty of its decision not to renew or extend, if such notice is required, necessary or appropriate under such Company Guaranty so long as Current Guarantor provides reasonable advance written notice to Buyer of its intention to not renew or replace. In such event, unless the Company Guaranty is properly terminated and upon request of the obligee, Buyer agrees to issue and deliver to the obligee under such Company Guaranty a new replacement guaranty by Buyer in an amount equal to 80% of the Current Guarantor’s duties, liability and obligations in substitution of the Company Guaranty in substantially the same form as the underlying Company Guaranty or in such other form as the counterparty and Buyer shall agree.

2.                                       General Provisions.

2.1                                 Successors and Assigns. Subject to the provisions hereof, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto, and their successors and assigns.

2.2                                 Third Party Beneficiaries. The parties hereto agree that the Current Guarantor is a third party beneficiary of the provisions of this Agreement and, in such capacity, shall have the right to enforce such provisions as applicable to the Current Guarantor.

2.3                                 Construction. All section headings used herein are for reference and identification purposes only and are not intended to, and shall not under any circumstances, serve to alter, amend, amplify, vary, or limit the express provisions hereof. In the event that any provisions of this Agreement shall, for any reason, be held violative of any applicable law, and so much of said Agreement is held to be unenforceable, then the invalidity of such specific provision herein shall not be held to invalidate any other provisions herein which shall remain in full force and effect.

2

2.4                                 Governing Law; Consent to Jurisdiction.

(a)                                  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES OR PRINCIPLES.

(b)                                 THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN COOK COUNTY, ILLINOIS OVER ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH PARTY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH DISPUTE OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH COURTS. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

2.5                                 Further Assurances. The Current Guarantor and Buyer hereby agree, each at its own expense, to perform all such further acts and execute and deliver all such further agreements, instruments and other documents as the other party shall reasonably request to evidence more effectively the assumptions made by Buyer under this Agreement.

2.6                                 Notices. All notices, requests, demands, and other communications required or permitted to be given or made hereunder by either party (each a “Notice”) shall be in writing and shall be deemed to have been duly given or made if (i) delivered personally, (ii) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (iii) delivered by prepaid overnight courier service, or (iv) delivered by confirmed facsimile transmission to the parties at the following addresses (or at such other addresses as shall be specified by the parties by similar notice):

If to Buyer:

Attention:
Fax:

with a copy to:

3

Attention:
Fax:

If to Seller:

Knight Inc.
500 Dallas, Suite 1000
Houston, Texas 77002
Attention: General Counsel
Fax: (713) 369-9410

with copies to:

Bracewell & Giuliani LLP
711 Louisiana, Suite 2300
Houston, Texas 77002
Attention:
Fax: (713)

Notices shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (ii) if mailed, upon the earlier of five days after deposit in the mail or the date of delivery as shown by the return receipt therefor, or (iii) if sent by facsimile transmission, when the answer back is received.

2.7                                 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

4

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed effective as of          day of                     ,               .

KNIGHT INC.,
a Kansas corporation

By:
Name:
Title:

[ ]

By:
Name:
Title:

SIGNATURE PAGE TO ASSUMPTION OF GUARANTY AGREEMENT

Exhibit A to Assumption of Guaranty Agreement

EXHIBIT C

LIMITED LIABILITY COMPANY AGREEMENT

OF

MIDCON LLC

Dated as of [                      ]

LIMITED LIABILITY COMPANY AGREEMENT
OF
MIDCON LLC
A Delaware Limited Liability Company

TABLE OF CONTENTS

		Page

ARTICLE 1
DEFINITIONS

1.1	Definitions	1

1.2	Construction	7

ARTICLE 2
ORGANIZATION

2.1	Continuation	7

2.2	Name	8

2.3	Registered Office; Registered Agent; Principal Office; Other Offices	8

2.4	Purpose; Powers	8

2.5	Foreign Qualification	9

2.6	Power of Attorney	9

2.7	Term	9

2.8	Taxation as Corporation; No State-Law Partnership	9

2.9	Title to Company Assets	10

ARTICLE 3
SHAREHOLDERS; CERTIFICATES; TRANSFER OF COMPANY SECURITIES

3.1	Shareholders	10

3.2	No Liability to Third Parties	10

3.3	No Expulsion	10

3.4	Certificates	10

3.5	Register, Registration of Transfer and Exchange	11

ARTICLE 4
AUTHORIZATION AND ISSUANCE OF COMPANY SECURITIES

4.1	Company Securities	12

4.2	Classes of Shares	12

4.3	Distributions Generally	12

4.4	Anti-Dilution	12

LIMITED LIABILITY COMPANY AGREEMENT
OF
MIDCON LLC

This Limited Liability Company Agreement of MidCon LLC, a Delaware limited liability company (the “Company”), dated as of [                      ] is adopted, executed and agreed to, for good and valuable consideration, by and among Knight Inc., a Kansas corporation (the “Organizational Shareholder”), and any other Persons (as defined below) who are or become Shareholders (as defined below) of the Company or parties hereto as provided herein.

WHEREAS, MidCon Corp. (the “Corporation”), was incorporated as a Delaware corporation on June 15, 1976;

WHEREAS, by unanimous written consent, the board of directors of the Corporation adopted a resolution adopting and approving the conversion of the Corporation to a Delaware limited liability company and the adoption of this Agreement, and recommending the adoption of such conversion and this Agreement to the sole stockholder of the Corporation, pursuant to Sections 141(f) and 266 of the General Corporation Law of the State of Delaware (the “GCL”);

WHEREAS, by written consent, the sole stockholder of the Corporation adopted and approved the conversion of the Corporation to a limited liability company and the adoption of this Agreement pursuant to Sections 228 and 266 of the GCL;

WHEREAS, on the date hereof, the Corporation was converted to a limited liability company pursuant to Section 18-214 of the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.), as amended from time to time (the “Act”) and Section 266 of the GCL (the “Conversion”), by causing the filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) of a Certificate of Conversion to Limited Liability Company (the “Certificate of Conversion”) and a Certificate of Formation (the “Organizational Certificate”);

WHEREAS, the Shareholders agree that the Company shall elect pursuant to Sections 301.7701-2 and 301.7701-3 of the Treasury Regulations (as defined below) to be treated as a corporation for all purposes under the Code (as defined below); and

WHEREAS, pursuant to this Agreement and the Conversion, the sole stockholder of the Corporation is admitted as a member of the Company owning 100% of the limited liability company interests in the Company.

NOW, THEREFORE, the Organizational Shareholder, by execution of this Agreement, hereby agrees as follows:

ARTICLE 1
Definitions

1.1                                 Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Act” has the meaning assigned to it in the preamble to this Agreement, and any successor to such statute.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, the Person in question. As used in this definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Limited Liability Company Agreement, as amended, supplemented or restated from time to time.

“Assignee” means a Person to whom one or more Company Securities have been transferred in a manner permitted under this Agreement and in compliance with the provisions of the Shareholder Agreement.

“Bankruptcy” means, with respect to any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary petition in bankruptcy; (iii) is insolvent or has entered against such Person an order for relief in any bankruptcy or insolvency proceeding; (iv) files a petition or answer seeking for such Person any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) 120 days have passed after the commencement of any proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law, if the proceeding has not been dismissed, or 90 days have passed after the appointment, without such Person’s consent or acquiescence, of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties, if the appointment is not vacated or stayed, or 90 days have passed after the date of expiration of any such stay, if the appointment has not been vacated. The foregoing definition of “Bankruptcy” shall supersede and replace the definition of “Bankruptcy” contained in the Act.

“Beneficial Owner” has the meaning set forth in Rules 13d-3 and 13d-5 under the Exchange Act, as in effect on the date of this Agreement, and the terms “Beneficial Ownership,” “Beneficially Own,” “Beneficially Owned” and similar terms have correlative meanings.

“Board of Directors” has the meaning assigned to it in Subsection 5.1(a).

“Business Day” means any day other than a Saturday, a Sunday or a day on which national banking associations in the State of New York or the State of Texas are closed.

“Certificate” has the meaning assigned to it in Subsection 3.4.

“Certificate of Conversion” has the meaning assigned to it in the preamble to this Agreement.

2

“Chairman of the Board” has the meaning assigned to it in Subsection 5.2(f).

“Class A Shares” has the meaning assigned to it in Section 4.2.

“Class B Shares” has the meaning assigned to it in Section 4.2.

“Class A Director” means a Director appointed by the Record Holders of the Class A Shares.

“Class B Director” means a Director appointed by the Record Holders of the Class B Shares.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time and as interpreted by the applicable regulations thereunder. All references herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision or provisions of future Law.

“Company” means MidCon LLC, a Delaware limited liability company.

“Company Securities” means the shares into which the limited liability company interest in the Company is divided, which are the Class A Shares and Class B Shares.

“Construction Opportunity” means any opportunity for construction of an extension and/or expansion of the Pipeline, or for any acquisition of assets or stock outside the ordinary course of the Pipeline’s business, in each case that is approved by the board of directors of NGPL and by the Operator pursuant to the Operating Agreement.

“Conversion” has the meaning assigned to it in the preamble to this Agreement.

“Corporation” has the meaning assigned to it in the preamble to this Agreement.

“Delaware Secretary of State” has the meaning assigned to it in the preamble to this Agreement.

“Director” means any individual appointed a member of the Board of Directors as provided in Section 5.2, but such term does not include any Person who has ceased to be a member of the Board of Directors. Directors are “managers” (as such term is defined in and within the meaning of the Act) of the Company.

“Dissolution Event” has the meaning assigned to it in Subsection 7.1(a).

“Entity” means a corporation, limited liability company, venture, partnership (general or limited), trust, unincorporated organization, association or other entity.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time, and any successor to such statute and all rules and regulations promulgated thereunder.

3

“Expansion or Extension Opportunity” means (i) any physical enhancement or series of physical enhancements that would increase the base capacity (including by adding horsepower) of any then existing portion of any gas transmission facilities or then existing storage fields owned by any of the Company’s Subsidiaries, including, but not limited to, NGPL, (ii) the construction of an extension of any then existing pipeline facilities that is no longer than 25 miles long and that may be accomplished under the blanket certificate of the Subsidiary of the Company that owns the then existing pipeline facilities and that would connect and/or redeliver gas supplies to a then existing customer of the Subsidiary of the Company that owns the interconnecting pipeline facilities, the intention being that such extension would be limited in scope and location or (iii) the acquisition or construction of any pipeline facility or series of related pipeline facilities that would directly connect with the Chicago market and directly compete with any of the Company’s Subsidiaries’ facilities that are physically connected to and deliver gas to customers in the Chicago market and would reasonably be expected to materially adversely affect the profitability of the Company.

“FERC” means the Federal Energy Regulatory Commission or its successor agency.

“FERC Certificate” means the certificate(s) of public convenience and necessity issued by the FERC applicable to the Pipeline.

“GCL” has the meaning assigned to it in the preamble to this Agreement.

“Governmental Entity” means any legislature, court, tribunal, arbitrator, authority, agency, commission, division, board, bureau, branch, official or other instrumentality of the United States, or any domestic state, county, city, tribal or other political subdivision, governmental department or similar governing entity, and including any governmental, quasi-governmental or non-governmental body exercising similar powers of authority.

“Indemnitees” means (a) any Person who is or was an Officer, Director, employee, partner, manager, agent or trustee of the Company, (b) any Person who is or was an officer or director, employee, partner, manager, agent or trustee of any of the Company’s controlled Affiliates, or (c) any Person who is or was serving at the request of the Company or any of its controlled Affiliates as a director, officer, employee, partner, manager, agent or trustee of another Person.

“Investor” means the holders of the equity interests in Myria Acquisition Inc., which initially are BBI US Investments Pty Ltd, Babcock & Brown Myria Pty Ltd, BBIFNA AIV Two, LP, Public Sector Pension Investment Board, and Stichting Pensioenfonds voor de Gezondheid, Geestelijke en Maatschappelijke Belangen. Transfers of equity interests in Myria Acquisition Inc. are restricted by Section 3(c) and Section 4 of the Shareholder Agreement.

“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration or interpretative or advisory opinion or letter of a governmental authority.

“MidCon Entities” means NGPL, Horizon Pipeline Company, L.L.C., a Delaware limited liability company, NGPL-Canyon Compression Co., a Delaware corporation, Kinder Morgan

4

Illinois Pipeline LLC, a Delaware limited liability company, and Canyon Creek Compression Company, an Illinois partnership.

“NGPL” means Natural Gas Pipeline Company of America, a Delaware [corporation] and wholly owned Subsidiary of the Company.

“Officer” means any individual duly appointed as an officer of the Company as provided in Section 5.4, but such term does not include any Person who has ceased to be an officer of the Company. Officers are “managers” (as such term is defined in and within the meaning of the Act) of the Company.

“Operating Agreement” means the Operations and Reimbursement Agreement of even date herewith between NGPL and Knight Inc., as operator.

“Operator” means the Operator under the Operating Agreement.

“Organizational Certificate” has the meaning assigned to it in the preamble to this Agreement.

“Organizational Shareholder” has the meaning assigned to it in the preamble to this Agreement.

“Outstanding” means, with respect to any Company Securities, all Company Securities that are issued by the Company and reflected as outstanding on the books and records of the Company as of the date of determination, excluding Company Securities held in the treasury.

“Parent” has the meaning assigned to it in Section 6.4(a).

“Permits” means all licenses, permits, certificates of authority, approvals, tenders, bids, registrations, franchises, variances, exemptions, consents or other authorizations of or from Governmental Entities.

“Person” means a natural person or an Entity.

“Pipeline” means the natural gas transmission pipeline system and related facilities (including storage, compression and metering facilities) owned by any MidCon Entity, including all appurtenances, fee property, leases, easements, licenses, permits, ROWs, contracts, contract rights and other rights, including FERC Certificates and other Permits.

“Record Date” means the date established by the Board of Directors for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of the Shareholders or entitled to vote by ballot or give approval of a Company action in writing without a meeting or entitled to exercise rights in respect of any lawful action of the Shareholders, (b) the identity of the Record Holders entitled to notice with respect to any other matter, or (c) the identity of the Record Holders entitled to receive any distribution.

“Record Holder” means the Person in whose name a Company Security is registered on the books and records of the Company as contemplated in Section 3.5.

5

“ROW” means fee lands, rights-of-way, easements and other land rights and estates.

“Shareholder” means any Person admitted as a shareholder in accordance with Subsection 3.1(a) and pursuant to the requirements of the Shareholder Agreement, but such term does not include any Person who has ceased to be a Record Holder of any Company Security. Shareholders are “members” (as such term is defined in and within the meaning of the Act) of the Company.

“Shareholder Agreement” means the Shareholder Agreement, of even date herewith, among the Record Holders of Company Securities and the Company.

“Shareholder Interest” means a limited liability company interest (as such term is defined in the Act) of a Shareholder, including the right to receive distributions from the Company, together with all other rights, benefits and privileges enjoyed by the Shareholder (under the Act, the Organizational Certificate, this Agreement or otherwise) in its capacity as a Shareholder, including the right to vote, consent and approve, and all obligations, duties and liabilities imposed on the Shareholder (under the Act, the Organizational Certificate, this Agreement or otherwise) in its capacity as a Shareholder.

“Shares,” consisting of the classes referred to in Section 4.2, are the Company Securities.

“Subsidiary” of a Person means any other Person of which at least fifty percent (50%) or more of the voting power represented by the outstanding capital stock or other voting securities or interests having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity or fifty percent (50%) or more of the equity interests in such corporation or entity shall at the time be owned or controlled, directly or indirectly, by such Person and/or by one or more of its Subsidiaries.

“Tax Agreement” has the meaning assigned to it in Section 6.4(a).

“Tax Return” means any return, report or statement required to be maintained, retained or filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, any amendment thereof, any information return (which includes, but is not limited to, federal and state wage reporting, employment and unemployment reports (e.g., IRS Forms 940, 941, W-2, W-3 and their state and local equivalents) as well as reports of payments made (e.g., IRS Forms 1099 and 1042) that are required under Law to be maintained, retained or supplied to any taxing authority), claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes any of the Company, NGPL, Horizon Pipeline Company, L.L.C., a Delaware limited liability company, NGPL-Canyon Compression Co., a Delaware corporation, Kinder Morgan Illinois Pipeline LLC, a Delaware limited liability company, and Canyon Creek Compression Company, an Illinois partnership.

“Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, parking, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, margin, single business, withholding, social security, unemployment, disability, real property, personal property, possessory interest, sales, use, transfer, registration, capital gain, production, payroll, worker’s

6

compensation, value added, alternative or add-on minimum, amounts paid under an agreement with a taxing authority, estimated tax or other tax of any kind whatsoever, including any interest, fines, penalty or other like assessment or addition thereto, whether disputed or not, including such item for which a liability arises pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of foreign, state or local law), as a transferee,  successor-in-interest, by contract or otherwise.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

1.2                                 Construction. The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit or aid in the construction of any term or provision hereof. It is the intention of the parties that every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting party), it being understood that the parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement. Further, unless the context requires otherwise:

(a)                                  terms defined in Section 1.1 have the meanings assigned to them in that Section for purposes of this Agreement;

(b)                                 the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine and neuter;

(c)                                  references to Articles, Sections and Subsections (other than in connection with the Code, the Treasury Regulations or the Act) refer to Articles, Sections and Subsections, respectively, of this Agreement;

(d)                                 the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or Subsection;

(e)                                  “include,” “includes” and “including” mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively;

(f)                                    terms defined herein include the plural as well as the singular; and

(g)                                 “or” is not exclusive.

ARTICLE 2
Organization

2.1                                 Continuation. Effective as of the time of the Conversion, (i) the Amended and Restated Certificate of Incorporation of the Corporation, dated as of November 20, 1996, and the Restated By-Laws of the Corporation are replaced and superseded in their entirety by the

7

Organizational Certificate and this Agreement in respect of all periods beginning on or after the Conversion, (ii) the sole stockholder of the Corporation is hereby automatically admitted as a member of the Company, all of the stock in the Corporation issued and outstanding immediately prior to the Conversion is converted to Company Securities and the Organizational Shareholder has the Company Securities set forth on the books and records of the Company, (iii) the Organizational Shareholder continues the business of the Corporation without dissolution in the form of a Delaware limited liability company governed by this Agreement, and (iv) in accordance with Section 18-214(g) of the Act, for all purposes of the laws of the State of Delaware, the Company shall be deemed to be the same entity as the Corporation. [                                        ], is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Organizational Certificate and the Certificate of Conversion with the Delaware Secretary of State. Upon the filing of the Organizational Certificate and the Certificate of Conversion with the Delaware Secretary of State, [his][her] powers as an “authorized person” ceased, and the Organizational Shareholder and any Officer, acting alone, thereupon became a designated “authorized person” to execute, deliver and file any amendments and/or restatements of the Organizational Certificate and any other certificates (and any amendments and/or restatements thereof) permitted or required to be filed with the Secretary of State of the State, and shall continue as the designated “authorized person” within the meaning of the Act. The Organizational Shareholder or an Officer shall execute, deliver and file, or cause the execution, delivery and filing of any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any other jurisdiction in which the Company may wish to conduct business.

2.2                                 Name. The name of the Company is “MidCon LLC” and all Company business must be conducted in that name or such other names that comply with Law and as the Board of Directors may select.

2.3                                 Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent for service of process named in the Organizational Certificate or such other office (which need not be a place of business of the Company) as the Board of Directors may designate in the manner provided by Law. The registered agent for service of process of the Company in the State of Delaware shall be the initial registered agent for service of process named in the Organizational Certificate or such other Person or Persons as the Board of Directors may designate in the manner provided by Law. The principal office of the Company in the United States shall be located at 500 Dallas Street, Suite 1000, Houston, Texas 77002, or such other place as the Operator (or if the Operating Agreement is terminated pursuant to its terms, the Board of Directors) may from time to time designate, which need not be in the State of Delaware, and the Company shall maintain records there and shall keep the street address of such principal office at the registered office of the Company in the State of Delaware. The Company may have such other offices as the Board of Directors may designate.

2.4                                 Purpose; Powers. The purposes of the Company are to own the equity of NGPL and Kinder Morgan Illinois Pipeline LLC, to indirectly own the equity it owns on the date hereof in the other MidCon Entities, and to indirectly own the Pipeline as it exists on the date hereof, as maintained, repaired, operated, and modified in the ordinary course of its business, and any Expansion or Extension Opportunities and Construction Opportunities, in each case that are duly

8

approved by the board of directors of NGPL and by the Operator pursuant to the Operating Agreement, and any Expansion or Extension Opportunity acquired or constructed by NGPL in accordance with Section 3.1(j) of the Operating Agreement. In pursuance solely thereof, the Company shall possess and may exercise all the powers and privileges granted by the Act, by any other Law or by this Agreement, together with any powers incidental thereto, including such powers and privileges as are necessary or convenient to the conduct, promotion or attainment of the purposes of the Company.

2.5                                 Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than Delaware, the Board of Directors shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Board of Directors, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction.

2.6                                 Power of Attorney.

(a)                                  Each Shareholder does hereby constitute and appoint each Director appointed by the Class of Company Securities which is owned by such Shareholder to act as its true and lawful representative and attorney-in-fact, in its name, place and stead, to make, execute, sign, deliver and file (i) any amendment of the Organizational Certificate; (ii) this Agreement and any amendment to this Agreement; and (iii) all such other instruments, documents and certificates that may from time to time be required by Law to effectuate, implement and continue the valid and subsisting existence of the Company or to dissolve the Company.

(b)                                 The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Shareholder and the transfer of all or any portion of such Shareholder’s Shareholder Interest, and shall extend to all Assignees. Each Shareholder hereby agrees to be bound by any representation made by a Director acting as its representative and attorney-in-fact acting in good faith pursuant to such power of attorney, and each Shareholder hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of a Director acting as its representative and attorney-in-fact taken in good faith under such power of attorney.

2.7                                 Term. The term of the Company as a Delaware limited liability company commenced on [                    ], which was the date of the filing of the Organizational Certificate in the office of the Delaware Secretary of State, and the Company’s existence shall be perpetual, unless and until the Company is dissolved in accordance with Article 7.

2.8                                 Taxation as Corporation; No State-Law Partnership. The Company shall elect pursuant to Sections 301.7701-2 and 301.7701-3 of the Treasury Regulations to be treated as a corporation for all purposes under the Code. The Shareholders intend that the Company not be a partnership (including a limited partnership) or joint venture, that no Shareholder be a partner or joint venturer of any other Shareholder, and that this Agreement may not be construed to suggest

9

otherwise. The Company and Shareholders agree to take no action or any tax positions that are inconsistent with or contrary to this Section 2.8.

2.9                                 Title to Company Assets. Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Shareholder, Director or Officer, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. Title to any or all of the Company assets may be held in the name of the Company or one or more of its controlled Affiliates or one or more nominees, as the Board of Directors may determine. All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which record title to such Company assets is held.

ARTICLE 3
Shareholders; Certificates;
Transfer of Company Securities

3.1                                 Shareholders.

(a)                                  A Person shall be admitted as a Shareholder, and shall become bound by this Agreement, if such Person executes this Agreement or, without such execution, if such Person purchases or otherwise acquires a Company Security and becomes the Record Holder of such Company Security in accordance with the provisions of Section 3.5. All rights of Shareholders under this Agreement are owned, and may be exercised, only by Record Holders.

(b)                                 The name and mailing address of each Record Holder shall be listed on the books and records of the Company. The Secretary of the Company shall be required to update the books and records from time to time as necessary to reflect accurately the information therein. Company Securities shall be represented by the Certificates held by the Shareholders.

3.2                                 No Liability to Third Parties. Except as otherwise expressly provided in the Act, the debts, obligations or liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and no Record Holder, Shareholder or Beneficial Owner of any Company Security shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Record Holder, Shareholder or Beneficial Owner.

3.3                                 No Expulsion. A Shareholder may not be expelled or removed as a Shareholder.

3.4                                 Certificates. Certificates evidencing any of the Company Securities (“Certificates”) shall be in such form, not inconsistent with that required by the Act or any other Law and this Agreement, as shall be approved by the Board of Directors. Each Certificate shall certify the number of Company Securities and the class of such Company Securities which the Certificate represents and shall be signed by (i) the Chairman of the Board, the President or any Vice President and (ii) the Secretary, any Assistant Secretary, the Treasurer or any Assistant Treasurer of the Company; provided, however, that any or all of the signatures, including the countersignature, on the Certificate may be facsimile. In the event that any Officer who shall have signed, or whose

10

facsimile signature or signatures shall have been placed upon, any such Certificate shall have ceased to be such Officer before such Certificate is issued by the Company, such Certificate may nevertheless be issued by the Company with the same effect as if such person were such Officer on the date of issue. Certificates for each class of Company Securities shall be consecutively numbered and shall be entered in the books and records of the Company as they are issued and shall exhibit the holder’s name and number of Company Securities.

3.5                                 Register, Registration of Transfer and Exchange. The Company shall keep or cause to be kept on behalf of the Company a register that, subject to any requirement of the Board of Directors and subject to the provisions of this Section 3.5, shall provide for the registration and transfer of Company Securities. The Company shall not recognize transfers of Company Securities unless the same are effected in the manner described in this Section 3.5 and in compliance with the provisions of the Shareholder Agreement. Upon surrender for registration of transfer of any Certificate, the appropriate Officers of the Company shall execute, in the name of the holder or the designated transferee or transferees, as required pursuant to the Record Holder’s instructions, one or more new Certificates evidencing the same aggregate number and class of Company Securities as were evidenced by the Certificate so surrendered. The Company shall not recognize any transfer of Company Securities until the Certificates evidencing such Company Securities are surrendered to the Company for registration of transfer. No charge shall be imposed by the Company for such transfer; provided, however, that, as a condition to the issuance of any new Certificate under this Section 3.5, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge, surety bond premium, special charges for services requested by the transferor or transferee, or similar fees or charges that may be imposed with respect thereto. By transfer of Company Securities in accordance with this Section 3.5 and in compliance with the provisions of the Shareholder Agreement, the transferor shall be deemed to have given the transferee the right to be admitted to the Company as a Shareholder, and each transferee of Company Securities shall become a Shareholder with respect to the Company Securities so transferred to such Person when any such transfer and admission is reflected in the books and records of the Company, and such Person thereby becomes a Record Holder of such Company Securities. The Company shall be entitled to recognize the Record Holder as the owner of Company Securities and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Company Securities on the part of any other Person, whether or not the Company shall have actual or other notice thereof, except as otherwise provided by Law. The transfer of any Company Securities and the admission of any new Shareholder shall not constitute an amendment to this Agreement. Any distribution in respect of Company Securities shall be made by the Company, only to the Record Holders thereof as of the Record Date set by the Board of Directors for the distribution. The making of such distribution shall constitute full payment and satisfaction of the Company’s liability in respect of such distribution regardless of any claim of any Person who may have an interest in such distribution by reason of an assignment or otherwise.

11

ARTICLE 4

Authorization and Issuance of Company Securities

4.1                                 Company Securities.

(a)                                  The Company shall have authority to issue Company Securities consisting only of 200 Class A Shares and 800 Class B Shares, with the rights set forth in Section 4.2.

(b)                                 Company Securities issued for such consideration as the Board of Directors determines to be appropriate shall be deemed to be fully paid, and except to the extent specified in Section 18-607(b) of the Act, non-assessable if the entire amount of such consideration has been received by the Company for such Company Securities.

4.2                                 Classes of Shares. The Shares of the Company shall be divided into the following classes: (i) 200 Class A Shares (the “Class A Shares”) and (ii) 800 Class B Shares (the “Class B Shares”). The designations, preferences and relative, participating, optional or other special rights, powers and duties relating to each class of Shares shall be identical, except as otherwise provided herein. Each Share of a class shall be identical in every respect with each other Share of the same class.

4.3                                 Distributions Generally. It is the intent of the Company that reasonably promptly following the end of each fiscal quarter, the Company will distribute with respect to such fiscal quarter an amount equal to 100% of available cash that is deemed to be cash from operations (net income plus depreciation less sustaining capital expenditures) and cash from interim capital transactions. All distributions shall be made pro rata with respect to the total number of Shares outstanding. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Record Holder on account of its interest in the Company if such distribution would violate the Act or any other applicable law.

4.4                                 Anti-Dilution. The Company may not issue any Company Securities (whether by distribution or otherwise), or change the number of outstanding Company Securities whether by recapitalization, reclassification, split-up, combination, exchange of shares, repurchase, acquisition or otherwise or take any action affecting the amount of outstanding Company Securities or altering the rights of outstanding Company Securities set forth in this Agreement.

4.5                                 Capital Contributions. If there is an Expansion or Extension Opportunity which Operator has not approved but NGPL has determined to pursue, and is pursuing, in accordance with Section 3.1(j) of the Operating Agreement, and in connection with the acquisition or construction of such Expansion or Extension Opportunity the Record Holders of the Class B Shares, if required as part of the financing of the project, make pro rata capital contributions to the Company which the Company uses to fund such acquisition or construction, then the Record Holder of the Class A Shares (so long as the Organizational Shareholder together with one or more of its controlled Affiliates is both the Operator and the Record Holder of the Class A Shares) shall also make pro rata capital contributions to the Company. Such capital contributions with respect to the Class A Shares and Class B Shares shall be made at the same time and in the same per share amounts. The Record Holders of the Class A Shares and Class B Shares shall not receive any Company Securities

12

for such capital contributions, and such contributions shall not entitle such Record Holders to any additional distributions or give them any additional rights under this Agreement.

ARTICLE 5

Management

5.1                                 Management of the Company’s Affairs.

(a)                                  As provided in this Agreement, all management powers over the business and affairs of the Company shall be vested exclusively in a board of directors (the “Board of Directors”) and, subject to the direction of the Board of Directors, the Officers. Officers and Directors constitute “managers” of the Company within the meaning of the Act.

(b)                                 No Shareholder, in its capacity as a Shareholder, shall have any management power over the business and affairs of the Company or actual or apparent authority to enter into contracts on behalf of, or to otherwise bind, the Company.

(c)                                  The Board of Directors (subject to Sections 5.3 and 8.10) and the Officers (subject to Sections 5.4 and 8.10 and the direction of the Board of Directors) shall have full power and authority, in addition to the powers that now or hereafter can be granted to managers under the Act and to all other powers granted under any other provision of this Agreement to do all things on such terms as they, in their individual sole discretion, may deem necessary or appropriate, to conduct, or cause to be conducted, the business and affairs of the Company, other than matters delegated to the Operator pursuant to the Operating Agreement or this Agreement.

5.2                                 Board of Directors.

(a)                                  Number. The number of Directors of the Company shall be seven, and each Director shall be appointed as provided in Subsection 5.2(b).

(b)                                 Appointment of Directors; Term. The Record Holders of the Class A Shares shall have the right to appoint one Class A Director. The Record Holders of the Class B Shares shall have the right to appoint six Class B Directors. The Directors shall be appointed annually, whether at a meeting of the Shareholders or by consent in accordance with Section 8.9. Each Director shall serve a one-year term and shall serve until such Director’s successor has been appointed and qualified or until such Director dies, resigns or is removed.

(c)                                  Vacancies and Removal. Subject to applicable Law, vacancies existing on the Board of Directors shall be filled by the Record Holders of the applicable class of Shares that appointed the Director. Each Director appointed to fill any vacancy shall serve in such capacity until his successor has been appointed and qualified or until such Director dies, resigns or is removed. Any Director may be removed from office at any time, with or without cause, but only by the approval of the Record Holders of the applicable class of Shares that appointed the Director.

13

(d)                                 Voting; Quorum; Required Vote for Action. Unless otherwise required by the Act, other Law, or the provisions hereof:

(i)                                     each member of the Board of Directors shall have one vote;

(ii)                                  the presence at a meeting of a majority of the members of the Board of Directors shall constitute a quorum at any such meeting for the transaction of business; and

(iii)                               the act of a majority of the members of the Board of Directors present at a meeting at which a quorum is present shall be deemed to constitute the act of the Board of Directors.

(e)                                  Meetings. Regular meetings of the Board of Directors shall be held at such times and places as shall be designated from time to time by resolution of the Board of Directors. Special meetings of the Board of Directors may be called by the Chairman of the Board, the President (should the President be a Director) or on the written request of any Director by the Secretary. Notice of regular or special meetings of the Board of Directors will be given to each Director, in each case on at least 48 hours personal, written, e-mail, telegraphic, cable or wireless notice. Any such notice, or waiver thereof, need not state the purpose of such meeting except as may otherwise be required by Law. Attendance of a Director at a meeting (including pursuant to the last sentence of this Subsection 5.2(e)) shall constitute a waiver of notice of such meeting, except where such Director attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Any action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting, without prior notice and without a vote only if a consent or consents in writing, setting forth the action so taken, are signed by the requisite members of the Board of Directors required by this Agreement, and any consent not so executed shall be void. Members of the Board of Directors may participate in and hold a meeting by means of conference telephone, video conference or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meetings shall constitute presence in person at the meeting.

(f)                                    Chairman. The Chairman of the Board of Directors (the “Chairman of the Board”), if present and acting, shall preside at all meetings of the Board of Directors and of the Shareholders. Otherwise, the President, if present, and a Director, or any other Director chosen by the Board of Directors, shall preside.

5.3                                 Restrictions on the Board of Directors’ Authority. Except as otherwise specifically provided in this Agreement or by resolution of the Board of Directors, (a) no Director or group of Directors shall have any actual or apparent authority to enter into contracts on behalf of, or to otherwise bind, the Company, nor to take any action in the name of or on behalf of the Company or conduct any business of the Company other than by action of the Board of Directors taken in accordance with the provisions of this Agreement, and (b) no Director shall have the power or authority to delegate to any Person such Director’s rights and powers as a Director to manage the business and affairs of the Company.

14

5.4                                 Officers.

(a)                                  Generally. The Board of Directors shall appoint agents of the Company, referred to as “Officers” of the Company, to serve in the offices set forth in this Section 5.4. Unless provided otherwise by resolution of the Board of Directors, the Officers shall have the titles, power, authority and duties described below in this Section 5.4.

(b)                                 Titles and Number. The Officers of the Company shall be the Chairman of the Board, the President, any number of Vice Presidents (some of which may be additionally named Executive or Senior), the Secretary, the Treasurer, any and all Assistant Secretaries, and any and all Assistant Treasurers and any other officer position or title as the Board of Directors may approve. Any person may hold two or more offices simultaneously.

(c)                                  Appointment and Term of Office. The names of the individuals who are the initial Officers of the Company and the offices they hold are set forth on Annex A hereto. Any officer may be removed, with or without cause, only by the Board of Directors. Vacancies in any office or any new Officer position may be filled only by the Board of Directors. The Operator may make recommendations with respect to any such vacancy or new position.

(d)                                 Chairman of the Board. Subject to the limitations imposed by this Agreement, the Chairman of the Board, subject to the direction of the Board of Directors, shall preside at all meetings of the Shareholders and the Board of Directors, shall supervise generally the President and shall have full authority to execute all documents and take all actions that the Company may legally take. The Chairman of the Board shall exercise such other powers and perform such other duties as may be assigned to him by this Agreement or the Board of Directors.

(e)                                  President. The President shall be the Chief Executive Officer of the Company. In the absence of the Chairman of the Board, or if there be no Chairman of the Board, he shall preside at all meetings of the Shareholders and, if a Director, of the Directors. The Chief Executive Officer, whether the Chairman of the Board or the President, shall have general and active management and control of the business and affairs of the Company subject to the control of the Board of Directors, and shall see that all orders and resolutions of the Board of Directors are carried into effect.

(f)                                    Vice Presidents. In the absence of the President and the Chairman of the Board, each Vice President appointed by the Board of Directors shall have all of the powers and duties conferred upon the President, including the same power as the President to execute documents on behalf of the Company. Each such Vice President shall perform such other duties and may exercise such other powers as may from time to time be assigned to him by the Board of Directors, the Chairman of the Board or the President.

15

(g)                                 Secretary and Assistant Secretaries. The Secretary shall record or cause to be recorded in books provided for that purpose the minutes of the meetings or actions of the Board of Directors and Shareholders, shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by Law, shall be custodian of all records (other than financial), shall see that the books, reports, statements, certificates and all other documents and records required by Law are properly kept and filed, and, in general, shall perform all duties incident to the office of Secretary and such other duties as may, from time to time, be assigned to him by this Agreement, the Board of Directors, the Chairman of the Board or the President. The Assistant Secretaries shall exercise the powers of the Secretary during that Officer’s absence or inability or refusal to act.

(h)                                 Treasurer and Assistant Treasurers. The Treasurer shall keep or cause to be kept the books of account of the Company and shall render statements of the financial affairs of the Company in such form and as often as required by this Agreement, the Board of Directors, the Chairman of the Board or the President. The Treasurer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the Company. The Treasurer shall perform all other duties commonly incident to his office and shall perform such other duties and have such other powers as this Agreement, the Board of Directors, the Chairman of the Board or the President shall designate from time to time. The Assistant Treasurers shall exercise the power of the Treasurer during that Officer’s absence or inability or refusal to act. Each of the Assistant Treasurers shall possess the same power as the Treasurer to sign all certificates, contracts, obligations and other instruments of the Company. If no Treasurer or Assistant Treasurer is appointed and serving or in the absence of the appointed Treasurer and Assistant Treasurer, such other Officer as the Board of Directors shall select shall have the powers and duties conferred upon the Treasurer.

(i)                                     Powers of Attorney. The Company may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the Officers and other Persons.

(j)                                     Delegation of Authority. Unless otherwise provided by resolution of the Board of Directors, no Officer shall have the power or authority to delegate to any Person such Officer’s rights and powers as an Officer to manage the business and affairs of the Company.

5.5                                 Compensation; Employees. Officers of the Company and its Subsidiaries who are also officers or employees of the Record Holder of Class A Shares or one of its Affiliates shall be entitled to participate only in and receive benefits from employee health, benefit, retirement and similar plans provided by the Record Holder of Class A Shares or its Affiliates and the Company shall not have any liability for claims by Officers under any such benefit plans. Cash compensation for any such Officer will be set and paid by the Record Holder of Class A Shares. All compensation for Officers and employees associated with the Record Holder of Class A Shares or its Affiliates will be allocated to the Company pursuant to the Operating Agreement and shall be paid or reimbursed by the Company. Such compensation (considered as a whole) shall be comparable to similar positions within the energy industry. No compensation for any other

16

Officers or employees will be the responsibility of or allocated to the Company or its Subsidiaries. All Officers shall be entitled to be reimbursed for out-of-pocket costs and expenses incurred in the course of their service hereunder. The members of the Board of Directors shall receive no compensation for their services as Directors. All the members of the Board of Directors shall be entitled to be reimbursed for out-of-pocket costs and expenses incurred in the course of their service hereunder.

5.6                                 Financing Covenant. The Company shall not and shall not permit any of its Subsidiaries to undertake any  financing or refinancing or issuance and/or sale of any debt or equity securities of the Company or any of its Subsidiaries, including any such securities held in treasury of the Company or any of its Subsidiaries, or the incurrence of indebtedness (or provision of guarantees by the Company or any of its Subsidiaries of another Person’s indebtedness) other than in the ordinary course of business, if in any such case (x) any such matter prefers one Shareholder over the others or prejudices one Shareholder vis-à-vis the others, (y) any such financing, refinancing, indebtedness or guarantee is between the Company or any of its Subsidiaries, on the one hand, and any Shareholder or Investor or Affiliate of a Shareholder or Investor, on the other hand, or (z) any such financing, refinancing, indebtedness, guarantee or other action would cause the Company, its Subsidiaries or its Shareholders to be required to file additional information with the Federal Energy Regulatory Commission regarding their respective financial condition.

5.7                                 Business Opportunities. No Indemnitee, Shareholder or Affiliate or Investor thereof shall be expressly or implicitly restricted or proscribed pursuant to this Agreement, by Law or otherwise, from engaging in other activities for profit, whether in the businesses engaged in by the Company, any Shareholder or any of their respective Subsidiaries or joint ventures or anticipated to be engaged in by the Company, any Shareholder or any of their respective Subsidiaries or joint ventures. Without limitation of and subject to the foregoing, (a) nothing in this Agreement shall be construed to require any Director to manage the Company or any of its Subsidiaries or joint ventures as his or her exclusive function, (b) nothing in this Agreement shall be construed to require any Officer to serve as an Officer of the Company or any of its Subsidiaries or joint ventures as his or her exclusive function, and (c) each Indemnitee, Shareholder, Investor or Affiliate thereof shall have the right to engage in businesses of every type and description and to engage in and possess an interest in other business ventures of any and every type or description, independently or with others, including, without limitation, business interests and activities in direct competition with the Company, any Shareholder or any of their respective Subsidiaries or joint ventures, and none of the same shall be deemed wrongful or improper or shall breach any duty, express or implied, to the Company, any Shareholder or any of their respective Subsidiaries or joint ventures. By way of example and not limitation, the Shareholders acknowledge and agree that Knight Inc., including its officers and directors, who may also be Officers or Directors of the Company or its Subsidiaries, whether directly or through its Subsidiaries and/or joint ventures, plans to and will actively pursue business opportunities that could be considered an extension of, or in active competition with, the business of the Company or any of its Subsidiaries or joint ventures, and nothing in this Agreement precludes Knight Inc., including its officers and directors, who may also be Officers or Directors of the Company or its Subsidiaries, its Subsidiaries and/or joint ventures from pursuing any business activity such entity chooses to pursue based on its sole judgment. Neither the Company, the Shareholders nor any other Person shall have any rights by virtue of this Agreement or the relationship created hereby, by Law or otherwise, in any business ventures of any Indemnitee or Shareholder or Affiliate thereof or to the income or proceeds derived

17

therefrom, and such Indemnitees, Shareholders or Affiliates thereof shall have no obligation to offer any interest in any such business ventures to the Company, any Shareholder, any Investor or any of their respective Subsidiaries or joint ventures or any other Person. Notwithstanding the above, no Shareholder will acquire or construct any Expansion or Extension Opportunity except in accordance with the terms of Section 5(b) of the Shareholder Agreement; this sentence, however, is not intended to and does not bind or restrict in any way Kinder Morgan G.P., Inc., Kinder Morgan Management, LLC or Kinder Morgan Energy Partners, L.P. or any of their respective Subsidiaries or joint ventures or other entities in which they own a interest. Knight Inc. has agreed in Section 5(b) of the Shareholder Agreement that as set forth therein it will not own an interest in such joint ventures or other entities directly, or indirectly except through Kinder Morgan G.P., Inc., Kinder Morgan Management, LLC, Kinder Morgan Energy Partners, L.P. or any of their respective Subsidiaries.

5.8                                 Interested Party Transactions. No contract or transaction between the Company or any of its Subsidiaries, on one hand, and any Shareholder, any Affiliate or Investor thereof or any other Entity in which an Officer or Director Beneficially Owns an interest or of which such Officer or Director is an Affiliate, on the other, or between the Company or any of its Subsidiaries, on one hand, and any of its Officers or Directors, on the other, shall be void or voidable for this reason or because the Officer or Director is present at or participates in the meeting of the Board of Directors that authorizes the contract or transaction, or because his vote is counted for such purpose, if such contract or transaction is:

(a)                                  provided for in or contemplated by the Operating Agreement;

(b)                                 approved by the Board of Directors, including a majority of Directors who have no interest in the contract or transaction and who were not appointed by Record Holder(s) of the Class of Shares of the Company whose Officer, Director, Shareholder, Affiliate, Investor or other such Entity is interested in the contract or transaction;

(c)                                  on terms no less favorable than those generally being provided to or available from unrelated third parties, as evidenced by either (i) at least two bids from unrelated third parties or two quotations from independent brokers or (ii) recent similar transactions engaged in by the Company or its Subsidiaries; or

(d)                                 fair to the Company and involves aggregate consideration of less than $1 million for any contract or series of related contracts or transaction or series of related transactions.

Neither the Company nor any of its Subsidiaries shall enter into any contract or transaction with any Officer, Director, Shareholder, any Affiliate or Investor thereof or any other Entity in which an Officer or Director Beneficially Owns an interest, or of which such Officer or Director is an Affiliate which does not comply with this Section 5.8.

Prior to the Operator or any of its officers, directors, shareholders, or any Affiliates thereof entering into any interested party transaction with the Company or its Subsidiaries, the Operator shall inform the Operating Liaison (as defined in the Operating Agreement) and shall

18

provide the Operating Liaison with any relevant information regarding such transaction as reasonably requested.

Notwithstanding the above, all contracts, transactions or commercial relationships involving the Company or its Subsidiaries that are existing or entered into prior to the date of this Agreement, and any continuations, extensions or renewals of those contracts, transactions or relationships are agreed and deemed to meet the above standards and are not void or voidable.

5.9                                 Duties of Record Holders of Shares and Directors.

(a)                                  Notwithstanding any other provision of this Agreement or any duty otherwise existing at law or in equity, the parties hereby agree that each Shareholder, the Officers, the Directors and their Affiliates, shall, to the maximum extent permitted by law, including Section 18-1101 of the Act, owe no fiduciary duties to the Company, the other Shareholders or any other Person bound by this Agreement; provided, however, that each Shareholder, the Directors and their Affiliates shall act in accordance with the implied contractual covenant of good faith and fair dealing. Except as otherwise provided in this Agreement, the Shareholders, the Officers, the Directors and any of their Affiliates shall have no obligations whatsoever, by virtue of the relationships established pursuant to this Agreement, to take or refrain from taking any action that may impact the Company, the Shareholders or any Affiliate of the Company or a Shareholder.

(b)                                 The provisions of this Agreement, including Sections 5.7, 5.8 and 5.9, to the extent that they restrict or eliminate fiduciary and other duties of Shareholders, Directors, Officers or Affiliates to the Company or its members otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Shareholders, Directors, Officers or Affiliates.

5.10                           Indemnification.

(a)                                  To the fullest extent permitted by Law but subject to the limitations expressly provided in this Agreement, the Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as (i) an officer, director, employee, partner, manager, agent or trustee of the Company or any of its controlled Affiliates; or (ii) a Person serving at the request of the Company in another Entity in a similar capacity, provided, that in each case the Indemnitee acted or failed to act in good faith and in the manner which such Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe such conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this

19

Subsection 5.10(a) shall be made only out of the assets of the Company, it being agreed that no Shareholder or any of its owners, in their respective capacities as such, shall be personally liable for such indemnification nor shall it have any obligation to contribute or loan any monies or property to the Company to enable the Company to effectuate such indemnification. The indemnification provided by this Subsection 5.10(a) shall be secondary to any other rights to which an Indemnitee may be entitled as contemplated under any other agreement, as a matter of Law or otherwise, both as to actions in the Indemnitee’s capacity as (A) an officer, director, employee, partner, manager, agent or trustee of the Company or any of its controlled Affiliates; or (B) a Person serving at the request of the Company in another Entity in a similar capacity, and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(b)                                 To the fullest extent permitted by Law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Subsection 5.10(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of a written undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to  be indemnified as authorized in this Section 5.10.

(c)                                  The Company may purchase and maintain insurance, on behalf of the Company’s officers and directors and on behalf of such other Persons as the Board of Directors shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s activities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(d)                                 For purposes of this Section 5.10, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” for purposes of indemnities contemplated by Subsection 5.10(a); and action taken or omitted by it with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Company.

(e)                                  In no event may an Indemnitee subject the Shareholders to personal liability by reason of the indemnification provisions set forth in this Agreement.

(f)                                    An Indemnitee shall not be denied indemnification in whole or in part contemplated under this Section 5.10 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

20

(g)                                 The provisions of this Section 5.10 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(h)                                 No amendment, modification or repeal of this Section 5.10 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligation of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 5.10 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

5.11                           NGPL Board of Directors. The Class A Shareholders and Class A Directors and the Class B Shareholders and Class B Directors shall take all actions necessary to cause the Directors of the Company to be elected and appointed as the directors of NGPL.

5.12                           Liability of Indemnitees.

(a)                                  Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable to the Company, the Shareholders or any other Person for losses sustained or liabilities incurred as a result of any act or omission constituting a breach of such Indemnitee’s fiduciary duty for such Indemnitee’s good faith reliance on the provisions of this Agreement. No Indemnitee shall have any liability for breach of this Agreement and breach of duties (including fiduciary duties) to the Company, the Shareholders or any other Person bound by this Agreement; provided, that any such Indemnitee shall be liable for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing.

(b)                                 Subject to its obligations and duties as set forth in this Article 5, the Board of Directors may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through the Company’s agents, and the Board of Directors shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the Board of Directors in good faith.

(c)                                  Any amendment, modification or repeal of this Section 5.12 or any provision hereof shall be prospective only and shall not in any way affect the limitations on liability under this Section 5.12 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

5.13                           Facsimile Signatures. In addition to the provisions for the use of facsimile signatures elsewhere specifically authorized in this Agreement, facsimile signatures of any Officer of the Company may be used whenever and as authorized by the Board of Directors.

21

ARTICLE 6

Inspection; Books and Records; Tax Returns

6.1                 Inspection; Maintenance of Books and Records.  Upon reasonable written notice, employees and agents of each Shareholder shall have access to the pipelines and properties of the Company and its Subsidiaries during normal business hours for the purpose of inspecting such pipelines and properties and the operations thereon.  The Company shall keep at its principal office complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company’s business and affairs and minutes of the proceedings of the Board of Directors and the Shareholders.  The records shall include: (i) complete and accurate information regarding the state of the business and financial condition of the Company; (ii) a copy of this Agreement and the Organizational Certificate; (iii) a current list of the names and last known business, residence, or mailing addresses of all Directors and Officers; and (iv) the Company’s federal, state and local tax returns for the Company’s six most recent tax years.  The Company shall furnish the Shareholders during normal business hours with such additional information and documents regarding the Company and its Subsidiaries as the Shareholders may from time to time reasonably request.  The costs and expenses incurred in connection with any inspection or review permitted pursuant to this Section 6.1 shall be borne by the Shareholder making such inspection or review.  Each Shareholder hereby indemnifies and holds harmless the Company and each of its Subsidiaries, each Shareholder in the Company other than itself, the Operator, and each officer, manager, director, employee, agent or consultant of the foregoing (each an “Indemnified Person”) from and against any and all liabilities, obligations, losses, damages, penalties, claims and costs (including reasonable attorneys’ fees and expenses) of any kind or nature whatsoever (collectively, “Expenses”) relating to or arising out of or with respect to or in connection with such Shareholder’s inspection or review.  ANY INDEMNIFIED PERSON SHALL BE INDEMNIFIED PURSUANT TO THIS SECTION 6.1 NOTWITHSTANDING THE FACT THAT ANY OF THE EXPENSES ARE OR WERE (i) FORESEEABLY CAUSED OR ALLEGED TO BE CAUSED, IN WHOLE OR IN PART, (x) BY THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, CONTRACTUAL COMPARATIVE NEGLIGENCE OR OTHER FAULT OF SUCH INDEMNIFIED PERSON OR ANY OTHER INDEMNIFIED PERSON OR (y) WITHOUT ANY FAULT OF ANY SUCH INDEMNIFIED PERSON OR ANY OTHER INDEMNIFIED PERSON, OR (ii) ATTRIBUTABLE TO STRICT LIABILITY OR NO-FAULT LIABILITY OF SUCH INDEMNIFIED PERSON OR ANY OTHER INDEMNIFIED PERSON; PROVIDED, HOWEVER, THAT NO INDEMNIFIED PERSON SHALL BE INDEMNIFIED PURSUANT TO THIS SECTION 6.1 FOR EXPENSES TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PERSON.

6.2                 Accounts.  The Board of Directors may establish, or direct or authorize any Officer to establish, one or more separate bank and investment accounts and arrangements for the Company, which shall be maintained in the Company’s name with financial institutions and firms that the Board of Directors, or any Officer so directed or authorized, determines.

6.3                 Independent Auditors.  The independent auditors for the Company shall be the independent auditors of the Organizational Shareholder, unless the Board of Directors approves a change in independent auditors.  If, as a result of a change approved by the Board of Directors, the

22

Company’s independent auditors are different from the Organizational Shareholder’s independent auditors, the Record Holder of the Class B Shares shall pay any incremental auditing fees and expenses to the Company resulting from such difference.

6.4                 Tax Returns.

(a)                        The Company shall file or cause to be filed all Tax Returns required to be filed by or on behalf of the Company, including any consolidated, unitary, combined or similar Tax Returns including the Company or any of its Subsidiaries, within the time and in the manner prescribed by applicable Law.  Any consolidated, combined, unitary or similar Tax Return including a Shareholder (“Parent”) who owns 80% or more of the issued and outstanding Shares of the Company (determined by total number of Shares issued and outstanding) and the Company shall be prepared and filed in the manner provided in the Tax Allocation Agreement dated as of the [  ]th day of [  , 2007], among Myria Acquisition Inc., the Company and NGPL (the “Tax Agreement”).  The Tax Agreement shall govern all matters (including the filing of tax returns and payment of taxes) with respect to such consolidated, combined, unitary or similar returns.

(b)                       Notwithstanding any other provision in this Agreement to the contrary,  each Record Holder of the Class A Shares and each Record Holder of the Class B Shares agrees that, provided that any Record Holder of Class B Shares directly owns all the issued and outstanding Class B Shares, such Shareholder and the Company shall file a consolidated U.S. federal income tax return pursuant to Code Sections 1502 through 1504 and no Shareholder shall take a position inconsistent with such a consolidated filing.

ARTICLE 7

Dissolution, Winding-Up and Termination

7.1                 Dissolution.

(a)                        The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”):

(i)                                     entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act;

(ii)                                  the approval of the Shareholders in accordance with Section 8.10 hereof; or

(iii)                               the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act.  Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company, to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such

23

member in the Company, agree in writing (A) to continue the Company and (B) to the admission of such personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of such member in the Company.

(b)                       The Bankruptcy of any Shareholder shall not cause such Shareholder to cease to be a member of the Company.  Upon the occurrence of such an event, the Company shall continue without dissolution, though the Shares owned by such Shareholder will be subject to sale pursuant to the terms of the Shareholder Agreement.

7.2                 Winding-Up and Termination.

(a)                        On the occurrence of a Dissolution Event, the Board of Directors shall select one or more Persons to act as liquidator.  The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act.  The costs of winding up shall be borne as a Company expense.  Until final distribution, the liquidator shall continue to operate the Company’s properties with all of the power and authority of the Board of Directors.

(b)                       Any assets of the Company remaining after satisfaction of the liabilities of the Company (whether by payment or by reasonable provisions for payment) shall be distributed on a share-for-share basis on all Outstanding Company Securities.

(c)                        On completion of such final distribution, the liquidator shall file a Certificate of Cancellation with the Delaware Secretary of State, cancel any other filings made pursuant to Section 2.5, and take such other actions as may be necessary to terminate the existence of the Company.

ARTICLE 8

Shareholder Meetings; Record Date

8.1                 Meetings.  Except as otherwise provided in this Agreement, all acts of the Shareholders to be taken hereunder shall be taken in the manner provided in this Article 8.  A meeting of the Record Holders of Company Securities for the transaction of such business as may properly come before the meeting shall be held at such time and place as the Board of Directors or the Chairman of the Board or, upon the written request of any Shareholder, the Secretary shall specify in the notice of the meeting.  Shareholders may participate in and hold a meeting by means of conference telephone, video conference or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meeting shall constitute presence in person at the meeting.

8.2                 Notice of a Meeting.  Notice of a meeting called pursuant to Section 8.1 shall be given in writing by mail or other means of written communication in accordance with Section 9.2 to the Record Holders of Company Securities for whom the meeting is called.

8.3                 Record Date.  For purposes of determining the Shareholders entitled to notice of, or to vote at, any meeting of the Shareholders or entitled to vote by ballot or give approval of

24

Company action in writing without a meeting or entitled to exercise rights in respect of any lawful action of the Shareholders, the Record Date shall be not less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any Law, in which case the Law shall govern), or (b) in the event that approvals are sought without a meeting, the date by which the Shareholders are requested in writing by the Board of Directors to give such approvals.

8.4                 Adjournment.  When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days.  At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting.  If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article 8.

8.5                 Waiver of Notice; Approval of Meeting; Approval of Minutes.  The transactions of any meeting of the Shareholders, however called and noticed, and whenever held, shall be as valid as if they had been authorized at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, Shareholders representing such quorum who were present in person or by proxy and entitled to vote, sign a written waiver of notice or an approval of the holding of the meeting or an approval of the minutes thereof.  All waivers and approvals shall be filed with the Company records or made a part of the minutes of the meeting.  Attendance of a Shareholder at a meeting shall constitute a waiver of notice of the meeting, except (a) when the Shareholder does not approve, at the beginning of the meeting, of the transaction of any business because the meeting is not lawfully called or convened; and (b) that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

8.6                 Quorum; Voting.

(a)                        At a meeting at which no action requires the vote of both the Class A and Class B Shareholders, the Record Holders of a majority of those Outstanding Company Securities for which a meeting has been called who are entitled to vote and be present in person or by proxy shall constitute a quorum at such meeting of the Shareholders.  At any such meeting of the Shareholders duly called and held in accordance with this Agreement at which a quorum is present, the act of the Record Holders of a majority of all Outstanding Company Securities present and entitled to vote thereon shall be deemed to constitute the act of the Record Holders of such Company Securities, except as approval by holders of a different amount of Company Securities is required by any other provision of this Agreement, in which case the act of the Shareholders holding a number of Outstanding Company Securities representing at least such different amount shall be required.  The Shareholders present at any such duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Shareholders to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Company Securities specified in this Agreement.  In the absence of a quorum, any such meeting of the

25

Shareholders may be adjourned from time to time by the affirmative vote of the Record Holders of a majority of the Company Securities represented either in person or by proxy.

(b)                       At a meeting to take action pursuant to Section 8.10 or at any other meeting at which action requires the vote of each of the Class A and Class B Shareholders, the Record Holders of a majority of each of the Outstanding Class A Shares and Outstanding Class B Shares who are entitled to vote and be present in person or by proxy shall constitute a quorum at such meeting of the Shareholders of such Classes.  At any such meeting of the Shareholders duly called and held in accordance with this Agreement at which such a quorum is present, the act of the Record Holders of a majority of all Outstanding Class A Shares and a majority of all Outstanding Class B Shares shall be deemed to constitute the act of the Record Holders of such respective Class of Company Securities, except as approval by holders of a different amount of Company Securities of a Class is required by any other provision of this Agreement, in which case the act of the Shareholders holding a number of Outstanding Company Securities of such Class representing at least such different amount shall be required.  The Shareholders of a Class present at such a duly called or held meeting at which a quorum is present may not continue to transact business (other than adjournment) upon the withdrawal of enough Shareholders of such Class to leave less than a quorum.  In the absence of a quorum, any such meeting of the Shareholders may be adjourned from time to time by the affirmative vote of the Record Holders of a majority of the Class A Shares represented either in person or by proxy and a majority of the Class B Shares represented either in person or by proxy.

8.7                 Conduct of Meeting.  The Board of Directors shall have full power and authority concerning the manner of conducting any meeting of the Shareholders or the solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of this Article 8, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting.  The Board of Directors shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting.  All minutes shall be kept with the records of the Company.  The Board of Directors may make such other regulations consistent with applicable Law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Shareholders or the solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote and the revocation of approvals in writing.

8.8                 Action Without a Meeting.  Any action that may be taken at a meeting of Shareholders may be taken without a meeting only if consents in writing setting forth such action are signed by the Record Holders of each class of Shares entitled to vote thereon, and any consent not so executed shall be void.  If a ballot returned to the Company does not vote all of the Company Securities held by the Shareholder, the Company shall be deemed to have failed to receive a ballot for the Company Securities that were not voted.  If approval of the taking of any action by the Shareholders is solicited by any Person other than by or on behalf of the Board of Directors, the written approvals shall have no force and effect unless and until (i) they are deposited with the Company in care of the Board of Directors and (ii) approvals sufficient to take the action proposed

26

are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Company.

8.9                 Voting and Other Rights.  Only those Record Holders of Company Securities on the Record Date set pursuant to Section 8.3 shall be entitled to notice of, and to vote at, a meeting of the Shareholders or to act with respect to matters as to which the holders of the Company Securities have the right to vote or to act.  All references in this Agreement to votes of, or other acts that may be taken by, the Company Securities shall be deemed to be references to the votes or acts of the Record Holders of such Company Securities.

8.10           Shareholder Approval Required for Certain Actions.  The Company shall not take any action with respect to the following or allow any of the following to be taken by any Subsidiary of the Company without the approval of the Record Holders of each class of outstanding Shares:

(a)                        dissolution or liquidation of the Company or any of its Subsidiaries or appointment of a liquidator or any act of Bankruptcy,

(b)                       admission of any additional member, shareholder or other equity holder, or adjustment of any member’s, shareholder’s or other equity holder’s ownership interest, otherwise (in the case of the Company) than in accordance with the Shareholder Agreement,

(c)                        any merger, consolidation, conversion, re-domestication or amalgamation of the Company or any of its Subsidiaries or sale of all or substantially all of the assets of the Company or any of its Subsidiaries,

(d)                       any amendment or replacement of this Agreement or the Organizational Certificate or the organizational documents of any of the Company’s Subsidiaries, or

(e)                        cause, authorize or permit any Subsidiary of the Company to take any action that the Company would not be permitted to take directly without an amendment of this Agreement.

ARTICLE 9

General Provisions

9.1                 Fiscal Year.  The fiscal year of the Company shall be the calendar year.

9.2                 Notices.  Except as expressly set forth to the contrary in this Agreement, any notice, request, consent, instruction, correspondence or other document to be given hereunder shall be in writing and delivered in person or by courier service requiring acknowledgement of receipt or mailed by certified mail, postage prepaid and return receipt requested, or by telecopier.  Notice given by personal delivery or courier shall be effective upon actual receipt.  Notice given by mail shall be effective upon actual receipt or, if not actually received, the fifth Business Day following deposit with the U.S.  Post Office.  Notice given by telecopier shall be confirmed by appropriate answerback and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours.  Whenever any notice is required to be given by Law,

27

the Organizational Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

9.3                 Entire Agreement.  This Agreement constitutes the entire agreement of the Shareholders pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

9.4                 Waiver.  No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

9.5                 Binding Effect.  This Agreement is binding upon and shall inure to the benefit of the Shareholders, the Assignees and their respective executors, administrators, successors and legal representatives.

9.6                 Governing Law; Consent to Jurisdiction; Severability.

(a)               This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law.  In the event of a direct conflict between the provisions of this Agreement and (i) any provision of the Organizational Certificate, or (ii) any mandatory, non-waivable provision of the Act, such provision of the Organizational Certificate or the Act shall control.  If any provision of the Act provides that it may be varied or superseded in the limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter.

(b)              The Company and the parties hereby irrevocably submit to the jurisdiction of the courts of the state of Illinois and the federal courts of the United States of America located in Cook County, Illinois over any dispute between or among the parties or the Company and the parties arising out of this Agreement, and the Company and each party irrevocably agrees that all such claims in respect of such dispute shall be heard and determined in such courts.  The Company and the parties hereby irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the venue of any such dispute arising out of this Agreement brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  The Company and each party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)               If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by Law.

9.7                 Further Action.  The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

28

9.8                 No Right to Action for Dissolution or Partition.  To the greatest extent permitted by Law, no Shareholder has any right to maintain any action for dissolution of the Company or for partition of the property of the Company.

9.9                 Third-Party Beneficiaries.  The Shareholders, the Assignees, the Indemnitees and their respective executors, administrators, successors and legal representatives shall be considered to be third-party beneficiaries of this Agreement.

9.10           Amendment.  No amendment, supplement or modification of this Agreement or the Organizational Certificate shall be binding unless approved by and executed in writing by the Record Holders of the Class A and Class B Shares.

9.11           Wholly-Owned Subsidiaries.  NGPL and Kinder Morgan Illinois Pipeline LLC will remain wholly-owned directly by the Company, and each wholly-owned Subsidiary of NGPL will remain wholly-owned by NGPL or another wholly-owned Subsidiary of NGPL.  The Company will not, and will not permit any of its other Subsidiaries to, issue or sell any interests in or equity securities of such Subsidiaries or to change, whether by recapitalization, reclassification, split-up, combination, exchange of interests or equity securities, repurchase, acquisition or otherwise, the number or percentage of such interests in or equity securities owned by the Company or any of its Subsidiaries.

9.12           Tax Agreement.  Parent agrees that it will take all reasonably necessary actions to enforce the Tax Agreement and that such agreement will not be amended in a manner that could reasonably be expected to adversely affect the MidCon Entities without first obtaining the written consent of Knight Inc., such consent to not be unreasonably withheld or delayed.

9.13           Creditors.  None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company in its capacity as such.

9.14           Disclosure; Public Announcements.  The Company shall consult with the relevant Shareholders and/or Investors before it or any of its Affiliates issues any press release or otherwise makes any public statement, in each case with respect to such Shareholders and/or Investors.  The Company or its Affiliates shall not issue any such press release or make any such public statement without the prior written consent of the relevant Shareholders and/or Investors, which consent shall not be unreasonably withheld or delayed, except such press releases or public statements as may be required by law or applicable rule of any stock exchange.

9.15           Counterparts.  This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.  Facsimile copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.  Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Company Security, upon the earlier of the acquisition by such Person of the Certificate evidencing such Company Security or the registration of the transfer of such Company Security to such Person.

29

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

ORGANIZATIONAL SHAREHOLDER AND CLASS A SHAREHOLDER:

KNIGHT INC.

By:
Name:
Title:

CLASS B SHAREHOLDER:

MYRIA ACQUISITION INC.

By:
Name:
Title:

Annex A

Name	Title

EXHIBIT D

SHAREHOLDER AGREEMENT

In Connection With The

SHARES REPRESENTING

LIMITED LIABILITY COMPANY INTERESTS IN MIDCON LLC

[                      ]

among

KNIGHT INC.

MYRIA ACQUISITION INC.

and

MIDCON LLC

i

		Page

14.	HEADINGS AND CONSTRUCTION	28

15.	SUCCESSORS BOUND	28

16.	NO AMENDMENT OR WAIVER	28

17.	LEGAL COUNSEL RELATIONSHIPS	28

18.	MULTIPLE COUNTERPARTS	29

Schedule 4                                      Permitted Sales by Babcock & Brown Myria Pty Ltd and BBIFNA AIV Two, LP

ii

SHAREHOLDER AGREEMENT

THIS AGREEMENT (the “Agreement”) dated as of [                    ], among KNIGHT INC. (“Knight”), a Kansas corporation, MYRIA ACQUISITION INC. (“Myria”), a Delaware corporation (each, a “Principal” and collectively, the “Principals”) and MIDCON LLC (“MidCon”), a Delaware limited liability company.

W I T N E S S E T H:

WHEREAS, MidCon has, at the date of this Agreement, an authorized equity capitalization of 1,000 shares representing limited liability company interests, consisting of 200 Class A Shares (“Class A Shares”) and 800 Class B Shares (“Class B Shares”); and

WHEREAS, at the date of this Agreement, the Shares of MidCon which are issued and outstanding are 200 Class A Shares, all of which are owned and held by Knight, and 800 Class B Shares, all which are owned and held by Myria; and

WHEREAS, MidCon has subsidiaries, including its wholly-owned subsidiary, Natural Gas Pipeline Company of America (“NGPL”), a Delaware limited liability company; and

WHEREAS, the Principals wish to make certain representations in connection with the Shares now owned by them; and

WHEREAS, the Principals wish to enter into certain agreements relating to the ownership and disposition of the MidCon Shares, certain business arrangements regarding the management of MidCon and related matters;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

1.                                       Definitions. For the purposes of this Agreement:

(a)                                  An “Affiliate” of, or a Person “affiliated” with, a Person, is another Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, that Person, or a fund or trust in which the Person is a manager or trustee. For purposes of this definition, “control” means, when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have correlative meanings. For purposes of Section 3 hereof, the term “Affiliate” when used with respect to Myria shall include the Investors. No Investor shall be deemed to be an Affiliate of any other Investor.

(b)                                 “Bankruptcy” means, with respect to any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary petition in bankruptcy; (iii) is insolvent or has entered against such Person an order for relief in any bankruptcy or insolvency proceeding; (iv) files a petition or answer seeking for such Person any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) 120 days have passed after the commencement of any proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law, if the proceeding has not been dismissed, or 90 days have passed after the appointment, without such Person’s consent or acquiescence, of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties, if the appointment is not vacated or stayed, or 90 days have passed after the date of expiration of any such stay, if the appointment has not been vacated.

2

(c)                                  “Controlled Affiliate” of a Person means any other Person of which the Person and/or one or more of its Subsidiaries has possession, directly or indirectly, of the power to direct or cause the direction of the management and policies whether through the ownership of the other Person’s voting securities, by contract, or otherwise, or any fund or trust in which the Person or its Affiliates is a manager or trustee.

(d)                                 “Electing Principal” has the meaning ascribed to such term in Section 3(j)(i).

(e)                                  “Expansion or Extension Opportunity” means (i) any physical enhancement or series of physical enhancements that would increase the base capacity (including by adding horsepower) of any then existing portion of any gas transmission facilities or then existing storage fields owned by any of MidCon’s Subsidiaries, including, but not limited to, NGPL, (ii) the construction of an extension of any then existing pipeline facilities that is no longer than 25 miles long and that may be accomplished under the blanket certificate of the MidCon Subsidiary that owns the then existing pipeline facilities and that would connect and/or redeliver gas supplies to a then existing customer of the MidCon Subsidiary that owns the interconnecting pipeline facilities, the intention being that such extension would be limited in scope and location or (iii) the acquisition or construction of any pipeline facility or series of related pipeline facilities that would directly connect with the Chicago market and directly compete with any of MidCon’s Subsidiaries’ facilities that are physically connected to and deliver gas to customers in the Chicago market and would reasonably be expected to materially adversely affect the profitability of MidCon.

(f)                                    “FERC” means the Federal Energy Regulatory Commission or its successor agency.

3

(g)                                 “FERC Standards of Conduct” means FERC’s standards that regulate the interaction between an interstate natural gas pipeline and its relationship with a Marketing Affiliate or other Affiliate, together with FERC’s rules, regulations and orders related thereto, all as and if previously or hereafter amended, and as and if previously or hereafter interpreted by any opinion or ruling of FERC or any court of competent jurisdiction.

(h)                                 “Indemnitee” has the meaning ascribed to such term in Section 5(a).

(i)                                     “Investor” means the holders of the equity interests in Myria, which initially are BBI US Investments Pty Ltd, Babcock & Brown Myria Pty Ltd, BBIFNA AIV Two, LP, Public Sector Pension Investment Board, and Stichting Pensioenfonds voor de Gezondheid, Geestelijke en Maatschappelijke Belangen.

(j)                                     “Investor Standstill Period” has the meaning ascribed to such term in Section 4(a).

(k)                                  “Knight” has the meaning ascribed to such term in the introductory paragraph.

(l)                                     “Law” means any applicable constitutional provision, statute, act, code, law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration or interpretative or advisory opinion or letter of a governmental authority.

(m)                               “Marketing Affiliate” has the meaning given to such term in applicable standards of conduct adopted by FERC in the FERC Standards of Conduct.

(n)                                 “MidCon” has the meaning ascribed to such term in the introductory paragraph.

4

(o)                                 “MidCon LLC Agreement” means the Limited Liability Company Agreement of MidCon LLC, dated as of [                      ], as it may be amended in writing from time to time.

(p)                                 “Myria” has the meaning ascribed to such term in the introductory paragraph.

(q)                                 “Myria Securities” means any equity or debt securities of Myria.

(r)                                    “NGPL” has the meaning ascribed to such term in the recitals.

(s)                                  “Non-Electing Principal” has the meaning ascribed to such term in Section 3(j)(i).

(t)                                    “Non-Electing Principal’s Shares” has the meaning ascribed to such term in Section 3(j)(i).

(u)                                 “Notice” has the meaning ascribed to such term in Section 9.

(v)                                 “Operating Agreement” means the Operations and Reimbursement Agreement of even date herewith between NGPL and Knight, as Operator.

(w)                               “Opportunity Notice” has the meaning ascribed to such term in Section 5(b)(i).

(x)                                   “Person” means any individual, corporation, partnership (general or limited), limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or other entity or government or any agency or political organization thereof.

(y)                                 “Principal” and “Principals” have the meanings ascribed to such terms in the introductory paragraph.

5

(z)                                   “Purchase Agreement” means the Purchase Agreement dated as of December [  ], 2007 between Knight and Myria.

(aa)                            “Purchasing Principal” has the meaning ascribed to such term in Section 3(d)(i).

(bb)                          “Regulatory Problem” means any set of facts, events or circumstances the existence of which would cause the Purchasing Principal (i) to, by reason of a purchase or acquisition of Shares pursuant to Section 3(d) or Section 3(j), or any acceptance under Section 3(d)(i) or exercise of any option under Section 3(j), be in violation of any law, regulation, rule or other requirement of any governmental authority having jurisdiction or (ii) to reasonably believe that it is not entitled to hold or exercise any significant right with respect to the Shares it may wish to acquire pursuant to Section 3(d) or Section 3(j).

(cc)                            “Restricted Person” means a Person who, who has a Controlled Affiliate that, or who is a Controlled Affiliate of a Person who, (i) is a customer of NGPL or any of the Subsidiaries of MidCon that own or operate a natural gas pipeline, (ii) directly or indirectly owns 50% or more of the voting securities of, or otherwise has the power to direct or cause the direction of the management and policies of, any entity that directly or indirectly owns or controls any natural gas pipeline in North America or (iii) serves as the operator of any natural gas pipeline in North America; provided that any Person that is (a) an infrastructure investment fund, pension fund or similar investment fund (in each case other than one controlled by a Person that is not such a fund and is a Restricted Person) or (b) a similar financial or institutional investor that is not actively engaged in the day to day management or operation of a natural gas pipeline in North America shall not be a Restricted Person; provided that any such Person described in (a) or (b) above may not permit any of its directors, officers, employees,

6

representatives or agents who have access to competitively sensitive confidential information about natural gas pipeline operations in North America to be involved in the management or control of MidCon or any of its Subsidiaries, or to receive competitively sensitive information of or regarding MidCon or any of its Subsidiaries, or any other information of or regarding MidCon or any of its Subsidiaries if the sharing of such other information is restricted by applicable law or regulation.

(dd)                          “Selling Principal” has the meaning ascribed to such term in Section 3(d).

(ee)                            “Shareholder” has the meaning ascribed to such term in Section 5(a).

(ff)                                “Shares” means the Class A Shares, the Class B Shares and any class of membership interest of MidCon hereafter authorized and includes any security of MidCon convertible into such membership interest and any right to purchase or acquire any such membership interest or any security convertible into such membership interest.

(gg)                          “Subsidiary” of any Person means any other Person of which at least fifty percent (50%) or more of the voting power represented by the outstanding capital stock or other voting securities or interests having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity or fifty percent (50%) or more of the equity interests in such corporation or entity shall at the time be owned or controlled, directly or indirectly, by such Person and/or by one or more of its Subsidiaries.

(hh)                          “Transactions” has the meaning ascribed to such term in Section 17.

2.                                       Investment Representation. Each Principal hereby represents and warrants to the other Principal and MidCon that the Shares now owned by it have been acquired for its own account, for investment and not with a view to the distribution thereof.

7

3.                                       Membership Interests of MidCon.

(a)                                  Ownership and Original Issuance. Unless otherwise agreed to by the Principals in writing and except as otherwise expressly permitted by the provisions of this Agreement, at all times during the term of this Agreement (i) Knight and its Affiliates shall own 100% of the Class A Shares and Myria and its Affiliates shall own 100% of the Class B Shares, (ii) no Shares shall be issued or transferred to or owned or held by a Person who is not a Principal or an Affiliate of a Principal and (iii) no Shares shall be issued or transferred after the date hereof to an Affiliate of a Principal unless such Affiliate enters into a counterpart of this Agreement pursuant to which it agrees to be bound by all the terms and provisions of this Agreement as a party hereto. Any attempted assignment or transfer of a Share otherwise than in accordance with this Agreement shall be void.

(b)                                 Transfers of Shares Between Principals and Their Affiliates. Notwithstanding any other provisions of this Agreement, the Shares issued to or owned or held by a Principal or Affiliate thereof may be transferred by such Principal or Affiliate, as the case may be, (i) to (x) any Affiliate of Myria that is an Investor or a Controlled Affiliate of an Investor, or (y) any Controlled Affiliate of Knight or, (ii) in the case of Shares issued to or owned or held by such Affiliate, to such Principal, provided in each case that (1) notice of such transfer is given to MidCon and the other Principal by the Principal making such transfer or whose Affiliate is making such transfer, (2) any Affiliate of any Principal to which any Shares are to be transferred enters into a counterpart to this Agreement pursuant to which it agrees to be bound by all the terms and provisions of this Agreement as a party hereto, and (3) prior to the occurrence of any Affiliate which owns Shares ceasing to be a Controlled Affiliate of an Investor or Knight, as described in clause (i) above, such Affiliate shall transfer to and such Principal

8

shall acquire all such Shares; provided further that if such Affiliate is a Restricted Person then, as a condition to such transfer, such Affiliate must first agree in writing with each Principal and MidCon that it (a) will keep confidential and not disclose any information it obtains about MidCon or its Controlled Affiliates or their respective operations as an owner of Shares or from MidCon, any Controlled Affiliate of MidCon, any Principal or Affiliate of a Principal or Investor or Affiliate of an Investor and will use such information solely for the purpose of monitoring its investment in MidCon, (b) acknowledges and agrees to comply with the FERC Standards of Conduct rules and regulations, (c) will not reveal or otherwise act as a conduit for the information described in clause (a) above to any customer of MidCon or any of its Subsidiaries or to any owner or operator of a natural gas pipeline in North America, and (d) will act only as a passive investor with no management influence over MidCon or its Controlled Affiliates. Any attempted assignment or transfer of a Share otherwise than in accordance with this Agreement shall be void.

(c)                                  Disposition of Shares. No Principal nor any Affiliate of a Principal (nor any pledgee or mortgagee of a Principal or Affiliate thereof) may directly or indirectly, by operation of law or otherwise (including without limitation any sale, merger, consolidation, amalgamation or share exchange of a Controlled Affiliate of a Principal that owns Shares), sell or transfer or otherwise dispose of or cease to own any Shares owned or held by it except with the written consent of the other Principal or as expressly permitted by this Section 3 or Section 4. No Shares owned or held by a Principal or any Affiliate of such Principal may be sold or transferred to an unaffiliated party pursuant to the provisions of the following Section 3(d) unless all such Shares held by such Principal and its Affiliates are sold and transferred at the same time at a fixed price, payable in cash, to a single purchaser, all as hereinafter provided. No Shares

9

may be offered for sale or sold under the provisions of Section 3(d) or 3(j) if the terms of the proposed sale by the Selling Principal (as hereinafter defined) require the proposed purchaser to undertake any obligations or liabilities other than payment of the purchase price in cash, the filing and prosecution of any necessary notices to, and applications for any necessary approvals of, regulatory authorities, and compliance with the provisions of this Agreement.

As used herein, the term “sell, transfer or otherwise dispose of” with respect to the Shares does not include (x) any transfer pursuant to a sale or lease of all or substantially all the assets of a Principal or any Affiliate that owns Shares or any merger, consolidation or amalgamation of a Principal or any Affiliate that owns Shares, provided that (i) any transferee or successor (or, if applicable, the ultimate parent of any such transferee or successor) shall enter into an agreement with MidCon and the Principals reasonably satisfactory to MidCon and the Principals, pursuant to which it will be bound by the terms and provisions of this Agreement as a party hereto, (ii) any transferee or successor (or, if applicable, the ultimate parent of any such transferee or successor) shall provide appropriate credit support reasonably acceptable to MidCon and the Principal who (or whose Affiliates) are not transferring Shares for any obligations of MidCon or its Subsidiaries that are supported by the Principal or its Affiliates who are selling Shares, as the case may be, and (iii) if as a result of any such transfer or succession of the Operator, the Operating Agreement is assigned to or assumed by another Person, such Person has adequate resources and appropriate industry experience to act as an operator of a natural gas pipeline or (y) any indirect transfer of the Shares as a result of the issuance, sale or transfer of equity interests of, a sale or lease of all or substantially all the assets of, or any merger, consolidation or amalgamation involving, an Investor who does not own Shares directly. Notwithstanding the foregoing, if a significant purpose of the transfer or indirect transfer, or of the structure of the

10

direct or indirect transfer, described in clause (x) or (y) is to effect the disposition of such Person’s Shares or to avoid the restrictions on transfer set forth in this Section 3, then such transfer shall be treated as a transfer, sale or disposition that is subject to the restrictions on transfer set forth in this Section 3. Further, if the transferee or successor in a transaction described in clause (x) or (y) above is a Restricted Person, it may not permit any of its directors, officers, employees, representatives or agents who have access to competitively sensitive confidential information about natural gas pipeline operations in North America to be involved in the management or control of MidCon or any of its Subsidiaries, or to receive competitively sensitive information of or regarding MidCon or any of its Subsidiaries, or any other information of or regarding MidCon or any of its Subsidiaries if the sharing of such other information is restricted by applicable law or regulation. It is acknowledged by the parties hereto that the only restrictions on the transferability of Myria Securities contained in this Agreement are set forth in this paragraph 3(c) and Section 4. It is further acknowledged by the parties hereto that there are no restrictions placed by this Agreement on the direct or indirect transfer of shares or other interests in Knight.

(d)                                 Sale of Shares. Subject to the limitations set forth in Section 3(i), in the event that a Principal desires to sell or cause to be sold all the Shares owned by it and its Affiliates to a single third party for cash, such Principal and its Affiliates (the “Selling Principal”) shall first offer or cause to be offered such Shares for sale to the other Principal at the same cash price and on the same terms (subject to the last sentence of the first paragraph of Section 3(c)) provided for in any bona fide offer received by the Selling Principal for the purchase of such Shares by a single third party which the Selling Principal is prepared to accept, in accordance with the following provisions of this Section 3(d):

11

(i)                                     The Selling Principal shall give notice in writing to the other Principal that the Selling Principal desires to sell or cause to be sold all the Shares held by the Selling Principal, specifying the price, the party from which such offer has been received, and the other material terms and conditions of such offer (including, without limitation, the conditions precedent to closing, the principal terms of any indemnification and the representations and warranties to be made by the Selling Principal and the party making such offer) offering such Shares to the other Principal at such price and on the terms provided in this Section 3(d) and attaching a copy of such offer. Within 30 days of the receipt of such notice, the other Principal (the “Purchasing Principal”) shall deliver a notice to the Selling Principal stating whether the Purchasing Principal accepts the offer of the Selling Principal as provided in this Section 3(d). If the Purchasing Principal fails to deliver such notice within such 30-day period, the Purchasing Principal shall be deemed conclusively to have delivered a notice stating that the Purchasing Principal does not accept such offer. In the event that within 30 days from the receipt of the notice from the Selling Principal, the Purchasing Principal delivers a notice to the Selling Principal to the effect that such Purchasing Principal accepts the offer of the Selling Principal, delivery of such notices shall constitute an agreement binding on the Selling Principal and the Purchasing Principal to sell and purchase all of the Shares to be sold by the Selling Principal, subject to the approval of any regulatory authority having jurisdiction, at the cash price and on the terms stated in the offer of the Selling Principal. Shares purchased by a Purchasing Principal pursuant to Section 3(d) must be held by such Purchasing Principal and/or by any Affiliate thereof subject to meeting the conditions of Section 3(b) hereof and subject to the other terms of this Agreement.

12

(ii)                                  If the other Principal declines the offer or fails to accept the offer of the Selling Principal within the period specified in Section 3(d)(i), the Selling Principal shall be free until the expiration of the six-month period referred to in paragraph (iii) below to sell such Shares to the purchaser at the cash price and on the terms specified in the notice referred to in Section 3(d)(i), provided that the purchaser shall, contemporaneous with such sale, have entered into an agreement with MidCon and the other Principal, in form and substance reasonably satisfactory to MidCon and the other Principal, whereby such purchaser assumes and is bound by the same obligations and becomes entitled to the same benefits as the Selling Principal under the terms of this Agreement.

(iii)                               In the event that the Selling Principal does not complete such a sale within a period of six months from the date upon which the Selling Principal gave notice to the other Principal of its receipt of a bona fide offer to purchase all of its Shares which it was prepared to accept, all the provisions of this Section 3(d) shall apply to any future sale or offer for sale of the Shares held by the Selling Principal.

(iv)                              Each transaction of purchase and sale pursuant to the foregoing provisions of this Section 3(d) shall be completed by payment of the purchase price to the Selling Principal by wire transfer of immediately available funds against delivery of the certificates for the Shares duly endorsed in blank, free and clear of all liens, claims or encumbrances and with requisite transfer taxes, if any, fully paid. Any such transaction of purchase and sale pursuant to Section 3(d)(i) shall be closed at such time and place as shall be agreed upon by the parties involved in the sale or, if no such agreement is reached, during normal business hours at the principal office of MidCon on the 120th day

13

following the date the Purchasing Principal delivers notice accepting the offer of the Selling Principal or, if such day shall not be a business day, on the first business day thereafter during normal business hours.

(e)                                  Pledge of Shares and Rights under this Agreement. The provisions of Sections 3(a), 3(c) and 3(d) shall not apply to any bona fide pledge or mortgage by any Principal or any Affiliate thereof of the Shares owned or held by it or its rights under this Agreement if such pledge or mortgage is required or provided for under the terms of any mortgage, trust indenture or other agreement or amendment thereto now in effect or hereafter executed pursuant to which any unrelated third party indebtedness for borrowed money or securities of such Principal or Affiliate may be issued and outstanding, and any such pledge or mortgage may be made at any time without the consent of the other Principal; provided, however, that any disposition of such Shares upon foreclosure of such pledge or mortgage shall be governed by the provisions of this Agreement, including the provisions of Sections 3(c) and 3(d) and that the documents creating any such pledge or mortgage must so provide.

(f)                                    Securities Act Restrictions. The parties hereto understand that the Shares which are owned by Knight and the Shares which have been acquired by Myria have not been and will not be registered under the Securities Act of 1933 pursuant to an exemption from the registration provisions of such Act. Each of the parties hereto hereby agrees (on behalf of itself and of its Affiliates) that the Shares which have been acquired by it and any other Shares hereafter acquired by it pursuant to an exemption from the registration provisions of such Act shall not be sold, transferred, pledged or hypothecated unless there is furnished to MidCon an opinion of counsel satisfactory to MidCon that registration of such Shares under such Act is not

14

required. The provisions of this Section 3(f) shall remain in effect until, in the opinion of counsel for MidCon, they are no longer required.

(g)                                 Legend on Certificates. As long as this Agreement shall continue in effect, the following legend shall be written, printed or stamped on all certificates for Shares:

“The transfer of shares represented by this certificate is restricted by the terms and conditions of an Agreement dated as of [                     ], among Knight Inc., Myria and MidCon LLC. A copy of said Agreement is on file at the office of MidCon LLC.”

(h)                                 Extension of Time. Any period of days for acceptance under Section 3(d)(i) or exercise of the option under Section 3(j) or Section 3(k) may be extended an additional 30 days in the event of a Regulatory Problem on the part of a Principal that desires to purchase the Shares.

(i)                                     Limitations. Shares may only be sold or transferred pursuant to Section 3(d) if the notice referred to in Section 3(d)(i) from the Selling Principal of its offer to sell the Shares to the other Principal is given by the Selling Principal to the other Principal any time after the fifth anniversary of the date of this Agreement. The limitations of this Section 3(i) shall not apply to any disposition of Shares upon foreclosure of a bona fide pledge or mortgage entered into pursuant to and in accordance with Section 3(e) or a disposition pursuant to and in accordance with Section 3(j).

(j)                                     Bankruptcy.

(i)                                     If an Affiliate holding Shares or a Principal (collectively, the “Non-Electing Principal”) suffers a Bankruptcy, the other Principal (the “Electing Principal”) shall thereafter have the option to purchase all of the Shares owned by the

15

Non-Electing Principal (the “Non-Electing Principal’s Shares”) for a cash purchase price equal to the fair market value, as determined in Section 3(j)(ii) below, of the Non-Electing Principal’s Shares on the last day of the month preceding the date on which the Bankruptcy shall have occurred. MidCon shall, and is authorized by the Principals to deliver, a notice to the other Principal that the Non-Electing Principal has suffered a Bankruptcy, and the determination of purchaser, time and place of closing and method of payment shall be conducted as set forth above in Section 3(d).

(ii)                                  If the Electing Principal elects to purchase the Non-Electing Principal’s Shares at the fair market value of the Non-Electing Principal’s Shares as permitted by Section 3(j)(i) above, such fair market value shall be an amount (which shall be conclusive and binding on MidCon and the Principals and their Affiliates) mutually agreed by investment bankers engaged by the Electing Principal and the Non-Electing Principal, respectively, and the Electing Principal and the Non-Electing Principal agree to engage their respective investment bankers as promptly as practicable for this purpose, and in any case within 30 days of the date on which the election was made by the Electing Principal. If one of the Principals has not appointed an investment banker within the 30 day period, or the two investment bankers have not mutually agreed on such fair market value within 30 days from the date on which the second of them was engaged, then the appointed investment banker or the two investment bankers, as the case may be, will select, no later than 40 days after the date on which the last of such investment bankers was engaged, a third investment banker to make such fair market value determination. The fair market value determination of the third investment banker shall be rendered within 30 days of such investment banker’s selection and shall be

16

conclusive and binding on MidCon and the Principals and their Affiliates. If the two investment bankers have not mutually agreed on such fair market value and have not appointed a third investment banker within the 40 day period above, the Principals will request that the Chief Judge of the United States District Court for the Southern District of New York appoint a nationally recognized investment banker with experience in the natural gas pipeline industry that has not provided any material amount of services to either Principal, MidCon or any of their respective Affiliates within the past three (3) years to determine such fair market value as provided above. Should the employment of a third investment banker or appointment of an independent investment banker by the Chief Judge of the United States District Court for the Southern District of New York be necessary, MidCon and the Non-Electing Principal shall each bear 50% of the cost of employing the third or independent investment banker.

(k)                                  Limited Forced Sale. In the event that the Operating Agreement is terminated by NGPL pursuant to Section 7.2(d) or 7.2(e) of such agreement, Myria shall have the option to purchase all of the Shares held by Knight for a cash purchase price equal to the fair market value, as determined in Section 3(j)(ii) above, of Knight’s Shares on the last day of the month preceding the date on which the qualifying termination shall be effective. Notice of the exercise of this option shall be given to Knight within 10 (ten) Business Days of the effectiveness of a qualifying termination of the Operating Agreement. The determination of time and place of closing and method of payment shall be conducted as set forth above in Section 3(d).

17

4.                                       Disposition of Myria Securities.

(a)                                  Myria covenants and agrees that its governing documents (including, without limitation, its certificate of incorporation, bylaws and investor rights agreement), which are binding on all owners of Myria Securities, shall provide that, (i) except for the permitted sales to Persons other than Restricted Persons by Babcock & Brown Myria Pty Ltd and BBIFNA AIV Two, LP prior to the second anniversary of the date of this Agreement described on Schedule 4 hereto, no Investor will directly or indirectly, by operation of law or otherwise (including without limitation any sale, merger, consolidation, amalgamation or share exchange of a Controlled Affiliate), sell or transfer or otherwise dispose of any Myria Securities to any Person prior to the date that is the fifth anniversary of the date of this Agreement (the “Investor Standstill Period”), and (ii) following the Investor Standstill Period, any Investor may sell or transfer or otherwise dispose of any of its Myria Securities to a third party, other than a third party (x) that is a Restricted Person or (y) that is, or is a Controlled Affiliate of, a Person named on a list to be delivered by Knight to Myria at least 6 months prior to the expiration of the Investor Standstill Period (which list shall consist of no more than 3 Persons and which may be updated no more often than once every 12 months by Knight in its sole discretion as long as Knight remains a Principal; provided that any update to such list shall not be applicable with respect to any bona fide proposed sale or transfer by any Investor for which Knight has received notice prior to the date of such update). Myria further covenants and agrees that it will not permit such provisions to be altered, amended, modified, rescinded or waived without the consent of Knight as long as Knight remains a Principal and that Myria will enforce such provisions.

(b)                                 It is understood that the term “sell, transfer or otherwise dispose of” with respect to the Myria Securities does not include any transfer pursuant to a sale or lease of all or substantially all the assets of any Investor or any merger, consolidation or amalgamation of any

18

Investor, provided that any transferee or successor (or, if applicable, the ultimate parent of any such transferee or successor) shall be bound by the terms of Myria’s governing documents that contain the restrictions set forth in clause (a) above. Notwithstanding the foregoing, if a significant purpose of the transaction described in the preceding sentence, or of the structure of such a transaction, is to effect the disposition of such Person’s Myria Securities or to avoid the restrictions set forth in this Section 4, then such transfer shall be treated as a transfer, sale or disposition that is subject to the restrictions set forth in this Section 4. Further, if the transferee or successor is a Restricted Person, it may not permit any of its directors, officers, employees, representatives or agents who have access to competitively sensitive confidential information about natural gas pipeline operations in North America to be involved in the management or control of MidCon or any of its Subsidiaries, or to receive competitively sensitive information of or regarding MidCon or any of its Subsidiaries, or any other information of or regarding MidCon or any of its Subsidiaries if the sharing of such other information is restricted by applicable law or regulation.

(c)                                  Nothing in this Agreement shall restrict the sale or transfer of the Myria Securities (i) among the Investors, (ii) to any fund or trust in which Babcock & Brown LP or its Affiliates is a manager or trustee, (iii) to any transferee of such Myria Securities as permitted pursuant to the terms of this Section 4 and (iv) to the Affiliates of such Investors or of any such transferee; provided that if the sale or transfer is made to any Person that is (or is an Affiliate of a Person that is) a Restricted Person, then, as a condition to such transfer, such purchaser or transferee must first agree in writing with each Principal and MidCon that it (w) will keep confidential and not disclose any information it obtains about MidCon or its Controlled Affiliates or their respective operations as an owner of Shares or Myria Securities or from MidCon, any

19

Controlled Affiliate of MidCon, any Principal or Affiliate of a Principal or Investor or Affiliate of an Investor and will use such information solely for the purpose of monitoring its investment in MidCon, (x) acknowledges and agrees to comply with the FERC Standards of Conduct rules and regulations, (y) will not reveal or otherwise act as a conduit for the information described in clause (w) above to any customer of NGPL or any Subsidiary of MidCon or to any owner or operator of a natural gas pipeline in North America, and (z) will act only as a passive investor with no management influence over MidCon or its Controlled Affiliates.

(d)                                 The provisions of this Section 4 shall not apply to any bona fide pledge or mortgage by any Investor or any Affiliate thereof of the Myria Securities owned or held by it or its rights under this Agreement if such pledge or mortgage is required or provided for under the terms of any mortgage, trust indenture or other agreement or amendment thereto now in effect or hereafter executed pursuant to which any unrelated third party indebtedness for borrowed money or securities of such Investor or Affiliate may be issued and outstanding, and any such pledge or mortgage may be made at any time without the consent of the Principal; provided, however, that any disposition of such Myria Securities upon foreclosure of such pledge or mortgage shall be governed by the provisions of this Agreement and, as provided in Section 4(a), by the provisions of Myria’s governing documents (except in each case the limitations of the Investor Standstill Period shall not apply), and that the documents creating any such pledge or mortgage must so provide.

(e)                                  Any attempted sale or transfer of Myria Securities other than in accordance with this Agreement and the governing document provisions described in Section 4(a) will be void and will not be recognized by Myria, and the governing documents of Myria will so provide.

20

5.                                       Competitive Activities and Expansion or Extension Opportunities.

(a)                                  Competitive Activities. No Indemnitee (as defined in the MidCon LLC Agreement), Shareholder (as defined in the MidCon LLC Agreement), Affiliate or Investor thereof shall be expressly or implicitly restricted or proscribed pursuant to this Agreement, by Law or otherwise, from engaging in other activities for profit, whether in the businesses engaged in by MidCon, any Shareholder or any of their respective Subsidiaries or joint ventures or anticipated to be engaged in by MidCon, any Shareholder or any of their respective Subsidiaries or joint ventures. Without limitation of and subject to the foregoing, (a) nothing in this Agreement shall be construed to require any director to manage MidCon or any of its Subsidiaries or joint ventures as his or her exclusive function, (b) nothing in this Agreement shall be construed to require any officer to serve as an officer of MidCon or any of its Subsidiaries or joint ventures as his or her exclusive function, and (c) each Indemnitee, Shareholder, Investor or Affiliate thereof shall have the right to engage in businesses of every type and description and to engage in and possess an interest in other business ventures of any and every type or description, independently or with others, including, without limitation, business interests and activities in direct competition with MidCon, any Shareholder or any of their respective Subsidiaries or joint ventures, and none of the same shall be deemed wrongful or improper or shall breach any duty, express or implied, to MidCon, any Shareholder or any of their respective Subsidiaries or joint ventures. By way of example and not limitation, the Shareholders acknowledge and agree that Knight, including its officers and directors, who may also be officers or directors of MidCon or its Subsidiaries, whether directly or through its Subsidiaries and/or joint ventures, plans to and will actively pursue business opportunities that could be considered an extension of, or in active competition with, the business of MidCon or any of its Subsidiaries or joint ventures, and

21

nothing in this Agreement precludes Knight, including its officers and directors, who may also be officers or directors of MidCon or its Subsidiaries, its Subsidiaries and/or joint ventures from pursuing any business activity such entity chooses to pursue based on its sole judgment. Neither MidCon, the Shareholders nor any other Person shall have any rights by virtue of this Agreement or the relationship created hereby, by Law or otherwise, in any business ventures of any Indemnitee or Shareholder or Affiliate thereof or to the income or proceeds derived therefrom, and such Indemnitees, Shareholders or Affiliates thereof shall have no obligation to offer any interest in any such business ventures to MidCon, any Shareholder, any Investor or any of their respective Subsidiaries or joint ventures or any other Person.

(b)                                 Expansion or Extension Opportunities. Notwithstanding the foregoing, no Shareholder will acquire or construct an Expansion or Extension Opportunity unless such opportunity has first been offered to MidCon and the MidCon Board of Directors has not approved such opportunity as follows:

(i)                                     the Shareholder who wishes to pursue the opportunity shall provide written notice (an “Opportunity Notice”) to MidCon, the chairman of the Board of Directors of MidCon, and the other Shareholder, which shall describe the opportunity in detail and include information regarding the projected investment and development costs for and timing of the opportunity and any pro forma information on the operations of the project involved in the opportunity that is available to such Shareholder;

(ii)                                  within 30 days after the receipt of the Opportunity Notice, MidCon may decide to pursue such opportunity by providing written notice to the sending Shareholder, in which case MidCon or its Subsidiaries must use commercially reasonable efforts to promptly and diligently pursue such opportunity; and

22

(iii)                               if MidCon does not provide notice of its decision to pursue such opportunity within the 30 day period set forth above, or if MidCon or its Subsidiaries do not, or cease to, use commercially reasonable efforts to promptly and diligently pursue such opportunity, the sending Shareholder may pursue the opportunity without breaching this Agreement or any duty, express or implied, to MidCon, any Shareholder or any of its Affiliates or any Investor hereunder.

For the avoidance of doubt, no Shareholder may acquire or construct an Expansion or Extension Opportunity through a Subsidiary, except in accordance with this Section 5(b). Notwithstanding the foregoing, this Section 5(b) is not intended to and does not bind or restrict in any way Kinder Morgan G.P., Inc., Kinder Morgan Management, LLC, Kinder Morgan Energy Partners, L.P. and any of their respective Subsidiaries or joint ventures or other entities in which they own an interest. Knight agrees that it will not own an interest in such joint ventures or other entities directly, or indirectly except through Kinder Morgan G.P., Inc., Kinder Morgan Management, LLC, Kinder Morgan Energy Partners, L.P. or any of their respective Subsidiaries. The terms of this Section 5(b) shall remain applicable to Knight for a period of two years following the date, if any, on which Knight consummates the sale, transfer or other disposition of, or otherwise ceases to own, all of its Shares.

6.                                       Performance of Agreements. Each of the Principals hereby agrees, on behalf of itself and any Affiliate or Investor which owns and holds Shares of MidCon, that it or such Affiliate or Investor will at all times vote as a shareholder of MidCon, and use all reasonable efforts to cause those individuals whom it or such Affiliate or Investor has elected to the Board of Directors of MidCon (or any Subsidiary of MidCon) to vote as directors of MidCon (or such Subsidiary), in such a manner as to ensure that the terms and intentions of this Agreement and

23

the MidCon LLC Agreement (and such Subsidiary’s organizational documents) are carried out and observed. The parties hereby agree and acknowledge that no Investor owes any fiduciary duties to Knight or MidCon and that neither Knight, MidCon nor any of their respective Subsidiaries or Affiliates owes any fiduciary duty to any Investor.

7.                                       Operating Matters.

(a)                                  MidCon shall establish and maintain its principal business and operating office at 500 Dallas Street, Suite 1000, Houston, Texas 77002, until such time as such principal office may be changed by the Operator under the Operating Agreement, or if Knight is no longer serving as Operator under the Operating Agreement, by the Board of Directors of MidCon.

(b)                                 The Operating Agreement shall provide that promptly following request by any Principal or any Investor to the Operator, for purposes of determining whether a proposed transfer would be to a customer, the Operator shall provide such Principal or Investor with a copy of the then-current list of customers of NGPL and any other Subsidiary of MidCon that owns or operates a natural gas pipeline in North America. Such Principal or Investor is entitled to rely on the contents of such customer list (for a period of 6 months) for purposes of compliance with the terms of Sections 3 and 4 hereto relating to transfers to or ownership by customers and shall have no liability under this Agreement for any breach of such terms of Sections 3 and 4 hereto resulting from such reliance. Such Principal or Investor will keep such customer list confidential and shall only use it for the purposes provided in this Section 7(b).

8.                                       Term of Agreement. This Agreement shall continue in effect for an initial term of 15 years from the date of this Agreement (unless prior to such date one Principal shall have purchased all of the Shares of the other Principal and its Affiliates or Investors pursuant to the other provisions hereof) and thereafter for so long as the Shares of MidCon shall be held by at

24

least two Principals or Affiliates or Investors thereof. In the event that a Principal shall sell all of its Shares and those of its Affiliates and Investors pursuant to Section 3, such selling Principal shall cease to be a Principal within the meaning of this Agreement and shall no longer be bound by the provisions of this Agreement, except as expressly provided in Section 5(b).

9.                                       Notice. Any notice, request, instruction, correspondence or other document to be given hereunder by any party to another (herein collectively called “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgement of receipt or mailed by certified mail, postage prepaid and return receipt requested, or by telecopier or by e-mail, as follows:

To Knight:	Knight Inc.
500 Dallas Street, Suite 1000
Houston, Texas 77002
Attention: Joseph Listengart
Telecopier: 713-495-2737
E-mail: joe_listengart@kindermorgan.com

with a copy (that shall not constitute Notice) to:
Bracewell & Giuliani LLP
711 Louisiana Street, Suite 2300
Houston, Texas 77002-2781
Attention: Gary W. Orloff
Telecopier: 713-221-2166
E-mail: gary.orloff@bgllp.com

To Myria:	Myria Acquisition Inc.
c/o Babcock & Brown LP
2 Harrison Street
San Francisco, CA 94105
Attention: Office of the General Counsel
Telecopier: 415-267-1500
E-mail:

25

with a copy (that shall not constitute Notice) to:
Dewey & LeBoeuf LLP
125 West 55th Street
New York, New York 10019
Attention: Sheri E. Bloomberg
Telecopier: 212-424-8500
E-mail: sbloomberg@dl.com

and to:

Babcock & Brown LP
885 Second Avenue
New York, NY 10017
Attention: Dennis Mahoney
Telecopier: 212-935-8949
E-mail: dennis.mahoney@babcockbrown.com

To MidCon:	MidCon LLC
500 Dallas Street, Suite 1000
Houston, Texas 77002
Attention: Joseph Listengart
Telecopier: 713-495-2737
E-mail: joe_listengart@kindermorgan.com

with a copy (that shall not constitute Notice) to:
Bracewell & Giuliani LLP
711 Louisiana Street, Suite 2300
Houston, Texas 77002-2781
Attention: Gary W. Orloff
Telecopier: 713-221-2166
E-mail: gary.orloff@bgllp.com

Notice given by personal delivery or courier shall be effective upon actual receipt. Notice given by mail shall be effective upon actual receipt or, if not actually received, the fifth business day following deposit with the U.S. Post Office. Notice given by telecopier shall be confirmed by appropriate answerback, and Notice given by telecopier or by e-mail shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business

26

hours. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

10.                                 Arbitration. Any dispute, controversy or claim between the Principals, their Affiliates and Investors, MidCon and any other party hereto arising out of this Agreement shall be settled pursuant to the provisions in Article 9 of the Operating Agreement.

11.                                 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

12.                                 Severability. If any one or more of the provisions contained in this Agreement or in any other document delivered pursuant hereto shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement or any other such document. If any provision of this Agreement is for any reason, held to be invalid, illegal or unenforceable, but would be valid, legal and enforceable if minor changes were made, there shall be deemed to be made such minor changes, and only such minor changes, as are necessary to make it valid, legal and enforceable.

13.                                 Governing Law. The provisions of this Agreement and the documents delivered pursuant hereto shall be governed by and construed and enforced in accordance with the laws of the State of Delaware (excluding any conflicts-of-law rule or principle that might refer same to the laws of another jurisdiction), except to the extent that same are mandatorily subject to the laws of another jurisdiction pursuant to the laws of such other jurisdiction.

27

14.                                 Headings and Construction. The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit or aid in the construction of any term or provision hereof. It is the intention of the parties that every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting party), it being understood that the parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.

15.                                 Successors Bound. Except as set forth herein, neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned, by operation of law or otherwise, by any party without the consent of the other parties, and any attempted assignment without such consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

16.                                 No Amendment or Waiver. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement or a breach hereof shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

17.                                 Legal Counsel Relationships. MidCon and the Principals acknowledge and agree that Bracewell & Giuliani LLP has represented Knight and its subsidiaries in connection with the Purchase Agreement and this Agreement and other transactions and agreements related hereto (the “Transactions”). Except for Bracewell & Giuliani LLP’s representation of Knight and its subsidiaries with respect to the Transactions, no attorney-client relationship exists between

28

Bracewell & Giuliani LLP on the one hand and the other Principal and/or its Affiliates or Investors, on the other hand.

18.                                 Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.

29

IN WITNESS WHEREOF, Knight, Myria and MidCon have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first above written.

KNIGHT INC.

By:
Name:
Title:

MYRIA ACQUISITION INC.

By:
Name:
Title:

MIDCON LLC

By:
Name:
Title:

EXHIBIT E

MidCon Debt Term Sheet

Issuer	MidCon or a newly formed wholly owned subsidiary of MidCon.

Securities Offered

$                 aggregate principal amount of notes, consisting of:

    •   $               principal amount of          % senior notes due 20[    ].

    •   $               principal amount of          % senior notes due 20[    ].

    •   $               principal amount of          % senior notes due 20[    ].

Maturity Date	20[ ] notes - , 20[ ]. 20[ ] notes - , 20[ ]. 20[ ] notes - , 20[ ].

Interest Payment Dates	and of each year, beginning on , 2008.

Optional Redemption

Upon 30 days’ notice to noteholders, we may redeem the notes of each series for cash in whole, at any time, or in part, from time to time, prior to maturity, at a redemption price that includes accrued and unpaid interest and a make-whole premium.

Special Mandatory Redemption

If, for any reason, the purchase and sale of the MidCon shares has not closed by [          ], 2008, we must redeem all of the outstanding notes at a price of 100% of the aggregate principal amount outstanding, plus accrued and unpaid interest.

Ranking

The notes will be our unsecured senior obligations and will rank equally with any other unsecured senior indebtedness that we may incur and will be effectively junior to any of our secured debt and any secured debt of our subsidiaries to the extent of the value of the assets securing the debt, and structurally subordinated to the debt of our subsidiaries.

Use of Proceeds

We estimate that we will receive net proceeds of approximately $         billion from this offering. If the closing of the purchase and sale of the MidCon shares occurs, we will use the net proceeds from the sale of the notes to retire intercompany indebtedness owed to Knight Inc.

Certain Covenants	We will issue the notes under a fiscal agency agreement with [U.S. Bank National Association], as fiscal agent. The fiscal agency agreement includes certain covenants,

 including limitations on:

•   liens by MidCon and its Significant Subsidiaries;

•   sale-leasebacks by MidCon and its Significant Subsidiaries;

•   our incurrence of additional indebtedness (under an incurrence test based on capital structure at the time of the incurrence);

•   the incurrence of indebtedness by NGPL; and

•   our ability to merge or consolidate with another entity or to sell our assets;

•   permitted lines of business of MidCon and its Significant Subsidiaries;

•   changes of control of MidCon that result in a downgrade of MidCon’s credit ratings (provided that the acquisition, transfer or other disposition of MidCon shares shall not trigger any change of control provisions unless it involves 50% or more of the outstanding MidCon voting equity); and

•   delivery of quarterly and annual financial information.

These covenants are subject to a number of important exceptions, limitations and qualifications.

Transfer Restrictions

The offering and sale of the notes will not be registered under the Securities Act or under any state securities laws, and the notes will be offered and sold only to persons that are “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act, in reliance upon the exemption from registration provided by Rule 144A, and to non-U.S. persons in compliance with Regulation S.

Fiscal Agent	[U.S. Bank National Association].

No Public Trading Market	We do not intend to list the notes on any securities exchange or to arrange for quotation on any automated dealer quotation system.

Other	There will be no scheduled amortization, no step-up pricing and no restrictions on dividend payments.

2

EXHIBIT F

TAX ALLOCATION AGREEMENT

Tax Allocation Agreement (the “Agreement”) dated as of the [  ]th day of [  , 2007], among

[AcqCo], MidCon LLC, and Natural Gas Pipeline Company of America

WITNESSETH

WHEREAS, [AcqCo] (“AcqCo”) is a Delaware corporation;

WHEREAS, AcqCo is the parent of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and each of MidCon LLC, a Delaware limited liability company (“MidCon”), and Natural Gas Pipeline Company of America, a Delaware corporation and a wholly owned direct subsidiary of MidCon (“NGPL”) (each a “Subsidiary Member” and each including AcqCo a “Member”), is an includible corporation of said affiliated group (the “Group”) that will be included in the Group’s consolidated federal income tax returns for the taxable year ended [December 31, 2007,] and for all future taxable years for which they are eligible to be so included (the “Consolidated Period”);

and

WHEREAS, pursuant to this Agreement the Members wish to allocate the consolidated U.S. federal income tax liability of the Group among the members of the Group in a fair and equitable manner;

NOW THEREFORE, in consideration of the premises and the mutual covenants herein, the parties hereby agree as follows:

1.                                       Consolidated Return Election and Preparation

AcqCo and the Subsidiary Members will file consolidated federal income tax returns so long as they are eligible to file such returns under the Code or until such time as they elect not to file such returns in compliance with the Treasury Regulations pursuant to Section 1504 of the Code. The Subsidiary Members agree to file such consents, elections and other documents and take such other actions as may be necessary or appropriate to carry out the purposes of this paragraph 1 as directed by AcqCo. For each taxable year for which a consolidated federal income tax return is filed by the Group, AcqCo agrees (a) to prepare or cause to be prepared and to file such return and all consents, elections and other appropriate documents as may be necessary or appropriate on behalf of the Group and, (b) as common parent of the Group, to make federal income tax payments on behalf of the Group, in a timely manner.

2.                                       Tax Liability Calculation; Payment Responsibility

(a)                                  With respect to federal income taxes, (i) MidCon, NGPL, and any other direct or indirect subsidiaries of MidCon that are includible corporations within the meaning of Sections 1504(a) and (b) of the Code determined as if MidCon were a common parent corporation (each a “MidCon Entity,” and collectively the “MidCon Group”) shall compute its consolidated return tax liability for each taxable year; and (ii) AcqCo and any other direct or indirect subsidiaries (including the Subsidiary Members) of AcqCo that are includible corporations within the meaning of Sections 1504(a) and (b) of the Code determined as if AcqCo were a common parent corporation (each an “AcqCo Entity,” and collectively the “AcqCo Group”) shall do the same. For purposes of this paragraph 2(a), the MidCon Group’s consolidated federal income tax liability and the AcqCo Group’s consolidated federal income tax liability for any taxable year shall be equal to the federal income tax liability (including any alternative minimum tax liability) each such group would have incurred had it never been included in a consolidated federal income tax return with (1) in the case of the MidCon Group, AcqCo as the common parent and (2) with respect to the AcqCo Group, the MidCon Group, and, in each case, had it filed separately a consolidated tax return for the taxable year, or portion thereof. In computing the consolidated federal income tax liability of the MidCon Group and AcqCo Group pursuant to this paragraph 2(a), the Code shall apply for purposes of making such computation and the MidCon Group and AcqCo Group shall be entitled to those deductions, credits, and similar items to which they would have been entitled if they were never a member of the Group, provided that, (A) the method of computing the consolidated federal income tax liability of the MidCon Group and the AcqCo group shall be determined in a manner consistent with the methods of accounting and with any elections made in computing the consolidated federal income tax liability of the Group, (B) the MidCon Group and the AcqCo Group shall not take into account any losses or credits to the extent the use of such losses or credits by the Group is subject to limitations imposed by Sections 267, 382, 383 or 1502 and the Treasury Regulations promulgated thereunder, and (C) such liability shall not take into account any deductions, losses, income or gain attributable to deferred intercompany transactions until such income, gain, deduction or loss is actually recognized by the Group. For the avoidance of doubt, the federal income tax liability of the MidCon Group as calculated pursuant to this paragraph shall not take into account any losses, credits or deductions (including any carry forward or carry back of such amounts) of AcqCo or any AcqCo Entity.

(b)                                 Each MidCon Entity and AcqCo Entity shall compute its own federal income tax liability on a separate company basis in a manner consistent with the provisions of paragraph 2(a) above; provided, that each MidCon Entity shall compute its tax liability on the basis that it was not a part of the MidCon Group and each AcqCo Entity shall compute its tax liability on the basis that it was not a part of the AcqCo Group.

(c)                                  MidCon shall pay to AcqCo an amount equal to the consolidated federal income tax liability of the MidCon Group as computed under paragraph 2(a). Each MidCon Entity (other than MidCon) shall pay to MidCon and each AcqCo Entity (other than AcqCo and the MidCon Entities) shall pay to AcqCo an amount equal to such entity’s separate return tax liability as computed under paragraph 2(b). MidCon shall not be liable for any penalties or interest imposed on the Group to the extent such penalty and interest relates solely to the tax liability of the AcqCo Group as determined in accordance with Section 2(a) and then, only to the extent such interest or penalties is not due to or resulting from any action or inaction of a MidCon Entity.

(d)                                 If for any taxable period the MidCon Group has a net item of credit or loss that either (i) reduces the consolidated federal income tax liability of the Group below the amount that would have been payable with respect to that taxable period had the MidCon Group not incurred such items of credit or loss, or (ii) results in a carry back of such net item of credit

2

or loss that reduces the prior consolidated federal income tax liability of the Group, then AcqCo shall pay the amount of such reduction to MidCon. To the extent that such items of credit or loss do not reduce the consolidated federal income tax liability of the Group, but result in a consolidated federal income tax credit carry forward or a net operating loss carry forward, no payment pursuant to this provision will be made until such loss or credit actually reduces the tax liability of the Group. Any items of credit or loss which are not used to reduce the consolidated federal income tax liability of the Group and for which the MidCon Group has not been paid shall be retained by the MidCon Group for possible future use in computing its separate return tax liability. Any items of credit or loss for which the MidCon Group has been paid shall not be used by such party or any MidCon Entity in computing its separate return tax liability for any taxable period under paragraph 2(b).

3.                                       Timing and Method of Payment

(a)                                  Payments under paragraph 2(c) by MidCon to AcqCo shall in each case be made on a quarterly basis (within 30 days prior to the date on which installments of estimated tax are required to be paid by the Group) and such payments shall be based on estimates of the MidCon Group’s consolidated federal income tax liability for the full taxable year or other period prepared by the MidCon Group and approved by AcqCo. However, if the sum of all payments for any year made by MidCon exceeds the MidCon Group’s consolidated federal income tax liability for such year, AcqCo shall, as soon as practicable, but in all events within 30 days after the filing by AcqCo of the consolidated federal income tax return for such year (taking into account any available extensions), pay such excess amount to MidCon. The principles of this paragraph 3(a) shall apply to payments required to be made by the MidCon Entities to MidCon and AcqCo Entities to AcqCo pursuant to paragraph 2(c) and such payments shall be made in a manner consistent with the provisions of this paragraph.

(b)                                 Payments under paragraph 2(d)(i) shall be made within 30 days after the filing by AcqCo of the consolidated federal income tax return as to which the consolidated federal income tax payable is reduced by such credit or loss. Payments under paragraph 2(d)(ii) shall, to the extent attributable to a tax refund from the Internal Revenue Service (the “Service”) based upon a timely filed refund claim with respect to a carry back of loss or credit of the MidCon Group, be paid by AcqCo to MidCon within 30 days of a receipt of such refund by AcqCo.

4.                                       Subsequent Adjustment

If any item of income, gain, loss, deduction or credit of a Member or the Group is changed or adjusted for any taxable year, then the amount of the payment made under this Agreement shall be adjusted, in accordance with the principles of this Agreement, to conform to the restated item of income, gain, loss, deduction or credit. In addition, interest and penalties shall be paid, either by or to a Member as appropriate, after taking into account interest and penalties, if any, paid by or to the Service with respect to such change or adjustment. All payments under this paragraph 4 shall be made within 30 days after (i) the final resolution of the matter to which the relevant adjustment or change relates either with the Service or in court, as applicable, or (ii) if the change or adjustment did not arise as a result of any claim by the Service, the filing of an amended consolidated federal income tax return of the Group reflecting the

3

relevant adjustment or change, even if such event occurs after MidCon ceases to be a Member of the Group.

5.                                       Indemnification

(a)                                  AcqCo shall be liable for and indemnify the MidCon Group from and against all liability for taxes of any Member or former member of the AcqCo Group or any person that is or was affiliated with any member of a consolidated group including an AcqCo Entity.

(b)                                 The MidCon Group shall be liable for and indemnify AcqCo and the AcqCo Group from and against all liability for taxes of any Member or former member of the MidCon Group or any person that is or was affiliated with any member of a consolidated group including a MidCon Entity.

6.                                       Arbitration

The parties hereto agree to submit any dispute involving determinations under this Agreement to an independent nationally recognized public accounting firm (the “Accountants”) which determination shall be final. The cost of engaging the Accountants for any such determination shall be borne by the party or parties whose position does not prevail in the determination or, if there is no party or parties that prevail in all respects, the cost shall be borne by the parties to the dispute in an equitable manner determined by the Accountants.

7.                                       Termination

(a)                                  Except as otherwise provided in this Agreement, the Agreement shall terminate between AcqCo and a Member if:

(1)          AcqCo and such Member agree in writing to such termination; or

(2)          A Member fails to be included in a consolidated federal income tax return filed by AcqCo for any taxable year as a result of a determination by AcqCo, in its reasonable discretion, that such Member is not permitted to file a consolidated federal income tax return with AcqCo.

(b)                                 In the event that a Member ceases to be included within the Group (a “Deconsolidation”), the rights and obligations of such Member and AcqCo shall survive with respect to taxable years including, or ending on or before, the date of such Deconsolidation. In addition, such deconsolidating Member may not carry back any tax attribute arising after such Deconsolidation to any tax year during which such Member was part of the Group unless required by law, provided however, that if such carry back occurs, such Member shall be compensated for the Group’s use of such tax attribute arising after the Deconsolidation consistent with the provisions of paragraph 2(d).

(c)                                  In the event of a Deconsolidation resulting from a determination by the IRS or a court that such Member was not properly included in the Group (a “Deconsolidation Determination”), the net payments received by or from such Member under this Agreement shall

4

be returned to (i) such Member (to extent such Member made net payments under this Agreement to AcqCo) or (ii) AcqCo (to the extent AcqCo made net payments under this Agreement to such Member), in either case with respect to such periods affected by the Deconsolidation Determination.

(d)                                 The termination of this Agreement as to any Member in accordance with the provisions of paragraph 7 hereof shall not affect this Agreement as regards AcqCo and any other Member.

(e)                                  The indemnification provisions of paragraph 5 shall survive the termination of this Agreement.

(f)                                    Notwithstanding the termination of this Agreement pursuant to the provisions of this paragraph 7, all material, including, but not limited to, returns, supporting schedules, work papers, correspondence and other documents, relating to the consolidated federal income tax return shall be made available by the party in possession of such material to each other party to this Agreement, at such other party’s expense, during regular business hours.

8.                                       Effective Date

This Agreement shall be effective for all taxable years ending on or after [December 31, 2007].

9.                                       Miscellaneous Provisions

(a)                                  This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein. No alteration, amendment or nullification of any of the terms of this Agreement shall be valid unless made by an instrument signed in writing by an authorized officer of each party hereto.

(b)                                 This Agreement has been made in and shall be construed and enforced in accordance with the laws of the State of New York from time to time obtaining.

(c)                                  This Agreement shall be binding upon and inure to the benefit of each party hereto and their respective successors and assigns.

(d)                                 In the event (i) any entity is added to or (ii) any entity (including any Member) is deleted from the Agreement hereafter, each party hereto must agree to any such addition or deletion upon the execution of an amendment to the Agreement.

(e)                                  The principles of this agreement shall apply to any consolidated, combined, unitary or similar tax return that may be filed with respect to any state or local jurisdiction that includes AcqCo and at least one other Member.

(f)                                    Each Subsidiary Member shall pay to AcqCo its reasonable share of any costs incurred by AcqCo associated with (i) the preparation and filing of tax returns for the Group and (ii) any examination, audit, contest, litigation or similar action with respect to any tax return filed pursuant to this Agreement.

5

(g)                                 This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Signatures appear on the following page

6

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ACQCO

By:
Title:

MIDCON LLC

By:
Title:

NATURAL GAS PIPELINE COMPANY OF AMERICA

By:
Title:

7

EXHIBIT G

COMMONWEALTH BANK OF AUSTRALIA, NEW YORK BRANCH

ACN 123 123 124

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER CBANY LOC [•]

DATED DECEMBER [•], 2007

COMMONWEALTH BANK OF AUSTRALIA, NEW YORK BRANCH (the “Bank”) hereby issues its Irrevocable Standby Letter of Credit on behalf of [Applicant] (the “Applicant”) in favor of Knight Inc., a Kansas corporation (the “Beneficiary”), with an address at 500 Dallas Street, Suite 1000, Houston, Texas 77002, in an amount equal to USD150,000,000 (“Stated Amount”).

Expiry Date

March [•], 2008; provided, however that this Letter of Credit may be cancelled prior to the Expiry Date if (i) the Bank shall have received a written statement of Applicant and Beneficiary certifying that a Closing shall have occurred or (ii) the Applicant shall have presented this Letter of Credit to Bank for cancellation.

Place of Expiry	New York, New York, USA

Available only at	Commonwealth Bank of Australia, New York Branch 599 Lexington Avenue 17th Floor New York, New York 10022

By Drafts on	Commonwealth Bank of Australia, New York Branch 599 Lexington Avenue 17th Floor New York, New York 10022

Payable at	Second or third Business Day after presentation

Enfaced	Drawn under Commonwealth Bank of Australia, New York Branch Irrevocable Standby Letter of Credit Number CBANY LOC [•], dated December [•], 2007

Orders for payment under this Letter of Credit must require payment to be made to an account with a financial institution in the name of the Beneficiary or as directed by the Beneficiary or to the order of the Beneficiary, must be delivered to the Bank at the place specified above from time-to-time on or before 5:00 p.m. (New York City time) on the Expiry Date and be accompanied by a written declaration stating that:

a)                                      the declarants are the Chairman of the Beneficiary, and the General Counsel of the Beneficiary making the statement on behalf of the Beneficiary;

b)                                     the declarants have the authority to make the declaration on behalf of the Beneficiary;

c)                                      the declaration is given under Letter of Credit Number CBANY LOC [•];

d)                                     the amount claimed is not more than the maximum amount available under Letter of Credit Number CBANY LOC [•], dated December [•], 2007;

e)                                      either:

(i)  the Beneficiary is entitled to receive the Buyer Termination Fee in accordance with Section 11.5 of the Purchase Agreement between the Applicant and the Beneficiary dated as of December [•], 2007 (the “Purchase Agreement”); and

any one of the following:

(1)           a statement that (i) a Satisfied Conditions Decision from the Arbitrator appointed under Article 10 of the Purchase Agreement has been delivered or deemed to have been issued or delivered and (ii) notice of termination of the Purchase Agreement by the Beneficiary under Section 11.1(g) thereof has been duly and validly given;

(2)           a statement that (i) there has been a court decision meeting the requirements of Section 11.5(a)(i) of the Purchase Agreement and (ii) notice of termination of the Purchase Agreement under Section 11.1(c), (d), (e) or (f) thereof has been duly and validly given; or

(3)           a statement that a letter executed by the Beneficiary and the Applicant mutually agreeing to the payment of the Buyer Termination Fee to the Beneficiary;

or

(ii)           this Letter of Credit will expire on March [    ], 2008, which date is within ten (10) days of the date of such declaration and this Letter of Credit has not been extended or replaced with another letter of credit in accordance with the terms of the Purchase Agreement; and

f)             the Beneficiary has simultaneously delivered a copy of this statement to the Applicant.

The form of  draft is attached as Appendix A.

2

Payment shall be made by the Bank in the amount specified in the Beneficiary’s declaration (up to the maximum amount then available under the Letter of Credit) (a) if a drawing is made by the Beneficiary hereunder at or prior to 1:00 p.m. (New York City time) on a Business Day (as defined below), not later than 5:00 p.m. (New York City time) on the second succeeding Business Day, or (b) if a drawing is made by the Beneficiary hereunder after 1:00 p.m. (New York City time) on a Business Day, not later than 10:00 a.m. (New York City time) on the third succeeding Business Day, provided, in each case, such drawing and the documents presented therewith conform to the terms and conditions hereof.  As used herein, “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to be closed.

Multiple drawings under this Letter of Credit are not allowed.  This Letter of Credit is to be surrendered to the Bank promptly after the making of a drawing.  Presentation of documents by facsimile are acceptable, and the Applicant and Beneficiary agree that the Bank may act upon any such transmission without the need of obtaining the original of any such transmission.

There is no responsibility on the part of the Bank to investigate the authenticity of the declaration or the capacity or entitlement of the declarants to make the declaration.

All bank charges for this Letter of Credit are for the account of the Applicant or otherwise instructed by the Applicant.

Beneficiary may change its address for the purposes of notice by delivering written notice to the Bank at:

Commonwealth Bank of Australia, New York Branch
599 Lexington Avenue
17th Floor
New York, New York 10022

This Letter of Credit is not transferable.

This Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (2007 Revision) International Chamber of Commerce Brochure Number 600 (the “UCP”).  As to matters not governed by the UCP, this Letter of Credit shall be governed by and construed in accordance with the laws of the State of New York, including without limitation the Uniform Commercial Code as in effect in the State of New York, without regard to principles of conflict of laws.

The Bank agrees with the Beneficiary that drafts drawn under and in compliance with the terms of this Letter of Credit are payable as set forth above.

On behalf of Commonwealth Bank of Australia, New York Branch.

Authorized Signatory

3

Appendix A

FORM OF DRAFT

DRAFT

DRAWN UNDER IRREVOCABLE STANDBY LETTER OF CREDIT
NUMBER CBANY LOC [•] DATED DECEMBER [•], 2007 ISSUED
BY COMMONWEALTH BANK OF AUSTRALIA, NEW YORK BRANCH
(ACN 123 123 124)

Date:	, 200	$

To:	Commonwealth Bank of Australia, New York Branch
599 Lexington Avenue
17th Floor
New York, New York 10022

Pay  in accordance with the terms of the Letter of Credit to the order of [•]

The amount of                                    and     /100 dollars ($                    ).

This draft is drawn under Irrevocable Standby Letter Of Credit Number CBANY LOC [•] dated December [•], 2007 issued by Commonwealth Bank Of Australia, New York Branch, (ACN 123 123 124) for the benefit of Knight Inc. and for the account of [Applicant].

KNIGHT INC.

By:
Its Duly Authorized Representative
500 Dallas Street, Suite 1000
Houston, Texas 77002